As filed with the Securities and Exchange Commission on March 1, 2004
                                                     Registration No. 333-112153

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               SE Financial Corp.
          -------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)


            Pennsylvania                    6035                 57-1199010
---------------------------------      -----------------     -------------------
(State or other jurisdiction           (Primary SIC No.)     (I.R.S. Employer
of incorporation or organization)                            Identification No.)

       1901-03 East Passyunk Avenue, Philadelphia, Pennsylvania 19148-2220
                                  215-468-1700
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                         Mr. Frank S. DePaolo, President
       1901-03 East Passyunk Avenue, Philadelphia, Pennsylvania 19148-2220
                                  215-468-1700
          -------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:

      Samuel J. Malizia, Esq.               Kent Krudys, Esq.
      Tiffany A. Hasselman, Esq.            LUSE GORMAN POMERENK & SCHICK, P.C.
      MALIZIA SPIDI & FISCH, PC             5335 Wisconsin Avenue, NW
      1100 New York Ave., N.W.              Suite 400
      Suite 340 West                        Washington, DC 20015-2005
      Washington, D.C.  20005               (202) 274-2000
      (202) 434-4660

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.
[  ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.
[  ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                             [SE Financial Corp. logo]

                               SE FINANCIAL CORP.
        (Proposed Holding Company for St. Edmond's Federal Savings Bank)

                     Up to 2,012,500 Shares of Common Stock

         SE Financial Corp. is offering for sale up to 2,012,500 shares of common stock at $10.00 per share in connection with the conversion of St. Edmond's Federal Savings Bank from a federal mutual savings bank to a federal stock savings bank. As part of the conversion, St. Edmond's Federal Savings Bank will become a wholly-owned subsidiary of SE Financial Corp.


         We are offering for sale up to 2,012,500 shares of common stock. We may sell up to 2,314,375 shares because of changes in the market and general financial and economic conditions without notifying prospective purchasers. We must sell a minimum of 1,487,500 shares in order to complete the offering. ^ Purchases of stock in the offering by our directors and executive officers will be counted toward such minimum. The maximum purchase for any person, or persons through a single account, is 10,000 shares. The minimum purchase is 25 shares. The subscription offering is expected to terminate on ___________, 2004 at 12:00 noon, eastern time. We may extend this termination date without notice to you until ___________, 2004. To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a syndicated community offering. The community offering, if any, may commence concurrently with, during or subsequent to the completion of the subscription offering, and a syndicated community offering, if any, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. Once submitted, orders placed in the subscription, community or syndicated community offerings are irrevocable unless the ^ offerings are terminated or extended beyond ___________, 2004. ^ We may request permission from the Office of Thrift Supervision to extend the offerings beyond ____________, 2004, but in no event may the subscription, community or syndicated community offerings be extended beyond ___________, 2006. Funds received prior to completion of the offering will be held in an escrow account at St. Edmond's Federal Savings Bank and will earn interest at the savings account rate. In the event the offering is terminated, funds will be promptly returned with interest.


         There is currently no public market for the stock. SE Financial Corp. anticipates that the stock will be quoted on the OTC Electronic Bulletin Board. See Market for the Stock on page ___ of this document.

         Sandler O'Neill & Partners, L.P. will use its best efforts to assist us in selling our common stock. Sandler O'Neill & Partners, L.P. is not obligated to purchase any of the common stock that is being offered.


This investment involves risk, including the possible loss of principal. ^ Please read "Risk Factors" beginning on page __.


                                                                     Minimum            Maximum         Maximum, as
                                                                     -------            -------         -----------
                                                                                                         Adjusted
                                                                                                         --------

Number of ^ shares........................................          1,487,500         2,012,500          2,314,375
^ Underwriting commissions and other offering expenses....           $437,000          $485,000           $513,000
Estimated ^ net proceeds..................................        $14,438,000       $19,640,000        $22,630,750
Estimated ^ net proceeds per share........................              $9.71             $9.76              $9.78

1 At the maximum of the offering range, includes underwriting commissions and expenses of approximately $281,000.
2 Consists of the estimated expenses of $232,000, which includes legal, accounting, appraisal, printing, postage, and filing fees and expenses.


         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     For assistance, please contact the conversion center at (215) ___-____


              ----------------------------------------------------
                        Sandler O'Neill & Partners, L.P.
              ----------------------------------------------------
                  The date of this prospectus is March __, 2004

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----


Summary......................................................................
Risk Factors.................................................................
Use of Proceeds..............................................................
Dividend Policy..............................................................
Market for the Stock.........................................................
Capitalization...............................................................
Pro Forma Data...............................................................
Historical and Pro Forma Capital Compliance..................................
Recent Developments..........................................................
Selected Consolidated Financial and Other Data.............................
Forward-Looking Statements...................................................
Management's Discussion and Analysis of
   Financial Condition and Results of Operations.............................
Business of SE Financial Corp................................................
Business of St. Edmond's Federal Savings Bank ...............................
Regulation...................................................................
Taxation.....................................................................
Management...................................................................
The Conversion...............................................................
The Stock Offering...........................................................
Restrictions on Acquisition of SE Financial Corp.............................
Description of Capital Stock.................................................
Legal and Tax Opinions.......................................................
Experts......................................................................
Registration Requirements....................................................
Where You Can Find Additional Information....................................
Index to Consolidated Financial Statements...................................

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                                     SUMMARY


This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements of St. Edmond's Federal Savings Bank beginning on page F-1.


                               SE Financial Corp.

                          1901-03 East Passyunk Avenue
                             Philadelphia, PA 19148
                                 (215) 468-1700

         SE Financial Corp. is a new company incorporated under Pennsylvania law and has not engaged in any significant business to date. Its primary activity will be owning all the stock of St. Edmond's Federal Savings Bank (sometimes referred to herein as the "Bank"). It will invest its initial capitalization as discussed under Use of Proceeds on page ___. In the future, it may pursue other business activities, including the addition of branch offices and diversification of operations. There are, however, no current arrangements, understandings or agreements for these activities. See page ___.

                        St. Edmond's Federal Savings Bank

         St. Edmond's Federal Savings Bank is a federally-chartered mutual savings bank. It is converting from the mutual to the stock form of ownership as part of the conversion. At October 31, 2003, the Bank had total assets, deposits and retained earnings of $87.4 million, $72.3 million and $7.7 million, respectively. Approximately 58.1% of total assets were comprised of loans at October 31, 2003.

         St. Edmond's Federal Savings Bank was originally chartered in 1912 as St. Edmond's Building and Loan Association. In 1995, it became a federally-chartered savings bank. The Bank's deposits are federally insured by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation. The Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.


         The Bank is a community-oriented savings organization, providing traditional retail banking services. The Bank's lending products include one- to four-family residential mortgage loans (including investor loans and mixed-use loans), multi-family mortgage loans, commercial real estate mortgage loans, construction loans, home equity loans, savings account loans and other consumer loans. The Bank's primary source of funds for its lending and investing activities is deposits, with ^ an emphasis on certificates of deposit. The Bank conducts its operations through its main office located in Philadelphia, Pennsylvania and a branch office located in Sewell, New Jersey. See Business of St. Edmond's Federal Savings Bank beginning on page __.


Business Strategy.


         ^ In the future, our business strategy ^ will be to grow and improve our profitability by:

          o Emphasizing one- to four-family residential real estate lending (both owner-occupied and investor-owned), while continuing to originate multi-family and commercial real estate lending;

          o    Increasing our assets;

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                                        1

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          o    Utilizing  the capital  raised in the offering to help manage our interest rate risk;

          o    Offering new products and services to our customers; and

        o         Maintaining high asset quality.


^


How the Conversion Will Occur.


         We will effect the conversion by exchanging the Bank's federal mutual savings bank charter for a federal stock savings bank charter and ^ the Bank will become a wholly-owned subsidiary of SE Financial Corp. On the effective date, SE Financial Corp. will commence business as a savings and loan holding company, and St. Edmond's Federal Savings Bank will continue its business but as a federally-chartered stock savings bank. See pages ___ to ___.


Reasons for the Conversion.

         Over the past several years, the Board of Directors of St. Edmond's Federal Savings Bank has extensively discussed both long-range and short-range business strategies to achieve profitability and growth. The Board concluded that operation in the future as a mutual thrift would limit the Bank's ability to raise capital and to compete in a changing business environment. The Board has therefore determined that it is in the best interest of the Bank to convert to a stock association. The business purposes for the conversion include the following:

o The proceeds from the sale of common stock of SE Financial Corp. will provide the Bank with additional equity capital, which will support future deposit growth and expanded operations. While the Bank currently exceeds its regulatory capital requirements, the sale of stock in connection with the conversion, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of the Bank's capital base, and allows it flexibility to respond to sudden and unanticipated capital needs.

o We will be in a position after the conversion and offering, subject to regulatory limitations and our financial position, to take advantage of any expansion or diversification opportunities that may arise. The holding company form of organization is expected to provide us with additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions or mergers. However, we do not have any current arrangements, understandings or agreements regarding any such opportunities.

Our Use of the Proceeds Raised from the Sale of Stock.

         SE Financial Corp. will use at least 50% of the net proceeds from the offering to purchase all of St. Edmond's Federal Savings Bank's stock. SE Financial Corp. will also lend St. Edmond's Federal Savings Bank's employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as SE Financial Corp.'s initial capitalization and used for general business purposes, which may include investment in securities, paying cash dividends or repurchasing shares of its common stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         The funds received by St. Edmond's Federal Savings Bank will be used for general business purposes, including originating loans and purchasing securities. In addition, the Bank may also use the proceeds of the offering to expand either through opening or acquiring branch offices. The Bank does not, however, have any current arrangements, understandings or agreements for the expansion of its branch offices. See Use of Proceeds beginning on page ___.


         Assuming  the  sale  of  $14,875,000,   $17,500,000,   $20,125,000  and
$23,143,750 of common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range, expenses of $437,000, $461,000, $485,000 and $513,000, at the minimum, midpoint, maximum and maximum, as adjusted, respectively, and the purchase of 8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:

                                                                                                               MAXIMUM, AS
                                       MINIMUM               MIDPOINT                 MAXIMUM                   ADJUSTED
                             ------------------------ ------------------------ ------------------------ ----------------------
                                     $        %             $          %          $             %               $        %
                             -----------  ----------- -----------  ----------- -----------  ----------- ------------  --------
                                                                    (Dollars in thousands)
Loan to employee stock
    ownership plan..........    $  1,190        8.2%     $  1,400        8.2%     $  1,610        8.2%    $  1,852       8.2%
Investment in Bank..........       7,219       50.0         8,519       50.0         9,820       50.0       11,316      50.0
SE Financial Corp.                 6,029       41.8         7,120       41.8         8,210       41.8        9,463      41.8
                                 -------      -----       -------      -----        ------      -----       ------     -----
    working capital.........
         Net Proceeds.......     $14,438      100.0%      $17,039      100.0%      $19,640      100.0%     $22,631     100.0%
                                  ======      =====        ======      =====        ======      =====       ======     =====

$10.00 Per Share Stock Price and the Number of Shares to be Issued in the Conversion.

         The offering range is based on an independent valuation prepared by FinPro, Inc., an appraisal firm experienced in appraisals of financial institutions ^. The appraisal is reviewed but is not approved by the Board of Directors. ^ FinPro has determined that as of January 20, 2004, our estimated aggregate pro forma market value was $17.5 million, the mid-point of the valuation range. Pursuant to regulations, this value must be within a minimum valuation range of $14.9 million and a maximum valuation range of $20.1 million, subject to adjustment. Based on this valuation and the $10.00 per share price, the number of shares of common stock being issued by SE Financial Corp. will range from 1,487,500 to 2,012,500. The $10.00 per share price was selected primarily because it is the price most commonly used in stock offerings of this type.


         The following table ^ compares SE Financial Corp.'s pro forma price to core earnings multiple and pro forma price to tangible book ratio at the minimum, midpoint, maximum and maximum, as adjusted of the offering range to the median price to core earnings multiple and price to tangible book ratio for the comparable publicly traded peer group companies identified in the valuation report. See Pro Forma Data on page __ for a description of the assumptions used in calculating the pro forma price to core earnings multiples and pro forma price to tangible book ratios for SE Financial Corp. See The Stock Offering - Stock Pricing and the Number of Shares to be Offered on page ___ for more information about the procedures used by FinPro in preparing the independent valuation.


--------------------------------------------------------------------------------

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

                                                             Pro Forma         Pro Forma
                                                           Price to Core       Price to
                                                              Earnings         Tangible
                                                              Multiple        Book Ratio
                                                              --------         --------

SE Financial ^ Corp.(1):
     Minimum (1,487,500 shares sold)....................      ^ 25.64x          73.15%
     Midpoint (1,750,000 shares sold)...................      ^ 30.30x          77.40%
     Maximum (2,012,500 shares sold)....................      ^ 33.33x          80.84%
     Maximum, as adjusted (2,314,375 shares sold).......      ^ 38.46x          84.10%

                                                           Price to Core       Price to
                                                              Earnings         Tangible
                                                              Multiple        Book Ratio
                                                              --------         --------

Median for comparable peer group companies..............        18.48x         129.65%
Mean for comparable peer group companies................        22.42x         133.68%

-----------^
(1) The price/core earnings multiples shown here for SE Financial Corp. are based on core earnings for the twelve months ended October 31, 2003 as required by regulatory appraisal guidelines, while the information presented in the tables under Pro Forma Data on page __ is based on net income for the twelve months ended October 31, 2003.

         The ratios we have presented are commonly requested by prospective investors in order to determine whether or not the stock meets the investor's investment criteria. Because of differences and important factors such as operating characteristics, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. Because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price. See Risk Factors
- You may not be able to sell your shares when you desire or for $10.00 or more per share on page ___, Pro Forma Data on page ___ and The Stock Offering - Stock Pricing and the Number of Shares to be Offered on page ___.


         We received authorization from the Office of Thrift Supervision on March __, 2004, based on the independent valuation, to issue between a minimum of 1,487,500 shares and a maximum of 2,012,500 shares. The independent valuation must be updated and confirmed by FinPro, Inc. before we may complete the stock offering. Any changes in the appraisal would be subject to regulatory approval. The maximum amount of common stock being offered may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of 2,314,375 shares could be issued. If the updated independent valuation would result in more than 2,314,375 shares being issued, we will be required to notify all persons who have subscribed and such persons would have the opportunity to change or cancel their subscription orders, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at St. Edmond's Federal Savings Bank's regular savings account rate.

The Amount of Stock You May Purchase.

Minimum purchase      = 25 shares
Maximum purchase      = 10,000 shares

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                                        4

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The  maximum  number of shares that any  individual  (or  individuals  through a single account) may purchase is 10,000. The maximum number of shares that any individual ^ may purchase together with any associate or group of persons acting in concert is 20,000 shares.


The Offering.

         You might not receive any or all of the stock you request. St. Edmond's Federal Savings Bank has granted subscription rights in the following order of priority:


o Priority 1 - depositors of St. ^ Edmond's Federal Savings Bank at the close of business on December 31, 2002, with deposits of at least $50.00.


o Priority 2 - the tax qualified employee stock benefit plans of St. Edmond's Federal Savings Bank.


o Priority 3^ - depositors as of February __, 2004 and borrowers as of September 29, 1995 who continue as borrowers as of the close of business on February __, 2004.


         The subscription offering will terminate at 12:00 noon, eastern time, on ____________, 2004. We may extend this expiration date without notice to you for up to 45 days, until ____________, 2004. Once submitted, your order is irrevocable unless the offering is extended beyond ____________, 2004. We may request permission from the Office of Thrift Supervision to extend the offering beyond ____________, 2004, but in no event may the offering be extended beyond ____________, 2006. If the offering is extended beyond ____________, 2004, we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at St. Edmond's Federal Savings Bank's regular savings account rate.

         We may cancel the offering at any time prior to the special meeting of members of the Bank to vote on the plan of conversion. If we do, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest.

         We may also offer shares of common stock in a community offering. In the community offering, people who reside in Philadelphia County, Pennsylvania and Gloucester County, New Jersey will have first preference. This part of the offering may commence concurrently with the subscription offering or any time thereafter and may terminate at any time without notice but no later than ____________, 2004.

         Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis by a syndicate of broker dealers managed by Sandler O'Neill & Partners, L.P. This part of the offering may terminate at any time without notice but no later than ____________, 2004.


         You cannot transfer your subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions. Shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will ^ void your subscription ^ order.


         We have the right to reject any orders of stock in the community offering and syndicated community offering. We have described the offering in greater detail beginning on page ___.

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                                        5

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Stock Benefit Plans for Management.

         In order to tie our employees', officers' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Officers, directors, and employees will not be required to pay cash in exchange for shares received under the employee stock ownership plan ("ESOP") or restricted shares but will be required to pay the exercise price to exercise options.



         The following table presents information regarding the participants in each plan, the total amount, the percentage, and the dollar value of the stock that we intend to set aside for the employee stock ownership plan and stock-based incentive plans. The table below assumes the sale of 1,750,000 shares in the offering. It is assumed that the value of the stock in the table is $10.00 per share. See pages ___ to ___ for more information, including regulatory restrictions on the maximum amount of benefits participants may receive and the rate at which benefits may be earned under the incentive plans.

                                                             Estimated                         Percentage of
                                                               Value               Number    Total Shares Sold
                                            Participants     of Shares           of Shares    in the Offering
                                            ------------     ---------           ---------    ---------------
Employee Stock Ownership Plan.............  Employees        $1,400,000            140,000          8.0%
Stock-Based Incentive Plans:
         Stock Awards.....................  Officers and        700,000             70,000           4.0
                                            Directors
         Stock Options....................  Officers and
                                            Directors                 - (1)        175,000          10.0%
                                                             ----------            -------          ----
              Total.......................                   $2,100,000            385,000          22.0%
                                                              =========            =======          ====

----------
(1) Options are given no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will only benefit from the option if the price of the stock rises above the exercise price and the option is exercised.

         Stockholders will experience a reduction or dilution in ownership interest of approximately 12.3% if we use newly-issued shares to fund stock options and stock awards made under these plans (dilution of approximately 9.1% for the stock option plan and 3.8% for the restricted stock plan). It is our intention to fund these plans through open market purchases.

Dividend Policy.


         ^ The Board of Directors has not yet determined whether SE Financial Corp. will pay cash dividends after the conversion. There can be no assurance that dividends will in fact be paid on the stock or that, if paid, dividends will not be reduced or eliminated in future periods. The timing, amount and frequency ^ would be determined by the Board of Directors. ^ There are also restrictions on our ability to pay dividends. See Use of Proceeds beginning on page ___ and Dividend Policy on page ___.


Conditions to Be Satisfied to Complete the Offering and Issue the Stock.

         The following must occur before we can complete the offering and issue our stock:

o We must receive all the required approvals from the Office of Thrift Supervision;

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                                        6

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o    St. Edmond's  Federal Savings Bank's members must approve the conversion by a majority of votes eligible to be cast; and


o    We must sell at least the minimum number of shares offered.


Proposed Stock Purchases by Management.


         Our directors and executive officers, together with their associates, are expected to purchase approximately ^ 88,500 shares of stock in the offering, ^ 5.1% if a total of ^ 1,750,000 shares, the midpoint of the offering range, are sold. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases of common stock in the offering by these persons will be counted toward the minimum of 1,487,500 shares that must be sold in order to complete the conversion and offering. See page ___.


Market for the Stock.

         We expect the stock to be traded on the over-the-counter market with quotations available on the OTC Electronic Bulletin Board. Prior to this offering, there has not been a public market for the stock, and it is highly unlikely that an active and liquid trading market for the stock will develop. The lack of an active and liquid trading market may adversely affect the liquidity and price of the stock. See Market for the Stock.

Restrictions on Acquisition of SE Financial Corp.

         Our articles of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of SE Financial Corp. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

     o    restrictions on the acquisition of our stock;
     o    limitations on voting rights;
     o the election of only approximately one-fourth of our Board of Directors each year;
     o restrictions on the ability of stockholders to call special stockholders' meetings;
     o restrictions on the ability of stockholders to make stockholder proposals or nominate persons for election as directors;
     o the right of the Board of Directors to issue shares of preferred or common stock without stockholder approval; and
     o the requirement of an 80% vote of stockholders for the approval of business combinations not approved by two-thirds of the Board of Directors.

See Restrictions on Acquisition of SE Financial Corp. on page ___.

         Additionally, Office of Thrift Supervision regulations and policies prohibit anyone from acquiring us for three years after the conversion, unless such prohibition is waived by the Office of Thrift Supervision.

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                                        7

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Tax Effects of the Conversion.

         We have received the opinion of our special counsel, Malizia Spidi & Fisch, PC, that (i) no gain or loss will be recognized by depositors or borrowers of St. Edmond's Federal Savings Bank upon the distribution to them of the non-transferable subscription rights and (ii) that the conversion will not be a taxable event for either SE Financial Corp. or St. Edmond's Federal Savings Bank under federal or Pennsylvania state income tax laws. These opinions, however, are not binding on the Internal Revenue Service or the Pennsylvania state tax authorities. The full texts of the opinions are filed as exhibits to the Registration


Statement of which this document is a part, and copies may be obtained from the SEC. See The Conversion -Tax Effects on page __ and Where You Can Find Additional Information on page __.


Receiving a Prospectus and an Order Form.


         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or otherwise distributed any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

     For assistance, please contact the conversion center at (215) ___-____.

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                                        8

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

The relatively small amount of stock being offered makes it highly unlikely that an active and liquid trading market for the stock will exist, and the liquidity and price of the stock may be adversely affected by a limited trading market.

         Prior to this offering, SE Financial Corp. has not offered its stock to the public. Consequently, there is not, at this time, any market for the stock. Due to the relatively small size of the offering to the public, an active market for the stock may not exist after the offering. This means that there may be limited secondary market liquidity for our stock. This might make it difficult for you to buy or sell the stock after the initial offering which may negatively affect the price of the stock and cause significant volatility in the price of our stock. Following the completion of the offering, we anticipate that quotations for our stock will be available on the OTC Electronic Bulletin Board. See Market for the Stock on page __.


         The liquidity of the trading market for our stock will also be affected by the amount of stock purchased by our directors and executive officers and their associates, who may purchase approximately ^ 88,500 shares in the offering, which represents ^ 5.9%, 5.1%, and ^ 4.4% of the total outstanding stock after the offering at the minimum, midpoint and maximum of the offering range, respectively. Shares purchased by directors and executive officers cannot be sold for a period of one year following the offering. Furthermore, if stockholders of SE Financial Corp. approve the restricted stock plan and the stock option plan, and if all shares reserved under the restricted stock plan are awarded and all options reserved under the stock option plan are awarded and exercised, insider ownership would increase. In addition, St. Edmond's Federal Savings Bank's employee stock ownership plan will purchase up to 8% of the shares issued in the offering and such shares will be held in trust, further limiting the publicly traded shares.


Future changes in interest rates may reduce our profits.

         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

o the interest income we earn on our interest-earning assets, such as mortgage loans and investment securities; and

o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

         The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. We, like many savings
institutions,   have  liabilities   that  generally  have  shorter   contractual
maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities.


         ^ The Bank monitors its interest rate sensitivity through the use of an asset/liability management model which estimates the change in its net portfolio value (defined as the current market value of assets, less the current market value of liabilities, plus or minus the current value of off-balance sheet items) in the event of a range of assumed changes in market interest rates. Our net portfolio value analysis, as calculated by the Office of Thrift Supervision using information as of September 30, 2003, showed our interest rate risk to be slightly higher than the thrift industry median. In an immediate and permanent 2.0% increase in interest rates, our net portfolio value decreases by 165 basis points while the thrift industry median net portfolio value ratio would decrease by only 130 basis points. In addition, assuming no change in interest rates, our net portfolio value ratio as of September 30, 2003 is 11.6%, slightly lower than the thrift industry median of 12.3%.


         In addition, changes in interest rates can also affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk. This means that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, in a rising rate environment, prepayments would decrease, extending the average life of our assets.


St. Edmond's Federal Savings Bank entered into a supervisory agreement with its primary regulator in 2002 and operated under such agreement until December 2003.

The Bank entered into a supervisory agreement with the Office of Thrift Supervision in February 2002. The Office of Thrift Supervision had concerns regarding oversight of the Bank by the Board and management, citing the failure to establish and update appropriate policies for the Bank's operations and failure to establish an internal audit program. Additionally, the Office of Thrift Supervision had concerns regarding asset quality, in particular the Bank's underwriting and credit administration and monitoring of the one-to-four family non-owner mortgage loan portfolio (investor loans). The Bank's loan originations and asset growth were restricted while it was operating under such agreement. The agreement was terminated on December 10, 2003 following the determination by the Office of Thrift Supervision that the Bank was in compliance, in all material respects, with the directives the Office of Thrift Supervision had made to the Bank in supervisory agreement. The Bank was also subject to a Safety and Soundness Compliance Plan from May 2001 to October 31, 2003. See Supervisory Agreements on page ___.

We operate in a highly regulated environment, may be adversely affected by changes in laws and regulations, and were recently operating under a supervisory agreement.

         The Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation. Such regulation and supervision govern the activities in which a bank and its holding company may engage. Such regulation and supervision is intended primarily for the protection of the insurance fund and depositors and not for the protection of investors in the common stock of SE Financial Corp. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank and a bank's allowance for loan losses. Any change in regulation and oversight, whether in the form of regulatory policy, regulations, or legislation could have a material impact on SE Financial Corp., its subsidiaries and their operations. See Regulation beginning on page __.


Our return on equity after the offering may be low; this may negatively affect the price of our stock.

         The net proceeds from the offering will substantially increase our equity capital. It will take a significant period of time to prudently invest this capital. For the year ended October 31, 2003, our return on average equity was 7.23%. On a pro forma basis assuming that 1,750,000 shares had been sold at the beginning of the fiscal year, our return on average equity for the year ended October 31, 2003 would have been approximately 2.41%. The median return on average equity for the comparable peer group of 14 fully-converted thrift institutions selected by the independent appraiser for comparison to St.
Edmond's Federal Savings Bank was 5.94%. As a result, our return on equity following the offering, which is the ratio of our earnings divided by our equity capital, may be lower than that of similar companies. To the extent that the stock market values a company based in part on its return on equity, our low return on equity relative to our peer group could negatively affect the trading price of our stock.


The expenses related to our stock-based benefit plans and the expenses related to being a public company will reduce our earnings.

         We intend to adopt an employee stock ownership plan as part of the stock offering. We also intend to adopt other stock-based benefit plans. The money that we use to buy stock to fund our stock-based benefit plans will not be available for investment and will increase our future expenses. In addition, the public company costs of preparing reports for stockholders and the Securities and Exchange Commission will cause our expenses to be higher than they would be if we did not conduct the stock offering and become a public company. See Pro Forma Data on page __ and Management - Potential Stock Benefit Plans on page __.

The future expenses related to the Bank's incentive compensation plan will impact our future earnings.


         The Bank implemented an Incentive Retirement Plan, effective January 1, 2004, to reward key management and the Board of Directors for achieving strategic goals of the Bank, including long-term growth of net income. Under such plan, units are awarded to plan participants and the future value of such units will be based upon accumulated future retained earnings of the Bank^ on an unconsolidated basis above the level of the Bank's retained earnings at January 1, 2004. The aggregate future value of such units awarded will equal up to 10% of the accumulated future retained earnings of the Bank. ^ Expenses accrued for the increases in the future value of units awarded will reduce our future earnings. See Management -Incentive Retirement Plan on page __.


The implementation of stock-based benefit plans may dilute your ownership interest in SE Financial Corp.

         We intend to adopt a stock option plan and a restricted stock plan following the stock offering. These stock benefit plans will be funded through either open market purchases or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the restricted stock plan. The use of newly issued shares of stock to fund the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8%. The use of newly issued shares of stock to fund the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 9.1%. See Management - Potential Stock Benefit Plans on page __.


The Bank originates "investor loans" as well as commercial real estate loans and intends to continue its origination of such loans after the offering. The repayment risk related to these types of loans is considered to be greater than the risk related to mortgage loans on owner-occupied one-to-four family residential properties.

         At October 31, 2003, approximately $10.9 million of the Bank's one-to-four family mortgage loans consisted of mortgage loans on nonowner-occupied properties, representing 30.1% of one-to-four family mortgage loans and 21.5% of total loans. These consist primarily of "investor loans" secured by one- to-four family residences. At October 31, 2003, the Bank also had $4.0 million of loans classified as multi-family and commercial real estate loans. It is the Bank's intention to continue to originate these types of loans ^ in the future. These types of loans are generally considered to involve a higher degree of credit risk than financing of owner-occupied residential properties and any late payments or the failure to repay such loans would hurt the Bank's earnings. See Business of St. Edmond's Federal Savings Bank - Lending Activities on page __.

You may not be able to sell your shares when you desire or for $10.00 or more per share.

         Publicly traded stocks can experience substantial market price volatility. This is due, in part, to investors' shifting perceptions of the effect on various industry sectors of changes and potential changes in the economy. Volatility, therefore, may be unrelated to the current operating performance of particular companies whose shares are traded. The purchase price of common stock sold in conversion transactions is based on an independent appraisal. Independent appraisals are not intended to be, and should not be construed as, a recommendation as to the advisability of purchasing shares. Recent valuations for converting thrifts, such as St. Edmond's Federal Savings Bank, have been at an historically high level. After our common stock begins to trade, the trading price will be determined by the marketplace. The trading price will fluctuate because it will be influenced by many factors, including prevailing interest rates, other economic conditions, our operating performance and investor perceptions of the outlook for us and the banking industry in general. We cannot assure you that if you choose to sell shares you purchased in the stock offering, you will be able to sell them at or above the $10 per share offering price.

We plan to remain independent ^.

         It is our intention to continue operating as an independent financial institution^. We do not currently plan to undertake a sale of SE Financial Corp. even if the acquisition would result in our stockholders receiving a substantial premium over the market price of our stock at the time of a sale. Our articles of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of us. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover.

         Additionally, ^ Office of Thrift Supervision regulations may also prevent anyone from acquiring us for three years after the conversion. The Office of Thrift Supervision's approval of the conversion will be conditioned on St. Edmond's Federal Savings Bank retaining a charter that subjects it to Office of Thrift Supervision jurisdiction for at least three years following the conversion. This condition may make it unattractive for an entity that is not regulated by the Office of Thrift Supervision to acquire St. Edmond's Federal Savings Bank. See Restrictions on Acquisitions of SE Financial Corp. on page
___.


The amount of stock held by our officers and directors and stock benefit plans could make it difficult for stockholders to adopt proposals or approve takeover attempts not supported by management.

         The amount of ownership and control of our stock by directors and officers could make it difficult for stockholders to make successful stockholder proposals if they are opposed by management and the Board of Directors. In addition, directors and officers could use their voting power to block the approval of transactions, such as business combinations and amendments to SE Financial Corp.'s articles of incorporation or bylaws, which are required by the articles of incorporation to be approved by at least 80% of the stockholders. Our directors and officers are expected to purchase approximately ^ 88,500 shares of stock in the offering, ^ 5.1% if 1,750,000 shares, the midpoint of the offering range, are sold, and purchases of stock in the offering by these persons will be counted toward the minimum of 1,487,500 shares that must be sold in order to complete the offering. In addition, approximately 8% of the shares of common stock issued in the offering are expected to be purchased by our employee stock ownership plan. Shares owned by the St. Edmond's Federal Savings Bank's employee stock ownership plan which have not yet been allocated to the accounts of employees will be voted by a committee of non-employee directors. If we implement stock benefit plans, the ownership and control by officers and directors would increase, causing voting dilution to the other stockholders. See Management - Executive Compensation - Employee Stock Ownership Plan and Management - Potential Stock Benefit Plans.


Increases in market rates of interest could adversely affect our retained earnings.

         At October 31, 2003, St. Edmond's Federal Savings Bank held approximately $27.3 million in available-for-sale securities. Generally accepted accounting principles require that these securities be carried at fair value on the Bank's balance sheet. Unrealized holding gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, net of deferred taxes, is reflected in retained earnings.

         When interest rates increase, the fair value of St. Edmond's Federal Savings Bank's available-for-sale securities generally decreases, which also decreases retained earnings. As of October 31, 2003, St. Edmond's Federal Savings Bank's retained earnings included approximately $84,000 in other comprehensive loss, which was comprised exclusively of net unrealized holding losses on its available-for-sale securities portfolio.


^


Deposits are the Bank's major source of funds for lending and other investment purposes, and a large portion of its deposits are certificates of deposit, which are not as stable as other types of deposits.

         At October 31, 2003, $51.9 million, or 71.6%, of the Bank's total deposits were certificates of deposit, and of that amount $9.1 million, or 17.5% of the certificates of deposit, were "jumbo" certificates of $100,000 or more. Deposit inflows are significantly influenced by general interest rates and money market conditions. The inflow of certificates of deposit and the retention of such deposits upon maturity are particularly sensitive to general interest rates and money market conditions, making certificates of deposits traditionally a more volatile source of funding than core deposits. In order to retain certificates of deposits, the Bank may have to pay a premium rate, resulting in an increase in its cost of funds. In a rising rate environment, the Bank may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with the Bank, they may need to be replaced with borrowings which could increase the Bank's cost of funds and negatively impact its interest rate spread and its financial condition.


         Additionally, at October 31, 2003 $24.2 million of the Bank's certificates of deposit were five year certificates that have provisions which allow depositors to withdraw funds without incurring an early withdrawal penalty. If rates rise, these deposits may be withdrawn without penalty. The Bank no longer offers certificates of deposit with this no-penalty provision. At October 31, 2003, the weighted average rate was 3.805% and the scheduled maturities on these certificates of deposit were as follows: $3,722,000 within one year; $4,036,000 beyond one year but within two years; $4,360,000 beyond two years but within three years; $4,722,000 beyond three years but within four years; and $7,400,000 beyond four years but within five years.

A downturn in the Bank's local economy may adversely affect its earnings.

         The Bank's business of attracting deposits and making loans is primarily conducted within its primary market areas. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans and could negatively impact collateral values. As a result, the Bank's earnings could be adversely affected.


^ If the Bank's allowance for loan losses^ is not sufficient to cover actual loan losses, the Bank's earnings could decrease.

         The Bank makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of its loans. In determining the amount of the allowance for loan losses, the Bank reviews its loans and its loss and delinquency experience and evaluates economic conditions. If the Bank's assumptions are incorrect, its allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio, resulting in additions to its allowance. Material additions to the Bank's allowance would materially decrease its net income.

         In addition, regulators periodically review the Bank's allowance for loan losses and may require it to increase its provision for loan losses or recognize further loan charge-offs. Any increase in its allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on the Bank's results of operations and financial condition.

If we receive orders for only the minimum number of shares required to be sold, we will have less proceeds than if we sold more shares, which may adversely affect our business plans and profitability.

         We are required to sell a minimum of 1,487,500 shares in order to complete this stock offering. If we do not receive orders for more than the minimum number of shares, we may still complete the offering, but we will have approximately $14.4 million of net proceeds, compared to $19.6 million at the maximum of the offering range. Having less net proceeds from the offering may adversely affect our profitability and our business plans because it means we will have less funds to invest in loans and investments and less capital to fund the potential expansion of our branch network. Our directors and officers are expected to purchase approximately 88,500 shares of stock in the offering, 5.1% if 1,750,000 shares, the midpoint of the offering range, are sold, and purchases of stock in the offering by these persons will be counted toward the minimum of 1,487,500 shares that must be sold in order to complete the offering. Management may, but is not required to, purchase additional shares in the offering to satisfy the minimum.

We will have substantial discretion over the use of the proceeds of the offering, and we may not apply the proceeds in the most profitable manner.

         We will have broad discretion over the use of the proceeds from this stock offering. Although we intend to use the net proceeds in the most profitable manner, our failure to utilize these funds effectively could hurt our profits. We will use at least 50% of the net proceeds from the offering to make a capital contribution to St. Edmond's Federal Savings Bank. The funds received by the Bank will be used for general business purposes, including potentially expanding the branch office network. We will also lend the Bank's employee stock ownership plan cash to enable the plan to buy up to 8% of the shares issued in the offering. The balance of the net proceeds will be retained by SE Financial Corp., ^ and we will initially invest these proceeds in short-term investment securities.

                          ^ FORWARD-LOOKING STATEMENTS

         This document contains forward-looking statements ^ about St. Edmond's Federal Savings Bank and subsidiary. Forward-looking statements include statements about anticipated operating and financial performance, such as loan originations, operating efficiencies, loan sales, charge-offs and loan loss provisions, growth opportunities, interest rates, and deposit growth. Words such as "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "project," "plan," and similar expressions are intended to identify these forward-looking statements.


         Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include, but are not limited to, the factors discussed immediately below, those addressed under the caption Management's Discussion and Analysis of Financial Condition and Results of Operations, other factors discussed elsewhere in this document, and those presented elsewhere by management from time to time. Many of the risks and uncertainties are beyond our control. The following factors could cause our operating and financial performance to differ materially from the plans, objectives, assumptions, expectations, estimates, and intentions expressed in forward-looking statements:


o general economic conditions, either nationally or regionally, may be less favorable than we expect, resulting in a deterioration in the credit quality of our ^ loans, among other things;


o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest-rate policies of the Federal Reserve Board;

o    inflation, interest rate, market, and monetary fluctuations;

o the development and acceptance of new products and services of St. Edmond's Federal Savings Bank and subsidiary and the perceived overall value of these products and services by users, including the features, pricing, and quality compared to competitors' products and services;

o the willingness of users to substitute our products and services for those of competitors;

o    the impact of  changes  in laws and  regulations  applicable  to  financial
     services  (including  laws  concerning  taxes,  banking,   securities,  and
     insurance); and

o    changes in consumer spending and saving habits.


         Forward-looking statements are based on our beliefs, plans, objectives, goals, assumptions, expectations, estimates, and intentions as of the date the statements are made. Investors should exercise caution because St. Edmond's Federal Savings Bank cannot give any assurance that these beliefs, plans, objectives, goals, assumptions, expectations, estimates, and intentions will be realized.^


                                 USE OF PROCEEDS

         The net proceeds will depend on the expenses incurred by us in connection with the offering and the total number of shares of stock issued in the offering, which will depend on the independent valuation and marketing considerations. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that we will receive net proceeds from the sale of common stock of between $14,438,000 at the minimum and $19,640,000 at the maximum of the offering range.


         Assuming  the  sale of  $14,875,000,  $17,500,000  ^,  $20,125,000  and
$23,143,750 of common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range, expenses of $437,000, $461,000 ^, $485,000 and $513,000, at the minimum, midpoint, maximum and maximum, as adjusted, respectively, and the purchase of 8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:

                                                                                              MAXIMUM, AS
                                     MINIMUM               MIDPOINT          MAXIMUM            ADJUSTED
                                 ------------------  -----------------   ---------------    ----------------
                                    $          %        $          %        $        %          $        %
                                 -------     -----   -------     -----   -------   -----    -------    -----
                                                                (Dollars in thousands)
Loan to employee stock
    ownership plan..........     $ 1,190       8.2%  $ 1,400       8.2%  $ 1,610     8.2%   $ 1,852      8.2%
Investment in ^ Bank........       7,219      50.0     8,519      50.0     9,820    50.0     11,316     50.0
SE Financial Corp.                 6,029      41.8     7,120      41.8     8,210    41.8      9,463     41.8
                                 -------     -----   -------     -----   -------   -----    -------    -----
    working capital.........
        Net Proceeds........     $14,438     100.0%  $17,039     100.0%  $19,640   100.0%   $22,631    100.0%
                                  ======     =====    ======     =====    ======   =====     ======    =====


         We will use at least 50% of the cash received in the offering to purchase all of St. Edmond's Federal Savings Bank's stock. We will also lend the Bank's employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as our initial capitalization and used for general business purposes which may include investment in securities, paying cash dividends or repurchasing shares of our common stock. We will initially invest the proceeds in short-term investment securities.

         The funds received by the Bank from us in exchange for all its stock to be issued in the conversion will be used for general business purposes, including originating loans and purchasing securities. Net proceeds may also be used by the Bank to make contributions to the employee stock ownership plan which in turn would be used to repay the loan from us.

         In addition, the Bank may also use the proceeds of the offering to expand either through opening or acquiring branch offices. The Bank may also relocate its Sewell, New Jersey office to a new site. The Bank does not, however, have any current understandings, agreements or arrangements for the expansion of its business, either through repositioning existing branches or the addition of new branch offices.

         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the conversion. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase and the resulting stockholders' equity will decrease.

         The net proceeds may vary significantly because total expenses of the conversion may be significantly more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion are adjusted to reflect a change in the estimated pro forma market value of SE Financial Corp. and St. Edmond's Federal Savings Bank. Payments for shares made through withdrawals from existing deposit accounts at the Bank will not result in the receipt of new funds for investment but will result in a reduction of the Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY


         ^ The Board of Directors has not yet determined whether SE Financial Corp. will pay cash dividends after the conversion. There can be no assurance that dividends will in fact be paid on the stock or that, if paid, dividends will not be reduced or eliminated in future periods.

         The timing, frequency and initial annual amount of the dividends ^ would be determined by the Board. ^ In making its decision, the Board of Directors will consider several factors, including financial condition, results of operations, tax considerations, industry standards and general economic conditions.
         ^

         SE Financial Corp.'s ability to pay dividends also depends on the receipt of dividends from St. Edmond's Federal Savings Bank which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation
- Regulation of St. Edmond's Federal Savings Bank - Dividend and Other Capital Distribution Limitations. Furthermore, as a condition to Office of Thrift Supervision approval of the conversion, SE Financial Corp. has agreed that it will not initiate any action within one year of completion of the conversion in the furtherance of payment of a special distribution or return of capital to stockholders of the Company.

                              MARKET FOR THE STOCK

         SE Financial Corp. has never issued capital stock. Consequently, there is not, at this time, any market for the stock. Following the completion of the offering, SE Financial Corp. anticipates that its stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained after the offering. The small amount of stock being issued to the public may make it difficult to buy or sell our stock in the future. You could have difficulty disposing of your shares and you should not view the shares as a short term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

                                 CAPITALIZATION


         Set forth below is the historical capitalization of the Bank as of October 31, 2003 and the pro forma capitalization of SE Financial Corp. after giving effect to the offering. The table also gives affect to the assumptions set forth under Pro Forma Data. ^ We are offering for sale up to 2,012,500 shares of common stock and must sell a minimum of 1,487,500 shares in order to complete the offering. We may sell up to 2,314,375 shares because of changes in the market and general financial and economic conditions without notifying prospective purchasers.


                                                                      Pro Forma Capitalization at October 31, 2003
                                                              ----------------------------------------------------------------
                                                                                                                  Maximum,
                                                                 Minimum         Midpoint        Maximum         as adjusted
                                                                1,487,500        1,750,000      2,012,500         2,314,375
                                                 Actual, at     Shares at        Shares at       Shares at        Shares at
                                                 October 31,   $10.00 per       $10.00 per      $10.00 per       $10.00 per
                                                    2003          share            share           share          share(1)
                                                    ----          -----            -----           -----          --------
                                                                             (In thousands)
Deposits(2) ..................................   $ 72,273        $ 72,273        $ 72,273        $ 72,273        $ 72,273
Borrowed funds ...............................      6,637           6,637           6,637           6,637           6,637
                                                 --------        --------        --------        --------        --------
Total deposits and borrowed funds ............   $ 78,910        $ 78,910        $ 78,910        $ 78,910        $ 78,910
                                                 ========        ========        ========        ========        ========
Retained earnings/Stockholders' equity:
Preferred stock, no par value, 2,000,000
  shares authorized; none to be issued .......   $     --        $     --        $     --        $     --        $     --
 Common stock, $0.10 par value, 8,000,000
    shares authorized, assuming shares

    outstanding as shown(3) ..................         --             149             175             201             231
Additional paid-in capital(3)(4) .............         --          14,289          16,864          19,439          22,400
Retained earnings(5) .........................      7,756           7,756           7,756           7,756           7,756
Accumulated other comprehensive income, net

    of taxes .................................        (84)            (84)            (84)            (84)            (84)
Less:

  Common stock acquired by ^ ESOP(6) .........         --           1,190           1,400           1,610           1,852
  Common stock acquired by
    restricted stock ^ plan(7) ...............         --             595             700             805             926
                                                 --------        --------        --------        --------        --------
Total retained earnings/stockholders' equity .   $  7,672        $ 20,325        $ 22,611        $ 24,897        $ 27,525
                                                 ========        ========        ========        ========        ========


------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(2) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.
(3) No effect has been given to the issuance of additional shares of stock pursuant to any stock option plans that may be adopted by SE Financial Corp. and the Bank and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plans within one year following the conversion. See Management - Potential Stock Benefit Plans - Stock Options Plans.

(4)  Additional  paid-in  capital  amounts  are net of  offering  expenses.
(5)  Retained earnings will be substantially restricted after the conversion.
(6) Assumes that 8% of the shares sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire the ESOP shares will be borrowed from SE Financial Corp. For an estimate of the impact of the loan on earnings, see Pro Forma Data. The Bank intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten year period. The amount of shares to be acquired by the ESOP is reflected as a reduction of stockholders' equity. See Management - Executive Compensation - Employee Stock Ownership Plan. If the employee stock ownership plan is unable to purchase stock in the conversion due to an oversubscription in the offering by eligible account holders having first priority, and the purchase price in the open market is greater than the original $10.00 price per share, there will be a corresponding reduction in stockholders' equity. See The Offering - Subscription Offering - Subscription Rights.
^(7) Assumes that an amount equal to 4.0% of the shares of stock sold in the offering is purchased by the restricted stock plan. The stock purchased by the restricted stock plan is reflected as a reduction of stockholders' equity. See footnote ^(3) to the table under Pro Forma Data. See Management
     - Potential Stock Benefit Plans - Restricted Stock Plan.

                                 PRO FORMA DATA


         We are offering for sale up to 2,012,500 shares of common stock and must sell a minimum of 1,487,500 shares in order to complete the offering. We may sell up to 2,314,375 shares if the independent valuation is increased because of changes in the market and general financial and economic conditions. The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, investable net proceeds to SE Financial Corp. are currently estimated to be between approximately $12.7 million and $17.2 million (or $19.9 million if the independent valuation is increased by 15%) based on the following assumptions:


o an amount equal to 8% of the shares issued will be loaned to the ESOP to fund its purchase of 8% of the shares issued;

o an amount equal to 4.0% of the shares issued will be awarded pursuant to the restricted stock plan adopted no sooner than six months following the offering, funded through open market purchases; and

o expenses of the offering are estimated to be between approximately $437,000 and $485,000 ($513,000 if the independent valuation is increased by 15%).

         The following table sets forth our historical net income and net worth prior to the conversion and our pro forma consolidated net income and stockholders' equity following the conversion. In preparing this table and in calculating pro forma data, we have made the following assumptions:


o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 2.33% for the year ended October 31, 2003, which approximates the yield on a three-year U.S. Treasury bill on October 31, 2003. The yield on a ^ three-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the ^ three-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.


o The pro forma after-tax yield on the net proceeds is assumed to be 1.44% for the year ended October 31, 2003, based on an effective tax rate of 38.00%.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on October 31, 2003, and no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated SE Financial Corp. The pro forma data does not predict how much we will earn in the future.

         The following table summarizes historical data of St. Edmond's Federal Savings Bank and pro forma data of SE Financial Corp. at or for the year ended October 31, 2003 based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the stock following the conversion. No effect has been given in the table to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors of SE Financial Corp. within one year following the conversion, nor does book value give any effect to the liquidation account to be established or the bad debt reserve in liquidation. See The Conversion -Effects of Conversion - Liquidation Rights and Management - Potential Stock Benefit Plans - Stock Option Plan.

                                                                    At or For the Year Ended October 31, 2003
                                                    -------------------------------------------------------------------------------
                                                        $14,875,000         $17,500,000          $20,125,000         $23,143,750
                                                        Independent         Independent          Independent         Independent
                                                         Valuation           Valuation            Valuation           Valuation
                                                        ------------        ------------        ------------        ------------
                                                         1,487,500           1,750,000            2,012,500           2,314,375
                                                          Shares              Shares               Shares              Shares
                                                        ------------        ------------        ------------        ------------
                                                                  (Dollars in thousands, except per share amounts)

Gross proceeds.....................................     $     14,875        $     17,500        $     20,125        $     23,144
Less expenses......................................             (437)               (461)               (485)               (513)
                                                        ------------        ------------        ------------        ------------
   Estimated net proceeds..........................           14,438              17,039              19,640              22,631
Less ESOP funded by SE Financial Corp..............           (1,190)             (1,400)             (1,610)             (1,852)
Less restricted stock plan adjustment..............             (595)               (700)               (805)               (926)
                                                        ------------        ------------        ------------        ------------
   Estimated investable net proceeds...............     $     12,653        $     14,939        $     17,225        $     19,853
                                                        ============        ============        ============        ============
Net Income:
   Historical......................................     $        556        $        556        $        556       $         556
   Pro forma income on net proceeds (1)............            ^ 215                 248               ^ 281                 318
   Pro forma ESOP adjustments(2)...................              (74)                (87)               (100)               (115)
   Pro forma restricted stock plan adjustment(3)...              (74)                (87)               (100)               (115)
                                                        ------------        ------------        ------------        ------------
  Pro forma net income(2)(4)(5)....................     $      ^ 623        $      ^ 630        $      ^ 637        $      ^ 644
                                                        ============        ============        ============        ============

Per share net income

   Historical......................................     $       0.40        $       0.34        $       0.30        $       0.26
   Pro forma income on net proceeds ^(1)...........             0.16                0.15                0.15                0.15
   Pro forma ESOP adjustments(2)...................            (0.05)              (0.05)              (0.05)              (0.05)
   Pro forma restricted stock plan adjustment(3)...            (0.05)              (0.05)              (0.05)              (0.05)
                                                        ------------        ------------        ------------        ------------
   Pro forma net income per share(2)(4)(5).........     $     ^ 0.46        $     ^ 0.39        $     ^ 0.35        $     ^ 0.31
                                                        ============        ============        ============        ============

Shares used in calculation of income per share(2)..        1,380,400           1,624,000           1,867,600           2,147,740
Stockholders' equity:
   Historical......................................     $      7,672        $      7,672        $      7,672        $      7,672
   Estimated net proceeds..........................           14,438              17,039              19,640              22,631
   Less: Common Stock acquired ESOP(2).............           (1,190)             (1,400)             (1,610)             (1,852)
   Less: Common Stock acquired by restricted
         stock plan(3).............................             (595)               (700)               (805)               (926)
                                                        ------------        ------------        ------------         -----------
   Pro forma stockholders' equity(2)(4)(5).........     $     20,325        $     22,611        $     24,897        $     27,525
                                                        ============        ============        ============        ============
Stockholders' equity per share:
   Historical......................................     $       5.16        $       4.38        $       3.81        $       3.31
   Estimated net proceeds..........................             9.71                9.74                9.76                9.78
   Less: Common Stock acquired by the ESOP(2)......            (0.80)              (0.80)              (0.80)              (0.80)
   Less: Common stock acquired by restricted stock
         plan(3)...................................            (0.40)              (0.40)              (0.40)              (0.40)
                                                        ------------        ------------        ------------        ------------
   Pro forma stockholders' equity per share(5).....     $      13.67        $      12.92        $      12.37        $      11.89
                                                        ============        ============        ============        ============
Offering price as a percentage of pro forma
  stockholders' equity per share...................            73.15%              77.40%              80.84%              84.10%
                                                        ============        ============        ============        ============
Offering price to pro forma

  net income per share.............................          ^ 21.74X            ^ 25.64X            ^ 28.57X            ^ 32.26X
                                                        ============        ============        ============        ============

Shares used in calculation of stockholders' equity
  per share........................................       1,487,500           1,750,000           2,012,500           2,314,375

                                       20

-----------

(1) Pro forma income on net proceeds reflects the impact of income generated by the investment in bank-owned life insurance, approved by the Board subsequent to October 31, 2003, and the cost of the Incentive Retirement Plan, implemented by the Bank effective January ^ 2004. Such plan provides for the award of units with ^ an aggregate value of up to 10% of the ^ accumulated future retained earnings of the Bank earned after January 1, 2004 on an unconsolidated basis. The estimated pro forma after tax expense of such plan for the year ended October 31, 2003 is $39,000, $39,000, $39,000 and $40,000, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, See Incentive Retirement Plan on page ____.
(2) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from SE Financial Corp. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholder's equity. The Bank intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a ^ ten year amortization period. See Management -Executive Compensation - Employee Stock Ownership Plan. The pro forma net earnings assumes: (i) that the Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for year ended October 31, 2003 was made at the end of the period; (ii) that 1,487,500, 1,750,000, 2,012,500 and 2,314,375 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended October 31, 2003, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.
(3) Gives effect to the restricted stock plan that may be adopted by the Bank following the conversion and presented for approval at a meeting of stockholders after completion of the conversion. If the restricted stock plan is approved by the stockholders, the restricted stock plan would be expected to acquire an amount of stock equal to 4.0% of the shares of stock sold in the offering, or 59,500, 70,000, 80,500 and 92,575 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the restricted stock plan to purchase the shares will be contributed to the restricted stock plan by the Bank. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the restricted stock plan at the beginning of the year ended October 31, 2003 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended October 31, 2003. The plan will be amortized over five years. The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net income per share for the year ended October 31, 2003 would be ^ $0.44, $0.38, $0.33 and ^ $0.29, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at October 31, 2003 would be $13.14, $12.42, $11.90 and $11.44, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the restricted stock plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans -Restricted Stock Plan.

(4) The retained earnings of SE Financial Corp. and the Bank will continue to be substantially restricted after the conversion. See Dividend Policy, The Conversion - Effects of Conversion - Liquidation Rights and Regulation - Regulation of St. Edmond's Federal Savings Bank - Dividends and Other Capital Distribution Limitations.

(5) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by the Bank following the conversion which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the conversion. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or 148,750, 175,000, 201,250 and 231,438 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plans. The issuance of authorized but unissued shares of stock to the stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 9.1%. Assuming stockholder approval of the stock option plans and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be ^ $0.41, $0.35, $0.31 and ^ $0.27, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended October 31, 2003; pro forma stockholders' equity per share would be $13.33, $12.66, $12.16 and $11.72, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at October 31, 2003. See Management - Potential Stock Benefit Plans -Stock Option Plans.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents the St. Edmond's Federal Savings Bank's historical and pro forma capital position relative to its capital requirements as of October 31, 2003. Pro forma capital levels assume receipt by St. Edmond's Federal Savings Bank of 50% of the net proceeds. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see Use of Proceeds, Capitalization and Pro Forma Data. The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to the Bank, see Regulation - Regulation of St. Edmond's Federal Savings Bank - Regulatory Capital Requirements.

                                                                          Pro Forma at October 31, 2003
                                              --------------------------------------------------------------------------------------
                            Actual, at            $14,875,000           $17,500,000           $20,125,000            $23,143,750
                         October 31, 2003          Offering               Offering             Offering              Offering(1)
                     -----------------------  --------------------- ---------------------- --------------------  -------------------

                                 Percentage             Percentage             Percentage            Percentage          Percentage
                       Amount   of Assets(2)   Amount  of Assets(2)  Amount   of Assets(2)  Amount  of Assets(2) Amount of Assets(2)
                       ------   ------------   ------  ------------  ------   ------------  ------  ------------ ------ ------------
                                          (Dollars in thousands)

GAAP Capital(3)...... $ 7,672       8.78%     $13,106     14.12%    $14,092     15.03%     $15,077      15.91%   $16,210     16.90%

Tangible Capital:
  Actual or
    Pro Forma........ $ 7,756       8.86%     $13,190     14.19%    $14,176     15.09%     $15,161      15.97%   $16,294     16.97%
  Required...........   1,313       1.50        1,394      1.50       1,409      1.50        1,424       1.50      1,441      1.50
                      -------       ----      -------     -----     -------     -----      -------      -----    -------     -----
  Excess............. $ 6,443       7.36%     $11,796     12.69%    $12,767     13.59%     $13,737      14.47%   $14,853     15.47%
                      =======       ====      =======     =====     =======     =====      =======      =====    =======     =====

Core Capital:
  Actual or
    Pro Forma........ $ 7,756       8.86%     $13,190     14.19%    $14,176     15.09%     $15,161      15.97%   $16,294     16.97%
  Required(4)........   3,500       4.00        3,717      4.00       3,757      4.00        3,796       4.00      3,842      4.00
                      -------       ----      -------     -----     -------     -----      -------      -----    -------     -----
  Excess............. $ 4,256       4.86%     $ 9,473     10.19%    $10,419     11.09%     $11,365      11.97%   $12,452     12.97%
                      =======       ====      =======     =====     =======     =====      =======      =====    =======     =====

Risk-Based Capital:
  Actual or Pro
    Forma(5)(6)...... $ 8,002      21.03%     $13,436     34.31%    $14,422     36.64%     $15,407      38.95%   $16,540     41.57%
  Required...........   3,050       8.00        3,137      8.00       3,152      8.00        3,168       8.00      3,186      8.00
                      -------       ----      -------     -----     -------     -----      -------      -----    -------     -----
  Excess............. $ 4,952      13.03%     $10,299     26.31%    $11,270     28.64%     $12,239      30.95%   $13,354     33.57%
                      =======      =====      =======     =====     =======     =====      =======      =====    =======     =====

-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.
(3) GAAP Capital includes unrealized gain on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current Office of Thrift Supervision core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See Regulation - Regulation of St. Edmond's Federal Savings Bank - Regulatory Capital Requirements.
(5)  Assumes net proceeds are invested in assets that carry a 50% risk-weighing.
(6) The difference between retained earnings under GAAP and regulatory risk-based capital is attributable to the addition of the general valuation allowance of $246,000 at October 31, 2003 and the subtraction of net unrealized losses on available for sale securities of $84,000.

                               RECENT DEVELOPMENTS

         The following consolidated financial information and other data in this section are derived from the Bank's unaudited consolidated financial statements for the three months ended January 31, 2004 and 2003 and should be read together with the Bank's consolidated financial statements and the notes thereto beginning on page F-2 of this prospectus. In the opinion of management, all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the interim periods have been reflected. The results of operations and other data presented for the three months ended January 31, 2004 do not necessarily indicate the results that may be expected for the fiscal year ending October 31, 2004 or any other period.

                                         At              At
                                     January 31,     October 31,
                                         2004           2003
                                      -------         -------

(In thousands)

Balance Sheet:
Assets ............................   $86,223          $87,367
Loans receivable, net .............    51,399           50,730
Investment securities .............    29,021           27,337
Cash and cash equivalents .........     1,373            6,304
Deposits ..........................    70,647           72,273
FHLB borrowings ...................     6,622            6,637
Total retained earnings ...........     7,946            7,672


                                      For the Three Months Ended
                                            January 31,
                                      -------------------------
                                         2004             2003
                                         ----             ----
                                            (In thousands)
Summary of Operations:
Interest and dividend income ......   $ 1,181          $ 1,365
Interest expense ..................       529              681
                                      -------          -------
Net interest income ...............       652              684
Provision for loan losses .........         9                9
                                      -------          -------
Net interest income after provision
  for loan losses .................       643              675
Noninterest income ................        82              110
Noninterest expense ...............       563              572
                                      -------          -------
Income before income taxes ........       162              213
Income taxes ......................        62               79
                                      -------          -------
Net income ........................   $   100          $   134
                                      =======          =======

Actual number (not in thousands):
Real estate loans outstanding .....       939            1,102
Deposit accounts ..................     6,611            7,109
Offices ...........................         2                2

Selected Financial Ratios

                                                                            At or For
                                                                     the Three Months Ended
                                                                           January 31,
                                                                       2004            2003
                                                                 --------------- -------------
Performance Ratios:(1)
  Return on average assets (net income divided by
     average total  assets)..................................           0.46%          0.62%

  Return on average equity (net income divided by
     average equity).........................................           5.13%          7.14%

  Net interest rate spread...................................           2.91%          3.02%

  Net interest margin on average interest-earning
     assets..................................................           3.17%          3.33%

  Average interest-earning assets to average
     interest-bearing liabilities............................         110.55%        109.36%

  Efficiency ratio (noninterest expense divided by the
     sum of net interest income and noninterest
     income).................................................          77.90%         72.00%

Asset Quality Ratios:
  Non-performing loans to total loans, net...................           0.36%          1.08%

  Non-performing assets to total assets......................           0.22%          0.66%

  Net charge-offs to average loans outstanding...............           0.00%          0.02%

  Allowance for loan losses to total loans...................           0.53%          0.53%

  Allowance for loan losses to non-performing loans..........         149.73%         49.35%

Capital Ratios:
  Average equity to average assets
     (average equity divided by average total assets)........           8.92%          8.65%

  Equity to assets at period end.............................           9.22%          8.80%

----------------
(1) Performance ratios for the three months ended January 31, 2004 and 2003 are annualized where appropriate.

Comparison of the Results of Operation for the Three Months Ended January 31, 2004 and January 31, 2003

         The Bank recorded net income of $100,000 for the three months ended January 31, 2004, which represents a decrease of $34,000, or 25.5%, over the same period in 2003. The decrease in net income is primarily due to a reduction of noninterest income and a decrease in net interest income offset by a decrease in income tax expense.

         Net Interest Income. Net interest income for the three months ended January 31, 2004 decreased to $652,000 from $684,000 for the same period in 2003. Interest income for the three months ended January 31, 2004 totaled $1,181,000 as compared to $1,365,000 for the three months ended January 31, 2003. This decrease of $184,000 was attributed primarily to a decrease in the interest earned on loans receivable and mortgaged-backed securities and was the product of both volume and rate fluctuations during the period.

         Interest expense decreased to $529,000, representing a 22.3% decrease, for the three months ended January 31, 2004 from $681,000 for the three months ended January 31, 2003 and was primarily attributable to the current interest rate environment that resulted in a lowering of the cost of funds to 2.79% for the three months ended January 31, 2004 as compared to 3.59% for the same period in 2003.

         Loan Loss Provision. The provision for loan losses was $9,000 for the three months ended January 31, 2004 which is the same amount for the three months ended January 31, 2003. The loan loss provision is based upon management's assessment of a variety of factors, including types and amounts of nonperforming loans, historical loss experience, collectibility of collateral values and guaranties, pending legal action for collection of loans and related guaranties, and current economic conditions. The loan loss provision reflects management's judgment of the known and inherent losses in the loan portfolio that are both probable and reasonable to estimate. Although management believes the loan loss provision has been sufficient to maintain an adequate allowance for loan losses, actual loan losses could exceed the amounts that have been charged to operations.

         Noninterest Income. Total noninterest income decreased to $82,000 for the three months ended January 31, 2004 compared to $110,000 for the three months ended January 31, 2003. The decrease is principally due to a reduction in service charges and fees on deposit account activity in both the transactional fees being charged and the volume of related transactions and a reduction in miscellaneous loan fees. The Bank anticipates the investment in a bank-owned life insurance product in 2004 should generate additional noninterest income.

         Noninterest Expense. Noninterest expense decreased slightly to $563,000 for the three months ended January 31, 2004 from $572,000 for the three months ended January 31, 2003. Compensation and employee benefit expense increased by approximately $6,000, occupancy and equipment expense decreased by approximately $19,000, real estate operation expense decreased by approximately $6,000 and miscellaneous operating expenses increased by approximately $10,000.

         Noninterest expenses are expected to increase in 2004 due to the additional costs of professional fees associated with becoming a public company, the expected implementation of supplemental employer retirement plans for key employees and expenses from an employee stock ownership and restricted stock plan.

         Additionally, the Bank currently plans to add seven full time employees to its staff over the next several years, including up to three new lender/business development officers, an assistant branch manager, and a support staff employee in each of the accounting, lending and customer service departments.

         Income Taxes. Income taxes declined to $62,000 for the three months ended January 31, 2004 from $79,000 for the same period in 2003. This was due to a reduction in pretax income.

Comparison of Financial Condition at January 31, 2004 and October 31, 2003

         Assets and Liabilities. The Bank's total assets decreased by $1,144,000 to $86,223,000 at January 31, 2004 from $87,367,000 at October 31, 2003.

         Cash and cash equivalents decreased to $1,372,000 at January 31, 2004 from $6,304,000 at October 31, 2003. This decrease was primarily a result of a reduction in the interest-bearing deposit account.

         Investment securities available for sale increased $1,684,000 to $29,021,000 at January 31, 2004 from $27,337,000 at October 31, 2003. The increase is due to investment purchases primarily in U. S. Government mortgage-backed securities and which were partially offset by investment calls and maturities and principal repayment on mortgage-backed securities. The Bank was able to fund this growth with the utilization of excess cash and cash equivalents and the reinvestment of called and matured securities during the three months ended January 31, 2004.

         Net loans receivable increased $669,000, or 1.3%, to $51,399,000 at January 31, 2004 from $50,730,000 at October 31, 2003. A slight increase in net loans receivable was noted during the three months ended January 31, 2004 as customers refinanced loans in light of the continued low interest rate environment.

         The allowance for loan losses increased to $274,000 at January 31, 2004 from $263,000 at October 31, 2003 and represented .53% of the gross loan portfolio at January 31, 2004. The Bank had nonaccrual loans of $171,000 and $370,000 at January 31, 2004 and October 31, 2003. Management does not believe the nonaccrual loans or any amounts classified as nonperforming will have a significant effect on operations or liquidity in 2004. Furthermore, management is not aware of any trends or uncertainties related to any loans classified as doubtful or substandard that might have a material effect on earnings, liquidity or capital resources.

         Total deposits decreased to $70,647,000 at January 31, 2004 from $72,273,000 at October 31, 2003. This was primarily a result of a decrease in certificates of deposit. Although time deposits declined, they continued to accounts for 71.05% of the total deposit portfolio and remain a dominant resource for funds.

         Federal Home Loan Bank borrowings decreased slightly to $6,622,000 at January 31, 2004 from $6,637,000 at October 31, 2003.

         Retained Earnings. Total retained earnings increased $274,000 to $7,946,000 at January 31, 2004 from October 31, 2003. This increase was attributable to net income of $100,000 and accumulated other comprehensive income of $175,000. Accumulated other comprehensive income increased as a result of changes in the net unrealized gain on investment securities available for sale due to fluctuations in interest rates. Because of interest rate volatility, accumulated other comprehensive income could materially fluctuate for each interim period and year end period depending on economic and interest rate conditions. The Bank is currently in the process of an initial stock offering, which will include an employee stock ownership plan and may include a restricted stock plan. The proceeds would result in additional equity in the immediate future which will be used for general business purposes.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following consolidated financial information and other data in this section are derived from the Bank's audited consolidated financial statements for the years ended October 31, 2003 and 2002 and should be read together with the Bank's consolidated financial statements and the notes thereto beginning on page F-2 of this prospectus. References to 2003 or 2002 refer to the fiscal years ended October 31, 2003 and 2002, respectively.


                                                 At October 31,
                                              2003              2002
                                              ----              ----
                                                (In thousands)
Balance Sheet:
Assets.................................... $87,367           $85,261
Loans receivable, net.....................  50,730            51,689
Investment securities.....................  27,337            23,492
Cash and cash equivalents.................   6,304             7,301
Deposits..................................  72,273            70,015
FHLB borrowings...........................   6,637             6,694
Total retained earnings...................   7,672             7,387

                                              For the Year Ended
                                                  October 31,
                                              2003              2002
                                            ------            ------
                                                 (In thousands)
Summary of Operations:
Interest and dividend income..............  $5,120            $5,837
Interest expense..........................   2,450             2,999
                                            ------            ------
Net interest income.......................   2,670             2,838
Provision for loan losses.................      33                25
                                            ------            ------
Net interest income after provision
  for loan losses.........................   2,637             2,813
Noninterest income........................     386               365
Noninterest expense.......................   2,177             2,285
                                            ------            ------
Income before income taxes................     846               893
Income taxes..............................     290               364
                                            ------            ------
Net income................................  $  556            $  529
                                            ======            ======

Actual number (not in thousands):
Real estate loans outstanding.............     863             1,007
Deposit accounts..........................   6,709             7,126
Offices...................................       2                 2

Selected Financial Ratios

                                                                              At or For
                                                                           the Year Ended
                                                                             October 31,
                                                                        2003            2002
                                                                   --------------- -------------
Performance Ratios:
  Return on average assets (net income divided by
     average total  assets)..................................           0.64%          0.63%

  Return on average equity (net income divided by
     average equity).........................................           7.23%          7.48%

  Net interest rate spread...................................           2.95%          3.18%

  Net interest margin on average interest-earning
     assets..................................................           3.26%          3.54%

  Average interest-earning assets to average
     interest-bearing liabilities............................         110.36%        109.56%

  Efficiency ratio (noninterest expense divided by the
     sum of net interest income and noninterest
     income).................................................          71.24%         71.34%

Asset Quality Ratios:
  Non-performing loans to total loans, net...................           0.75%          1.06%

  Non-performing assets to total assets......................           0.48%          0.65%

  Net charge-offs to average loans outstanding...............           0.07%          0.33%

  Allowance for loan losses to total loans...................           0.51%          0.51%


  Allowance for loan losses to non-performing loans..........          68.85%         48.54%


Capital Ratios:
  Average equity to average assets
     (average equity divided by average total assets)........           8.89%          8.40%

  Equity to assets at period end.............................           8.78%          8.66%

                                       29

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


         The consolidated analysis of St. Edmond's Federal Savings Bank and its wholly-owned subsidiary, SE Investment Services Corp, is intended to assist the reader in evaluating the performance of the Bank for the years ended October 31, 2003 and 2002. This information should be read in conjunction with the audited consolidated financial statements and accompanying notes to the consolidated financial statements.

         The Bank, which is subject to regulation and supervision by the Office of Thrift Supervision, is a federally-chartered savings bank headquartered in Philadelphia, Pennsylvania. The Bank entered into a supervisory agreement with the Office of Thrift Supervision in February 2002. While in effect, the agreement limited the Bank's loan originations and asset growth, including restricting the Bank from originating non-owner occupied residential real estate loans (both one-to-four family investor loans and multi-family loans). The agreement was terminated on December 10, 2003. See Supervisory Agreements on page ___.

         The Bank's principal sources of revenue consist of income from its ^ residential real estate loans, commercial real estate loans and consumer loans and its investment securities as well as from a variety of deposit services offered to its customers through two offices located in Philadelphia County, Pennsylvania, and Gloucester County, New Jersey.

         For the year ended October 31, 2003, the Bank recognized net income of $556,000 as compared to $529,000 for 2002. Return on average equity for 2003 was 7.23% as compared to 7.48% for 2002. The Bank's earnings reflect strategies implemented in previous years to strengthen financial discipline by evaluating inefficiencies within the organization that resulted in ^ the closing of two branch ^ offices. Savings on occupancy and equipment costs resulting from the closing of the Germantown office more than offset a reduction in net interest margin to 3.26% for 2003 from 3.54% for 2002. Meanwhile, asset quality continued to improve as the Bank focused on enhancing its credit risk management procedures that resulted in a reduction of nonperforming assets. ^ Average loans outstanding declined during the period due to refinancings of mortgage loans as customers took advantage of the low interest rate environment ^. Funding for operations continues to be primarily from a competitively priced deposit product portfolio, as well as from investment repayments and maturities. Leverage capital ratios remained strong at 8.89% in 2003. ^


Business Strategy


         ^ In the future, the Bank's business strategy ^ will be to grow and improve its profitability by:

          o Emphasizing one- to four-family residential real estate lending (both owner-occupied and investor owned), while continuing to originate multi-family and commercial real estate lending;


          o    Increasing assets;

          o Utilizing the capital raised in the offering to help manage interest rate risk;

          o    Offering new products and services to the Bank's customers; and

          o    Maintaining high asset quality.


         In addition, the Bank may expand either through opening or acquiring branch offices. The Bank may also relocate its Sewell, New Jersey office to a new site. The Bank does not, however, have any current understandings, agreements or arrangements for the expansion of its business, either through repositioning existing branches or the addition of new branch offices.

         Furthermore, the Bank currently plans to add seven full time employees to its staff over the next several years, including up to three new lender/business development officers, an assistant branch manager, and a support staff employee in each of the accounting, lending and customer service departments. ^


Critical Accounting Policies


         The Bank's accounting policies are integral to understanding the results reported. The accounting policies are described in detail in Note 1 of the consolidated financial statements. The Bank's most complex accounting policies require management's judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. The Bank has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. Management believes that the determination of the allowances for loan losses is a critical policy.

         Allowance for Loan Losses. ^ Evaluation of the allowance for loan losses involves a high degree of judgment. The Bank's allowance for loan losses provides for losses based upon evaluations of known and inherent losses in the loan portfolio that are both probable and reasonable to estimate. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it.

         Management uses historical information to assess the allowance for loan losses as well as the prevailing business environment, as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Bank's methodology of assessing the ^ allowance for loan losses, refer to Note 1 of the consolidated financial statements commencing on page F-7.


Comparison of the Results of Operations for the Fiscal Years Ended October 31, 2003 and October 31, 2002


         The Bank ^ reported net income of $556,000 ^ for 2003, which represents an increase of $27,000, or 5.1%, over 2002. This increase in net income is primarily due to a reduction in noninterest expenses of $108,000, which resulted from savings associated with closing a branch office located in Germantown, Pennsylvania coupled with a reduction in income taxes of $74,000. Partially offsetting these reductions in expenses in 2003 was a decrease in net interest income of $168,000.

         Net Interest Income. Net interest income for 2003 decreased to $2,670,000 as compared to $2,838,000 for 2002. The Bank's net interest margin for 2003 was 3.26%, versus 3.54% for 2002.


         Interest income for 2003 was $5,120,000 as compared to $5,837,000 for 2002. This decrease of $717,000 or 12.3% was influenced primarily by a decrease in the interest earned on loans receivable of

$716,000 and was the product of both volume and rate fluctuations during the period. The average balance of loans receivable decreased $5,597,000 to $49,785,000 during 2003 and was the result of mortgage loan repayments due to ^ customers refinancing in the current low interest rate environment. The tax-equivalent yield on interest earning assets decreased to 6.21% for 2003 from 7.27% for 2002, and primarily resulted from a 113 basis point and 50 basis point decrease in investment securities and loans receivable, respectively. During 2003, ^ funds from the rapid prepayment of loans and mortgage-backed as well as new deposits were invested at substantially lower rates than the previous year. ^

         Interest expense decreased $550,000 or 18.3% for 2003 to $2,450,000 from $3,000,000 for 2002. Interest expense incurred on deposits decreased $478,000 for 2003 as compared to 2002 and was primarily attributable to the current interest rate environment that resulted in a lowering of the cost of funds to 3.25% for 2003 ^ from 4.08% for 2002. Although the Bank reduced its costs on all deposit products during 2003, ^ the largest decline was in certificate of deposit rates which decreased by 94 basis points. Interest expense on borrowings also decreased ^, $222,000 for 2003 as compared to $294,000 for 2002, as a result of a decline in average balances.

         Loan Loss Provision. ^ The loan loss provision is based upon management's assessment of a variety of factors, including types and amounts of nonperforming loans, historical loss experience, collectibility of collateral values and guaranties, pending legal action for collection of loans and related guaranties, and current economic conditions. The ^ allowance represents management's ^ best estimate of ^ known and inherent losses in the loan portfolio at the balance sheet date that are both probable and reasonable to estimate. ^ However, actual loan losses could exceed the amounts that have been charged to operations.

         The provision for loan losses was $33,000 in 2003 as compared to $25,000 in 2002. Non-performing loans decreased to $382,000 at October 31, 2003 compared to $550,000 the year prior. Average loans outstanding for 2003 decreased to $49.8 million from $55.4 million for 2002. The slight increase in the provision in 2003 reflects mainly a change in the Bank's estimation methods during 2003. During 2003, the Bank increased its recommended allowance on one-to-four family loans, both owner-occupied and non-owner occupied (investor loans), and began using a four year loss average (with a 50% weighting given to the latest year) versus a three year loss average being used in 2002. The relatively high net charge-offs on loans for 2002 impacted the four year loss average. Net charge-offs were $37,000 in 2003 versus $182,000 for 2002.

         Noninterest Income. Total noninterest income increased slightly in 2003 to $386,000 from $365,000 for 2002. Noninterest income items are primarily comprised of service charges and fees on deposit account activity, along with fee income derived from other financial related services. The increase is principally due to the recognition of additional fee income from deposit accounts due to an increase in both the transactional fees being charged and the volume of related transactions. ^ Subsequent to October 31, 2003, the Bank approved a $1,800,000 investment in bank-owned life insurance ^, and $1,500,000 had been invested as of December 31, 2003. Although funds for this investment will come from other investments, thereby reducing net interest income, the Bank expects that the after-tax return from this product, which will be reported as noninterest income, will be more than offsetting.


         Noninterest Expense. Noninterest expense decreased 4.7% to $2,177,000 for 2003 as compared to $2,285,000 for 2002. Noninterest expense items are primarily comprised of compensation and employee benefits, occupancy and equipment, federal insurance premiums, data processing, professional fees and various other operational expenses. Compensation and employee benefits decreased $70,000, or 6.0%, primarily as a result of a decrease in the number of full time equivalent employees coupled with a reduction in discretionary benefit costs. Occupancy and equipment expenses decreased 29.8% or $116,000 as a result of closing the Bank's former Germantown branch and a reduction in depreciation recognized on capitalized assets. Net real estate operations^ consist of the costs incurred in the temporary operation of other real estate owned, as well as the gains and losses associated with the disposal of such properties^; in 2003, the Bank incurred an expense of $15,000 in this category, whereas in 2002, there was a gain of $59,000 from the sale of such property, a negative change of $74,000 in year to year comparisons. In addition, federal deposit insurance premiums decreased 39.6% for 2003 as a result of the lowering of the Bank's risk rating, while professional fees increased $20,000 during 2003 ^ due to increased ^ general business ^ activity.

         Noninterest expenses ^ are expected to increase in 2004 due to the additional costs of professional fees associated with becoming a public company, the expected implementation of supplemental ^ retirement plans for key employees, and expenses from ^ employee stock ownership and restricted stock ^ plans.

         Additionally, the Bank currently plans to add seven full time employees to its staff over the next several years, including up to three new lender/business development officers, an assistant branch manager, and a support staff employee in each of the accounting, lending and customer service departments.

         Income Taxes. Income taxes declined 20.3% to $290,000 for 2003 from $364,000 for 2002 due to a reduction in pretax income and a decrease in the tax rate. The effective tax rate was reduced to 34.2% for 2003 from 40.7% for 2002 as a result of an increase in tax-exempt income.


Comparison of Financial Condition at October 31, 2003 and October 31, 2002

         Assets and Liabilities. The Bank's total assets increased $2,106,000, or 2.5%, to $87,367,000 at October 31, 2003 from $85,261,000 at October 31,
2002. This increase primarily resulted from a $3,845,000, or 16.4%, increase in investment securities available for sale that was primarily funded by a $2,258,000 net increase in customer deposits.


         Cash and cash equivalents decreased $997,000 to $6,304,000 at October 31, 2003 from $7,301,000 at October 31, 2002. The decrease resulted from temporary fluctuations ^ in deposits with other banks due to the timing of customer activity. The Bank maintains an overnight interest bearing account with the Federal Home loan Bank. Excess funds are deposited here while management evaluates other investment opportunities and to meet current funding of loan commitments.

         Investment securities available for sale increased to $27,337,000 at October 31, 2003 from $23,492,000 at October 31, 2002. ^ During 2003, principal repayments on mortgage-backed securities were utilized for other operational purposes, including the purchase of U.S. Government agency securities. This has resulted in a more diversified investment portfolio mix between U.S. Government agency and mortgage-backed securities. ^ These U.S. Government agency securities, which have all been classified as available for sale, typically have maturities ranging from 1 to 5 years with yields between 3.0% and 4.8%.

         Net loans receivable, which remained relatively stable in 2003, were $50,730,000 at October 31, 2003 as compared to $51,689,000 at October 31, 2002.
A slight decrease in one-to-four family mortgages was noted during the year as ^ customers refinanced loans in ^ the low interest rate environment. Multi-family loans decreased to $466,000 at October 31, 2003 as compared to $1,289,000 at October 31, 2002 as a result of the regulatory supervisory agreement the Bank entered into with the Office of Thrift

Supervision in February 2002. Such agreement restricted the Bank from originating non-owner occupied residential real estate loans, and the balance of this loan portfolio declined due to principal repayments not being offset by any new originations during the time the Bank was subject to the agreement. The agreement was terminated on December 10, 2003. Construction loans increased to $1,416,000 at October 31, 2003 as compared to $151,000 at October 31, 2002 as a result of the Bank purchasing participation interests in three loans with an aggregate balance of $1,313,000 at October 31, 2003. Management maintains a loan pricing structure that while competitive, also considers interest rate risk and liquidity risk. As of October 31, 2003, the Bank had commitments to fund loans of $3,273,000.

         At October 31, 2003, the allowance for loan losses decreased to $263,000 from $267,000 at October 31, 2002, and represented 0.51% of the gross loan portfolio at both October 31, 2003 and 2002. Nonperforming loans as a percentage of total net loans decreased to 0.75% at October 31, 2003 ^ from 1.06% ^ the year before. The Bank had nonaccrual loans of $370,000 and $543,000 at October 31, 2003 and 2002, respectively. Management does not believe the nonaccrual loans or any amounts classified as nonperforming will have a significant effect on operations or liquidity in 2004. Furthermore, management is not aware of any trends or uncertainties related to any loans classified as doubtful or substandard that might have a material effect on earnings, liquidity, or capital resources.

         Subsequent to October 31, 2003, the Bank approved a $1,800,000 investment in bank-owned life insurance, commonly referred to as "BOLI," and $1,500,000 had been invested as of December 31, 2003. Bank-owned life insurance consists of individual policies purchased on the lives of executive officers and directors of the Bank, and the beneficiary of such policies is the Bank. Returns on the investment of the cash value of the policy are included in the Bank's noninterest income. Although funds for this investment will come from other investments, thereby reducing net interest income, the Bank expects that the after-tax return from this product, which will be reported as noninterest income, will more than offset the related reduction in net interest income. The earnings associated with this product are considered to offset current employee benefits expense, as well as the possible addition of deferred compensation plans for officers.

         Total deposits increased $2,258,000, or 3.2%, to $72,273,000 at October 31, 2003 from $70,015,110 at October 31, 2002. ^ This growth^ was ^ concentrated in transactional, savings, and money market deposits, ^ and reflected continual marketing efforts ^ as well as ^ the competitive pricing of such products. Deposit growth also was driven by a general shift in customer preference away from the equity markets and into insured bank deposits. Although time deposits declined, they continued to account for 71.6% of the total deposit portfolio and remain ^ the dominant ^ source of funds.


         Federal Home Loan Bank borrowings decreased slightly in 2003 to $6,637,000 and approximately 60% of these borrowings will mature in 2004. The proceeds from these borrowings were originally utilized to supplement the funding of loan demand.


         Retained Earnings. Total retained earnings increased $285,000 to $7,672,000 at October 31, 2003 due to net income of $556,000 that was offset partially by a decrease in accumulated other comprehensive income of $271,000. Accumulated other comprehensive income decreased as a result of changes in the net unrealized gain on investment securities available for sale due to fluctuations in interest rates. ^ The Bank has concluded that any impairment of its investment securities portfolio is not other than temporary and is not expected to result in the noncollection of principal and interest during the period. Accumulated other comprehensive income ^ will fluctuate from period to period, reflecting changes in interest rate levels, and such fluctuations can at times be material. The Bank has disclosed comprehensive income of $285,000 and $531,000 for the years ending October 31, 2003 and 2002, respectively.

Comprehensive income considers the effects of recognizing unrealized gains and losses on available for sale investment securities during the period on net income.

         The Bank is currently in the process of an initial stock offering, which will include an employee stock ownership plan and a restricted stock plan. The proceeds of the stock offering would result in additional equity in the immediate future which ^ would be used for general business purposes.


Liquidity and Capital Resources

         Liquidity management for the Bank is measured and monitored on both a short- and long-term basis, allowing management to better understand and react to emerging balance sheet trends. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to the Bank. Both short- and long-term liquidity needs are addressed by maturities and sales of investments securities, and loan repayments and maturities. The use of these resources, in conjunction with access to credit, provides the core ingredients for satisfying depositor, borrower, and creditor needs.

         The  Bank's  liquid  assets  consist  of  cash  and  cash  equivalents, certificates of deposit in other financial institutions and investment securities classified as available for sale. The level of these assets is dependent on the Bank's operating, investing, and financing activities during any given period. At October 31, 2003, cash and cash equivalents totaled $6,304,000 or 7.2% of total assets while investment securities classified as available for sale and certificates of deposit in other financial institutions totaled $27,521,000 or 31.5% of total assets. Management believes that the liquidity needs of the Bank are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, FHLB borrowings, and the portion of the investment and loan portfolios that matures within one year. These sources of funds will enable the Bank to meet cash obligations and off-balance sheet commitments of $3,273,000 as they come due in the upcoming year.


         ^ The Bank's liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. It has been the Bank's experience that a significant portion of certificates of deposit remain with the Bank after they mature and the Bank believes that this will continue. Certificates of deposit maturing within one year or less at October 31, 2003 and 2002 totaled $21,717,000 and $27,721,000, respectively. Total certificates of deposit were $51,855,000 and $52,719,000 at October 31, 2003 and 2002, respectively. Management does not anticipate any change in its pricing strategy relative to certificates of deposit and expects to maintain competitive pricing on these deposits, relative to the Bank's liquidity needs. Depending on the Bank's liquidity needs, if replacement funding were necessary, the Bank could borrow additional funds from the Federal Home Loan Bank and could also sell available for sale securities. Additionally, the liquidity provided by the stock offering in connection with the Bank's mutual-to-stock conversion would offset any reduction in funds from the loss of maturing certificates of deposit.


         Operating activities provided net cash of $604,000 and $532,000 for 2003 and 2002, respectively, and were generated principally from net income of $556,000 and $529,000 in each of these respective periods.

         Investing activities consist primarily of loan originations and repayments and investment purchases and maturities. For 2003, cash used by investing activities primarily consisted of investment purchases of $19,541,000. Partially offsetting the cash used by investing activities was $15,076,000 of proceeds from investment security maturities and repayments, as well as net loan repayments of $746,000. For the same period ended 2002, investing activities provided $1,649,000 in funds principally from the net repayment of loans, the proceeds from repayments and maturities of investment securities, and proceeds from the sales of real estate acquired through foreclosure of $7,304,000, $8,752,000, and $953,000 respectively. Partially offsetting these amounts was the purchase of investment securities for $15,372,000. For both periods, the lower interest rate environment has resulted in numerous securities being called and one-to-four family loans being refinanced.

         ^ Subsequent to October 31, 2003, the Bank approved a $1,800,000 investment in bank-owned life insurance, commonly referred to as "BOLI," and $1,500,000 had been invested as of December 31, 2003. Management does not expect holding this policy to have any significant effect on the Bank's liquidity, as the Bank has sufficient liquidity to meet its cash flow needs.

         Financing activities consist of the solicitation and repayment of customer deposits, borrowings and repayments, and advances by borrowers for taxes and insurance. During 2003, net cash provided by financing activities totaled $2,112,000 and was principally derived from an increase in deposits. During 2002, net cash used for financing activities totaled $204,000, and was principally derived from repayments of Federal Home Loan Bank borrowings of $1,151,000 that were partially offset by an increase in deposits of $1,099,000. The Bank has $4,061,000 in FHLB borrowings coming due in 2004 and is expected to roll a portion of this into another loan with the FHLB. The funds from the ^ stock offering in connection with the Bank's mutual-to-stock conversion are expected to reduce the remaining portion, as well as fund general business operations.


         The  following  table  discloses  the  Bank's   contractual   borrowing
obligations as of October 31, 2003.

                                                              Less Than                                    After
                                                       Total    1 Year        1-3 Years    4-5 Years      5 Years
                                                       -----    ------        ---------    ---------      -------

                                                                           ^(In thousands)

Federal Home Loan Bank borrowings.............        $6,637     $4,061         $    76      $1,500        $1,000
                                                       =====      =====          ======       =====         =====

         At October 31, 2003, the Bank had a maximum borrowing capacity of $58.8 million with the Federal Home Loan Bank.

         The following table discloses the Bank's new loan commitments as of October 31, 2003, including unused lines of credit.

                                                       Total
                                                       Amounts Less Than                                 Over
                                                     Committed  1 Year        1-3 Years    4-5 Years    5 Years
                                                     ---------  ------        ---------    ---------    -------

                                                                           ^(In thousands)

Construction loans in process(1).............        $   31      $   31         $     -     $     -      $     -
Other commitments to extend credit(2)........         3,242       3,242               -           -            -
                                                      -----       -----          ------      ------       ------
   Total.....................................        $3,273      $3,273         $     -     $     -      $     -
                                                      =====       =====          ======      ======       ======

----------
(1) Includes construction loans which will convert to permanent loans. (2) Represents amounts committed to customers.


         The impact of the additional capital from the stock offering will have a material effect on the Bank's liquidity. Additionally, the Board may in the future implement a $10.0 million leveraging strategy that would increase borrowings and provide funding for the purchase of investment securities with a favorable interest rate spread. Management is not aware of any other trends, demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in the Bank's liquidity increasing or decreasing in any material way.

         Management is not currently aware of any material trends, favorable or unfavorable, currently affecting the Bank's capital resources. Historically, the Bank's primary source of capital has been retained earnings, which^ has supported past growth and expansion. The proceeds of the stock offering in connection with the Bank's mutual-to-stock conversion are part of management's new capital planning policy to ensure compliance with regulations and to permit future expansion. The infusion of this new capital will significantly increase the Bank's capital resources by increasing equity by approximately $19.6 million to approximately $27.3 million, if 2,012,500 shares, the maximum of the offering range, are sold in the offering. Management also expects the implementation of the employee stock ownership plan and the restricted stock plan and the accompanying costs of such plans as well as the potential payment of cash dividends to stockholders of SE Financial Corp. to have an impact on the consolidated capital position of SE Financial Corp. and the Bank.

         Regulatory Capital Requirements. The Bank is subject to federal regulations imposing minimum capital requirements. Management monitors the Bank's Total risk-based, Tier I risk-based, and Tier I leverage capital ratios to assess compliance with regulatory guidelines. At October 31, 2003, the Bank exceeded the minimum capital ratio requirements. The Bank's Total risk-based, Tier I risk-based, and Tier I leverage capital ratios were 21.0%, 20.3%, and 8.9%, respectively, at October 31, 2003.


Recent Accounting Pronouncements

         In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which was effective November 1, 2002, did not have a material effect on the Bank's financial position or results of operations.

         In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on the Bank's financial position or results of operations.

         On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern,

FAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies -- regardless of the accounting method used -- by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material effect on the Bank's financial position or results of operations, but may in the future after the implementation of stock benefit plans.

         In April, 2003, the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133. The amendments set forth in FAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in FAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. FAS No.149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to FAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on the Bank's financial position or results of operations.

         In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. These financial instrument are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The adoption of this statement has not and is not expected to have a material effect on the Bank's reported equity.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Bank's financial position or results of operations.


         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its ^ financial statements only if it controlled the entity through voting interests. This interpretation changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. In October, 2003, the FASB decided to defer to the fourth quarter from the third quarter the implementation date for Interpretation No. 46. This deferral only applies to variable interest entities that existed prior to February 1, 2003. The adoption of this interpretation has not and is not expected to have a material effect on the Bank's financial position or results of operations.


Impact of Inflation and Changing Prices

         The Bank's consolidated financial statements and related data herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require measurement of financial condition and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Because the primary assets and liabilities of the Bank are monetary in nature, changes in the general level of prices for goods and services have a relatively minor impact on total expenses. Increases in operating expenses such as salaries and maintenance are in part attributable to inflation. However, interest rates have a far more significant effect than inflation on the performance of financial institutions, including the Bank.

Market Risk and Net Portfolio Value

         Market risk is the risk of loss of income from adverse changes in prices and rates that are set by the market. The Bank is at risk that changes in interest rates may affect the income it receives on lending and investment activities, as well as the costs associated with its deposits and borrowings. A sudden and substantial change in interest rates may affect earnings if the rates of interest that the Bank earns on its loans and investments does not change at the same speed, to the same extent or on the same basis as the interest rates the Bank pays on its deposits and borrowings. The Bank makes it a high priority to actively monitor and manage its exposure to interest rate risk.

         The Bank seeks to manage interest rate sensitivity through its asset and liability committee which is comprised of members of management and the Board of Directors. The committee accomplishes this by first evaluating the interest rate risk that is inherent in the makeup of the Bank's assets and liabilities. The committee then considers the Bank's business strategy, current operating environment, capital and liquidity requirements, as well as the Bank's current performance objectives, to determine an appropriate level of risk. The
Board of Directors has adopted guidelines within which the Bank manages its interest rate risk, trying to minimize to the extent practical its vulnerability to changes in interest rates. These strategies include focusing the Bank's investment activities on short and medium-term securities, emphasizing shorter-term loans and loans with adjustable rate features, and maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates and utilizing deposit marketing programs to adjust the term or repricing of its liabilities.


         The Bank also monitors its interest rate sensitivity through the use of an asset/liability management ^ model which estimates the change in its net portfolio value ^ in the event of a range of assumed changes in market interest rates. Net portfolio value is defined as the current market value of assets, less the current market value of liabilities, plus or minus the current value of off-balance sheet items. The change in ^ net portfolio value measures the Bank's vulnerability to changes in interest rates by estimating the change in the market value of its assets, liabilities and off-balance sheet items as a result of an instantaneous change in the general level of interest rates (i.e. shock analysis). At October 31, 2003, the Bank had off-balance sheet items which are described in Note 9 to the consolidated financial statements.

         As market interest rates decreased during 2003, the average maturities of loans and investment securities shortened due to quicker prepayments, causing an increase in their value. Deposit accounts have only relatively minor movements in a declining interest rate environment, since they are primarily short term in nature, resulting in the value of deposits decreasing more quickly than the value of assets increase. If market interest rates begin to increase, the average maturities of loans and securities will lengthen as prepayments decrease. Decreases in the value of these loans and securities occur at a more rapid rate in the Bank's ^ net portfolio value model than increases in the value of its deposits. The slow increase in the value of the Bank's deposits in a rising interest rate environment is due to the high concentration of ^ certificates of deposit in the deposit base which have terms of one year or less.

         The following table lists the percentage change in the Bank's net portfolio value ^ assuming an immediate change in interest rates of plus or minus up to 300 basis points from the level at September 30, 2003. The -200bp and -300bp scenarios are not shown due to the low prevailing interest rate environment.

                                                              NPV as % of
                 ^ Net Portfolio Value ("NPV")          Present Value of Assets
               --------------------------------------  -------------------------
Change in                                                            Change
Rates (basis   Estimated  Amount of     Percent of      NPV          (basis
      points)     NPV     ($)Change(1)  NPV Change(2)   Ratio(%)(3)  points)(4)
-------------------------------------------------------------------------------

              (Dollars in thousands)
    +300        $7,435    $(3,193)        (30)%             8.70%     (289)
    +200         8,716     (1,912)        (18)%             9.94%     (165)
    +100         9,812       (816)         (8)%            10.93%      (67)
       0        10,628                                     11.59%        -
    -100        10,500       (128)         (1)%            11.32%      (27)
    -200             -          -           -%                 -%        -
    -300             -          -           -%                 -%        -

--------------
(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)  Calculated as estimated NPV divided by present value of total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.


         The ^ net portfolio value model, shown above, which is prepared by the Office of Thrift Supervision, has certain shortcomings and is as of September 30, 2003, and not the Bank's fiscal year end of October 31, 2003. Based on the model, certain assumptions are made that may or may not actually reflect how actual yields and costs will react to market interest rates. For example, the ^ net portfolio value model assumes that the makeup of its interest rate sensitive assets and liabilities will remain constant over the period being measured. Thus, although using such a model can be instructive in providing an indication of the Bank's exposure to interest rate risk, the Bank cannot precisely forecast the effects of a change in market interest rates, and the results indicated by the model are likely to differ from actual results.

         Average Balance Sheet. The following table sets forth certain information relating to the Bank for the years ended October 31, 2003 and 2002. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the years presented. Average balances are derived from daily balances. Yields on investment securities have been computed on a tax-equivalent basis.


                                                                                  For the Year Ended October 31,
                                               At October 31,      -------------------------------------------------------------
                                                    2003                       2003                         2002
                                            --------------------   -----------------------------  ------------------------------
                                                                    Average            Average     Average              Average
                                             Balance  Yield/Cost    Balance  Interest Yield/Cost   Balance Interest   Yield/Cost
                                             -------  ----------    -------  -------- ----------   ------- --------   ----------
                                                                        (Dollars in thousands)
Interest-earning assets:
 Loans receivable, net (1)................   $50,730      7.09%     $49,785    $3,934     7.90%    $55,382  $4,650         8.40%
 Investment securities ...................    27,337      4.63       27,839     1,111     4.13      20,972   1,094         5.26
 Other interest-earning assets............     6,547      0.95        5,487        75     1.37       4,117      93         2.26
                                             -------                -------   -------              ------- -------
  Total interest-earning assets...........    84,614      5.82       83,111    $5,120     6.21      80,471  $5,837         7.27
                                                                                -----                        -----
Non-interest-earning assets...............     2,753                  3,375                          3,659
                                             -------                -------                        -------
  Total assets............................   $87,367                $86,486                        $84,130
                                              ======                 ======                         ======
Interest-bearing liabilities:
 Interest-bearing demand deposits.........   $ 3,232      1.19%     $ 2,968    $   36     1.21%    $ 2,865  $   39         1.36%
 Money market deposits....................     4,613      1.43        4,108        80     1.95       3,528      97         2.75
 Savings accounts.........................     9,683      1.49        9,081       146     1.61       8,657     178         2.06
 Certificates of deposit..................    51,855      3.32       52,490     1,966     3.75      51,038   2,391         4.68
 FHLB borrowings..........................     6,637      3.22        6,664       222     3.33       7,359     294         4.00
                                             -------                -------    ------              -------  ------
  Total interest-bearing liabilities......    76,020      2.87       75,311    $2,450     3.24      73,447  $2,999         4.09
                                                                                -----                        -----
Non-interest-bearing liabilities..........     3,675                  3,486                          3,614
                                              ------                -------                       --------
 Total liabilities........................    79,695                 78,797                         77,061
Retained earnings.........................     7,672                  7,689                          7,069
                                             -------                -------                        -------
 Total liabilities and retained earnings..   $87,367                $86,486                        $84,130
                                              ======                 ======                         ======
Net interest income.......................                                     $2,670                       $2,838
                                                                                =====                        =====
Interest rate spread (2)..................                2.95%                           2.95%                            3.18%
                                                       =======                         =======                          =======
^ Interest margin on interest-earning                     3.24%                           3.26%                            3.54%
                                                       =======                         =======                          =======
assets(3).................................
Ratio of average interest-earning assets
to average interest-bearing liabilities...            ^ 111.30%                         110.36%                          109.56%
                                                      ========                          ======                           ======


--------------------------------------
(1) Non-accruing loans have been included in loans receivable, net, and the effect of such inclusion was not material.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The relationship between the volume and rates of the Bank's interest-bearing assets and interest-bearing liabilities influences the Bank's net interest income. The following table reflects the sensitivity of the Bank's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                                     Year Ended October 31,
                                     ------------------------------------------------------
                                             2003 vs. 2002            2002 vs. 2001
                                     --------------------------  --------------------------
                                          Increase (Decrease)       Increase (Decrease)
                                                Due to                    Due to
                                     --------------------------  --------------------------
                                      Volume     Rate     Net    Volume     Rate     Net
                                      ------     ----     ---    ------     ----     ---
                                                     (Dollars in thousands)
Interest and dividend income:
 Loans receivable ..................   $(452)   $(264)   $(716)   $(511)    (130)   $(641)
 Investment securities .............      49      (32)      17      249     (100)     149
 Other interest-earning assets .....      96     (114)     (18)      21     (121)    (100)
                                       -----    -----    -----    -----    -----    -----
  Total interest-earning assets ....   $(307)   $(410)   $(717)   $(241)   $(351)   $(592)
                                       =====    =====    =====    =====    =====    =====

Interest expense:
 Interest-bearing demand deposits ..       1       (4)      (3)       5        1        6
 Money market deposits .............      22      (39)     (17)      39      (50)     (11)
 Savings accounts ..................       9      (41)     (32)     (13)     (33)     (46)
 Certificates of deposit ...........      70     (495)    (425)     111     (489)    (378)
 FHLB borrowings ...................     (26)     (46)     (72)    (140)    (161)    (301)
                                       -----    -----    -----    -----    -----    -----
  Total interest-bearing liabilities   $  76    $(625)   $(549)   $   2    $(732)   $(730)
                                       =====    =====    =====    =====    =====    =====

Change in net interest income ......   $(383)   $ 215    $(168)   $(243)   $ 381    $ 138
                                       =====    =====    =====    =====    =====    =====

                         BUSINESS OF SE FINANCIAL CORP.


         Upon completion of the conversion we will own all of the stock of the Bank. We have not engaged in any significant business to date. Prior to the conversion, we will not transact any material business. We will invest our initial capitalization as discussed in the Use of Proceeds section on page ___. In the future, we may pursue other business activities^ or diversification of operations. There are, however, no current plans for these activities. Initially, we will not maintain offices separate from those of the Bank or employ any persons other than certain of the Bank's officers. Officers of SE Financial Corp. will not be separately compensated for their service.


                  BUSINESS OF ST. EDMOND'S FEDERAL SAVINGS BANK

General

         St. Edmond's Federal Savings Bank was originally chartered and began operations in 1912 as St. Edmond's Building and Loan Association. It became a federally-chartered savings bank in 1995. The Bank's deposits are federally insured by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation. The Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.


         The Bank is a community-oriented savings organization, providing traditional retail banking services. The Bank's lending products include one- to four-family residential mortgage loans (including investor loans and mixed-use loans), multi-family mortgage loans, commercial real estate mortgage loans, construction loans, home equity loans, savings account loans and other consumer loans. The Bank's primary source of funds for its lending and investing activities is deposits, with ^ an emphasis on certificates of deposit. The Bank conducts its operations through its main office located in Philadelphia, Pennsylvania and a branch office located in Sewell, New Jersey.


         At October 31, 2003, the Bank had total assets, deposits, and retained earnings of $87.4 million, $72.3 million, and $7.7 million, respectively. The Bank attracts deposits from the general public and uses these deposits primarily to originate loans and to purchase mortgage-backed and other securities. The principal sources of funds for the Bank's lending and investing activities are deposits, the repayment and maturity of loans and the sale, maturity, and call of securities. The principal source of income is interest on loans and investment and mortgage-backed securities. The principal expense is interest paid on deposits.

Market Area and Competition

         The Bank defines its primary market areas to include certain postal codes surrounding its main office located in Philadelphia, Pennsylvania, with an emphasis on the south Philadelphia market, and certain postal codes surrounding its branch office located in Sewell, New Jersey. The Bank also originates loans on real estate located within a 100 mile radius of its main office and considers this area as within its primary market area.


         The Philadelphia market is an urban market area and can be characterized as having a blue collar customer base, lower average household incomes and lower average home prices. In comparison to the Philadelphia market, the Sewell market is a more affluent suburban area with a more white collar customer base ^, higher average household incomes and higher average home prices.

         The Philadelphia office is the primary office for the Bank's activities. At October 31, 2003, deposits at the Philadelphia office totaled approximately $68.3 million and deposits at the Sewell office totaled approximately $4.0 million.


         The Bank's business of attracting deposits and making loans is primarily conducted within its primary market areas. A downturn in the local economy, therefore, could reduce the amount of funds available for deposit, hamper the ability of borrowers to repay their loans and lower collateral values, which would likely hurt the Bank's profitability.


         The Bank faces substantial competition in attracting deposits, which are its primary source of funds for lending, and in the origination of loans. Many of the Bank's competitors are significantly larger institutions and have greater financial and managerial resources. The Bank's ability to compete successfully is a significant factor affecting its profitability.

         The Bank's competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, thrift institutions, and credit unions located in the Bank's primary market areas. The Bank also competes with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans. The Bank also faces competition for funds from investment products such as mutual funds, short-term money funds and corporate and government securities.

Lending Activities

         General. The Bank's loan portfolio is primarily comprised of one- to four-family residential real estate loans, most of which have fixed rates of interest.


         ^ In the future, the Bank intends to grow its total loan portfolio while generally maintaining the same relative percentage of each category as they stood at October 31, 2003.

         The following table analyzes the composition of the Bank's loan portfolio by loan category at the dates indicated.


                                                                      At October 31,
                                                  --------------------------------------------------------
                                                          2003                          2002
                                                  --------------------------  ----------------------------
                                                     Amount        Percent         Amount         Percent
                                                     ------        -------         ------         -------
                                                                     (Dollars in thousands)
Type of Loans:
--------------
Mortgage loans:

  One-to-four family(1)....................         $36,151          70.78%       $37,810          72.51%
  Multi-family..............................            466           0.91          1,289           2.47
  Commercial real estate....................          4,006           7.84          4,334           8.31
  Construction(2)...........................          1,416           2.77            151           0.29


Home equity loans...........................          8,409          16.46          7,794          14.95

Loans on savings accounts..................             473           0.93            425           0.82
Other.......................................            151           0.30            343           0.66
                                                    -------         ------        -------         ------
Total loans.................................         51,072         100.00%        52,146         100.00%
                                                                    ======                        ======
Less:
  Net deferred loan fees and
      unamortized premiums..................             79                           190
  Allowance for loan losses.................            263                           267
                                                    -------                       -------

Total loans, net............................        $50,730                       $51,689
                                                    =======                       =======

^
---------------------
(1) Included in this category are lines of credit. Also included are mixed-use and investor loans.
(2) Included in this category are participation interests in three loans with an aggregate balance of $1,313,000 at October 31, 2003.

         Loan Maturity Schedule. The following table sets forth the maturity or repricing of the Bank's loan portfolio at October 31, 2003.

                            One-to                                            Home    Loans
                            -four        Multi-  Commercial                  equity  on savings
                           family(1)     family  real estate   Construction  loans   accounts     Other    Total
                           ---------     ------  -----------   ------------  -----   --------     -----    -----
                                                              (In thousands)
Amounts Due:
Within 1 Year ..........   $   271      $    53      $   187      $   634   $   263   $    44   $    58   $ 1,510
                           -------      -------      -------      -------   -------   -------   -------   -------

After 1 year:
  1 to 3 years .........       591          213          469          782       404       163        16     2,638
  3 to 5 years .........     1,061           --           96           --       547       266        39     2,009
  5 to 10 years ........    12,768           21        2,576           --     6,738        --        --    22,103
  10 to 15 years .......    21,096          179          678           --       457        --        38    22,448
  Over 15 years ........       364           --           --           --        --        --        --       364
                           -------      -------      -------      -------   -------   -------   -------   -------

Total due after one year    35,880          413        3,819          782     8,146       429        93    49,562
                           -------      -------      -------      -------   -------   -------   -------   -------
Total amount due .......   $36,151      $   466      $ 4,006      $ 1,416   $ 8,409   $   473   $   151   $51,072
                           =======      =======      =======      =======   =======   =======   =======   =======

------------------------

(1) Included in this category are lines of credit. Also included are mixed-use and investor loans.

         The following table sets forth the dollar amount of all loans at October 31, 2003 due after October 31, 2004, which have fixed interest rates and which have floating or adjustable interest rates.


                                                       Floating or
                                    Fixed Rates      Adjustable Rates    Total
                                    -----------      ----------------    -----
                                                      (In thousands)
One-to -four family(1).........       $30,654            $5,226         $35,880
Multi-family...................           413                 -             413
Commercial real estate.........         2,892               927           3,819
Construction...................             -               782             782
Home equity loans..............         6,489             1,657           8,146
Loans on savings accounts......           429                 -             429
Other..........................            93                 -              93
                                      -------            ------         -------
  Total........................       $40,970            $8,592         $49,562
                                      =======            ======         =======
------------------------

---------------
(1) Included in this category are lines of credit. Also included are mixed-use and investor loans.

         One- To-Four Family Mortgage Loans. The Bank's primary lending activity consists of the origination of one- to four-family mortgage loans, the majority of which are secured by property located in Philadelphia County, Pennsylvania. Included in this category are mortgage loans on ^ mixed-use properties, which are properties that ^ combine retail or service ^ activity with up to four units of residential housing. Also included in the one- to-four family category are home equity lines of credit.

         The Bank generally originates mortgage loans in amounts of up to 80% of the lesser of the appraised value or purchase price of a mortgaged property, but will also permit loan-to-value ratios of up to 95%. For loans exceeding an 80% loan-to-value ratio, the Bank requires the borrower to obtain private mortgage insurance covering the Bank for any loss on the amount of the loan in excess of 80% in the event of foreclosure. The majority of the Bank's one- to four-family mortgage loans are originated with fixed rates ^, and generally have terms of 15 years or less, although some have maturities of up to 30 years. The Bank also offers adjustable-rate loans which have interest rates that adjust annually to the yield on one-year, three-year or five-year U.S. Treasury securities plus a margin. The Bank's adjustable-rate loans have ^ maturities of up to 30 years with initial fixed-rate periods of one, three or five years according to the terms of the loan. The Bank's one and three-year adjustable-rate mortgages generally have a cap of two percentage points on rate adjustments during any one year and five percentage points over the life of the loan. The five-year adjustable rate loan does not have such limitations.


         The Bank generally makes its fixed rate mortgage loans to meet the secondary mortgage market standards of Fannie Mae. The Bank also makes some non-conforming loans in order to meet the needs of its community and customers.

         Substantially all of the Bank's residential mortgages include "due on sale" clauses, which are provisions giving the Bank the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. Property appraisals on real estate securing the Bank's single-family residential loans are made by state certified or licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. The Bank generally requires title insurance policies on all first mortgage real estate loans originated. All property secured loans require fire and casualty insurance. Loans made on property located in designated flood zones require minimum flood insurance coverage based on the amount of the loan.

         Reflecting the Bank's Philadelphia market area, at October 31, 2003 and 2002, approximately $10.9 million and $12.7 million, respectively, of the Bank's one-to-four family mortgage loan portfolio consisted of mortgage loans on nonowner-occupied properties (investor loans), representing 30.1% and 33.6% of one-to-four family mortgage loans and 21.5% and 24.6% of total loans. ^ Such loans are generally originated in amounts of up to 75% of the lesser of the appraised value or purchase price of a mortgaged property. These loans generally have fixed rates and terms of up to 20 years.

         Multi-Family and Commercial Real Estate Loans. The Bank originates a limited number of commercial real estate mortgage loans, including loans on multi-family dwellings, retail/service space, and other income-producing properties. The Bank generally requires no less than 25% downpayment or equity for loans on multi-family properties and 30% for non-residential properties. Typically these loans are made with fixed rates of interest ^, terms of up to twenty-five years and may have a balloon feature. Essentially all of the Bank's commercial real estate loans are within the Bank's primary market areas.


         Commercial real estate loans generally are considered to entail significantly greater risk than that which is involved with single family real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the commercial real estate and the borrower. These risks can be significantly affected by economic conditions. In addition, commercial real estate lending generally requires substantially greater evaluation and oversight efforts compared to residential real estate lending.


         Construction Lending. The ^ Bank participates in loans to builders/developers for the construction of multi-unit or mixed-use properties. The Bank's construction lending also includes loans to individuals for construction of a primary residence. The Bank originates construction loans in an amount up to 75% of the appraised value for a multi-family or commercial real estate construction loan, and up to 80% for a one- to four-family residential construction loan. The Bank typically converts construction loans to individuals ^ into permanent loans on completion of construction but does not require take-out financing prior to origination. Essentially all of the Bank's construction lending is in its primary market areas.

         Construction loans increased to $1,416,000 at October 31, 2003 as compared to $151,000 at October 31, 2002 as a result of the Bank purchasing participation interests in three loans with an aggregate balance of $1,313,000 at October 31, 2003. The Bank's largest construction loan had a balance of approximately $634,000 at October 31, 2003, representing a 50% participation on the construction of a six unit townhouse development in downtown Philadelphia. The other two loans consist of a mixed-space project of four stores and seven apartment units with a balance of approximately $394,000 at October 31, 2003 and a multi-unit residential housing project with a balance of approximately $284,000 at October 31, 2003. The Bank will continue to consider opportunities to participate in construction loans if presented.


         Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties. The Bank's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, the Bank may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan. If the Bank is forced to foreclose on a project prior to completion, there is no assurance that it will be able to recover all of the unpaid portion of the loan and it may have to advance additional amounts for completion and/or hold the property for an indeterminate period of time.

         Home Equity Loans. The Bank's home equity loan portfolio includes fixed rate second mortgage loans with terms of up to fifteen years. Home equity loans are primarily originated in the Bank's primary market areas and are made in amounts ^ up to 80% of value. The Bank also offers home equity loans on investment properties in addition to loans on primary residences. Loans on investment properties are made in amounts ^ up to 75% of value.


         Loans on Savings Accounts. The Bank originates loans on passbook savings accounts for terms up to five years and loans on certificates of deposit with the Bank for terms equal to the certificate maturity. The Bank will generally lend up to 90% of the account balance on a savings secured loan, not to exceed $100,000. Amortization on such loans may be up to thirty years, with a balloon payment on the maturity date.

         Other Loans. Other loans offered by the Bank consist of unsecured consumer loans up to a maximum of $5,000 per loan with terms generally up to five years. Such loans have fixed rates of interest.

         Consumer loans entail greater risks than residential mortgage loans, particularly consumer loans that are unsecured. Further, consumer loan repayment is dependent on the borrower's continuing financial stability and is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, as of October 31, 2003, the Bank's loans to one borrower limit was approximately $1.2 million.


         The Bank's largest single borrower had an aggregate loan balance outstanding of approximately $842,000 at October 31, 2003, representing one loan secured by a residential investment property and one construction loan for condominiums. The Bank's second largest borrower had an aggregate loan balance outstanding of approximately $670,000 at October 31, 2003, representing a loan secured by his personal residence. The Bank's third largest borrower had an aggregate loan balance outstanding of approximately $500,000 at October 31, 2003, representing four loans secured by commercial real estate, including one commercial property and four mixed-use properties, and one loan secured by a residential investment property. The Bank's fourth largest borrower had an aggregate loan balance outstanding of approximately $499,000 at October 31, 2003, representing a loan secured by his personal residence. The Bank's fifth largest borrower had an aggregate loan balance outstanding of approximately $464,000 at October 31, 2003, representing four real estate loans secured by two commercial properties and three two- to four-family ^ properties in the Bank's market areas and one loan secured by a second home. At October 31, 2003, all of these lending relationships were current and performing in accordance with the terms of their loan agreements.

         Loan Originations, Purchases and Solicitation and Processing. The Bank's customary sources of loan applications include repeat customers, real-estate brokers who meet the Bank's underwriting standards, referrals, ^"walk-in" customers, and from customers responding to advertising in local publications.


         The Bank generally does not purchase whole loans. The Bank does occasionally purchase participations in loans originated by others. The Bank purchased participations totaling $1.8 million in 2003 and did not purchase any participations in 2002. As of October 31, 2003, the Bank's largest participation loan had a balance of approximately $634,000, representing a 50% participation on a condominium construction project in downtown Philadelphia.

         Loan Commitments. The Bank gives written commitments to prospective borrowers on all mortgage loans. Generally, the commitment requires acceptance within sixty days of the date of the issuance. The total amount of commitments to extend credit for mortgage and consumer loans as of October 31, 2003, was approximately $3.3 million, including commitments on lines of credit and including undisbursed portions of construction loans totaling $31,000.


         Loan Approvals. The management committee has authority to approve real estate loans to any one borrower up to an aggregate of $300,000. Loans in excess of $300,000 and ^ up to 10% of the Bank's unimpaired capital may be approved by the Board loan committee. Loans in excess of 10% of the Bank's unimpaired capital must be approved by the full Board of Directors.


Non-Performing Loans and Problem Assets


         Collection Procedures. The borrower is notified by mail when a loan is 15 days delinquent. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and a second collection notice is sent. When a loan is ninety days delinquent, it is referred to an attorney for collection. All reasonable attempts are made to collect from ^ the borrower prior to referral to an attorney for collection. In certain instances, the Bank may at its determination modify the loan to enable the borrower to reorganize his financial affairs and the Bank attempts to work with the borrower to establish a repayment schedule to cure the delinquency.


         As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which the Bank may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until it is sold or otherwise disposed of by the Bank. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur.

         Loans are reviewed on a regular basis and are placed on a non-accrual status when they are more than ninety days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Non-Performing   Assets.  The  following  table  provides   information
regarding the Bank's non-performing loans and other non-performing assets as of the end of each of the last two fiscal years.

                                                                         At
                                                                      October 31,
                                                                     2003    2002
                                                                   -------    ----
                                                             (Dollars in thousands)
Loans accounted for on a non-accrual basis:
Mortgage loans:
  One-to-four family ...........................................   $   311    $499
  Multi-family .................................................        59      --
  Commercial real estate .......................................        --      18
Home equity loans ..............................................        --      26
                                                                   -------    ----
Total ..........................................................   $   370    $543
                                                                   =======    ====

Accruing loans which are contractually past due 90 days or more:
Loans on savings accounts ......................................        12       1
Other ..........................................................        --       6
                                                                   -------    ----
Total ..........................................................   $    12    $  7
                                                                   =======    ====
Total non-performing loans .....................................   $   382    $550
                                                                   =======    ====
Real estate owned ..............................................   $    39    $ 25
                                                                   =======    ====
Other non-performing assets ....................................   $  --      $--
                                                                   =======    ====
Total non-performing assets ....................................   $   421    $575
                                                                   =======    ====
Total non-performing loans to net loans ........................      0.75%   1.06%
                                                                   =======    ====
Total non-performing loans to total assets .....................      0.44%   0.65%
                                                                   =======    ====
Total non-performing assets to total assets ....................      0.48%   0.67%
                                                                   =======    ====

         For the year ended October 31, 2003, the amount of interest that would have been recorded on loans accounted for on a non-accrual basis if those loans had been current according to the original loan agreements for the entire period was $15,000. This amount was not included in the Bank's interest income for the period. The amount of interest income on loans accounted for on a non-accrual basis that was included in income during the year ended October 31, 2003 was $0.

         Classified Assets. Management, in compliance with Office of Thrift Supervision guidelines, has instituted an internal loan review program, whereby loans are classified as special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish a valuation reserve for loan losses in an amount considered prudent by management. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.

         An asset is considered substandard if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of so little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated special mention by management.


         Management's classification of assets is reviewed by the Board on a monthly basis and by the regulatory agencies as part of their examination process. The following table discloses the Bank's classification of assets and designation of certain loans as special mention as of October 31, 2003. At October 31, 2003, all of the classified assets and special mention designated assets were loans. At October 31, 2003, all of the $305,000 reported as substandard is included within the $382,000 of non-performing loans reported for that same date. At October 31, 2003, the allowance for loan losses totaled $263,000 and $38,000 of that was recorded in connection with the loans reported as substandard for that same date.



                                                      At October 31,
                                                           2003
                                                      (In thousands)

Special Mention........................                     $551
Substandard............................                      305
Doubtful...............................                        -
Loss...................................                        -
                                                            ----
  Total................................                     $856
                                                            ====


         Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects the Bank's evaluation of the losses known and inherent in its loan portfolio that are both probable and reasonable to estimate associated both with lending activities and particular problem assets. The Bank maintains the allowance through provisions for loan losses that are charged to income in the period they are established. The Bank charges losses on loans against the allowance for loan losses when it believes the collection of loan principal is unlikely. Unsecured loans are charged as loss when they become 90 days delinquent. There is no fixed number of days after which mortgage loans are charged off. Rather, the Bank generally institutes foreclosure proceedings on mortgage loans when they become 90 days delinquent and makes determination as to when a mortgage loan should be charged-off based on the sufficiency of the collateral for that particular mortgage loan. Recoveries on loans previously charged-off are added back to the allowance.

         The Bank's evaluation of the ^ allowance for loan losses includes separate review of all loans on which the collectibility of principal may not be reasonably assured. The Bank evaluates all classified loans individually and bases its determination of a loss factor on the likelihood of collectibility of principal including consideration of the value of the underlying collateral securing the loan. Larger loans, which would generally include multi-family mortgages, other commercial real estate loans and construction loans, are also generally evaluated for impairment individually. The Bank also segregates loans by loan category as part of its allowance evaluation, and evaluates homogenous loans as a group.

         Although there may be other factors that also warrant consideration in maintaining an allowance at a level sufficient to provide for probable and reasonably estimable losses, the Bank considers the following factors in connection with its determination of ^ loss factors and as part of its overall evaluation of the allowance for loan losses:


          o    its historical loan loss experience;

          o    internal analysis of credit quality;
          o    general levels of non-performing loans and delinquencies;
          o    changes in loan concentrations by loan category;
          o    current estimated collateral values;
          o    evaluation  of  credit  quality   conducted  in  bank  regulatory
               examinations; and
          o    economic and market trends impacting the Bank's lending area.

         This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change. Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the Office of Thrift Supervision as an integral part of its examination process, periodically reviews the Bank's loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The Office of Thrift Supervision may require the Bank to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on its review of information available at the time of the examination, which would negatively affect the Bank's earnings.

         It is the Bank's policy to review its loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. Additionally, the Bank maintains a program of reviewing loan applications prior to making the loan and immediately after loans are made in an effort to maintain loan quality.

         The following table sets forth information with respect to the Bank's allowance for loan losses for the periods indicated:


                                                       For the Year Ended
                                                           October 31,
                                                       ------------------
                                                        2003        2002
                                                      --------    --------
                                                     (Dollars in thousands)

Allowance balance (at beginning of period) ........   $    267    $    424
                                                      --------    --------
Provision for loan losses .........................         33          25
                                                      --------    --------

Loans charged-off:
Mortgage loans:
  One-to-four family ..............................         45         179
  Multi-family ....................................         --           9
Other .............................................          4           9
                                                      --------    --------
Total charge-offs .................................         49         197

Recoveries:
Mortgage loans ....................................         --          --
Other .............................................         12          15
                                                      --------    --------
Total recoveries ..................................         12          15
                                                      --------    --------
Net (charge-offs) recoveries ......................        (37)       (182)
                                                      --------    --------
Allowance balance (at end of period) ..............   $    263    $    267
                                                      ========    ========

Total loans outstanding ...........................   $ 51,072    $ 52,146
                                                      ========    ========

Average loans outstanding..........................   $ 49,785    $ 55,382
                                                      ========    ========
Allowance for loan losses as a percent
   of total loans outstanding......................       0.51%       0.51%
                                                      ========    ========
Net loans charged off as a percent of
   average loans outstanding.......................       0.07%       0.33%
                                                      ========    ========

         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the Bank's allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.


                                                   At October 31,
                                   -------------------------------------------
                                          2003                  2002
                                   --------------------    -------------------
                                            Percent of             Percent of
                                             Loans to               Loans to
                                   Amount   Total Loans    Amount  Total Loans
                                   ------   -----------    ------  -----------
                                                (Dollars in thousands)
At end of period allocated to:
Mortgage loans:
  One-to-four family.............    $193       70.78%      $211       72.51%
  Multi-family...................       4        0.91          3        2.47
  Commercial real estate.........      32        7.84         33        8.31
  Construction...................      10        2.77          1        0.29
Home equity loans................      17       16.46         10       14.95
Loans on savings accounts........       -        0.93          -        0.82
Other............................       7        0.30          9        0.66
                                     ----      ------       ----      ------
Total allowance..................    $263      100.00%      $267      100.00%
                                     ====      ======       ====      ======

Investment Activities

         General. Federally chartered savings banks have the authority to invest in various types of liquid assets, including United States Government and government agency obligations, securities of various federal agencies and government-sponsored entities (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions, municipal securities and corporate debt securities.

         SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity."

         The Bank does not currently use or maintain a trading account. Debt and equity securities not classified as "held to maturity" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.

         All of the Bank's securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, yield, settlement date and maturity of the security, the Bank's liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on the Bank's credit and interest rate risk and risk-based capital is also considered. The Bank purchases securities to provide necessary liquidity for day-to-day operations, and when investable funds exceed loan demand.


         The investment policy of the Bank, which is established by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing the Bank's lending activities. Generally, the Bank's investment policy is to invest funds in various categories of securities and maturities based upon the Bank's liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives. Investment authority is held by the President and Executive Vice President/Chief Financial Officer, individually, up to $2.0 million and jointly up to $5.0 million. All investments greater than $5.0 million must be approved by the Board. The Board of Directors reviews the Bank's securities portfolio on a monthly basis.


         The Bank's investment policy does not permit participation in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, the Bank's investment policy does not permit investment in securities which are not rated investment grade 'A' or higher.

         The various obligations held in the Bank's securities portfolio have varying characteristics as to rate, maturity and call provisions. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with and without prepayment penalties. Callable securities totaled approximately $14.9 million at October 31, 2003, and the Bank's investment yield could be reduced if these securities are called prior to maturity.

         Mortgage-backed Securities. Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages, although the Bank focuses its investments on mortgage-backed securities secured by one- to four-family mortgages.

         The mortgage originators use intermediaries (generally United States Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors such as the Bank receiving the principal and interest payments on the mortgages. Such United States Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The Bank's mortgage-backed securities consist primarily of securities issued by the Government National Mortgage Association, Freddie Mac and Fannie Mae. Mortgage-backed securities generally yield less than the mortgage loans underlying such securities because of their payment guarantees or credit enhancements which offer nominal credit risk to the security holder.

Securities Portfolio

         The following table sets forth the carrying value of the Bank's investment and mortgage-backed securities portfolio at the dates indicated. At the dates indicated, the Bank had no securities classified as held-to-maturity.


                                                    At October 31,
                                                 ------------------
                                                    2003      2002
                                                  -------   -------
                                                    (In thousands)

Securities Available for Sale (at fair value):
Mortgage-backed securities ....................   $10,933   $17,523
U.S. government agency securities .............    13,482     4,779
Municipal securities ..........................     2,741     1,012
Mutual funds ..................................       181       178
                                                  -------   -------
 Total securities available for sale ..........   $27,337   $23,492
                                                  =======   =======

         Carrying Values, Yields and Maturities. The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank's investment and mortgage-backed securities portfolio at October 31, 2003.

                                                                  At October 31, 2003
                             -------------------------------------------------------------------------------------------------------
                                                                                        More than
                              One Year or Less  One to Five Years Five to Ten Years     Ten Years       Total Investment Securities
                             ------------------ ----------------- ------------------ ----------------  -----------------------------
                             Carrying  Average  Carrying Average  Carrying   Average Carrying Average  Carrying Average    Market
                              Value     Yield    Value    Yield     Value     Yield    Value   Yield    Value    Yield      Value
                             -------   -------  -------  -------   -------   -------  ------- -------  -------  -------    ------
                                                                  (Dollars in thousands)
Mortgage-backed securities..  $   -         -%  $   74     8.00%  $     -         -% $10,859    4.99% $10,933    4.99%    $10,933

U.S. government agency
   securities...............      -         -      976     4.30     2,215      3.89   10,291    4.08   13,482     4.06     13,482

Municipal securities........      -         -      457     3.74     2,004      3.73      280    6.50    2,741     3.99      2,741

Mutual funds................    181      2.09        -        -         -         -        -       -      181     2.12        181
                              -----      ----   -------    ----   -------      ----  -------    ----  -------    ----     -------

  Total.....................  $ 181      2.09%  $ 1,507    4.31%  $ 4,219      3.81% $21,430    4.57% $27,337    4.41%    $27,337
                              =====      ====   =======    ====   =======      ====  =======    ====  =======    ====     =======

Sources of Funds

         General. Deposits are the major source of the Bank's funds for lending and other investment purposes. In addition, the Bank derives funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity, call and sale of mortgage-backed securities and investment securities. While scheduled loan and mortgage-backed securities payments are a relatively stable source of funds, deposit inflows and loan and mortgage-backed securities prepayments are significantly influenced by general interest rates and money market conditions. Borrowings (principally from the FHLB) are also periodically used to supplement the amount of funds for lending and investment.


         Deposits. Deposits are obtained primarily from residents of Philadelphia County, Pennsylvania, and to a lesser degree, Gloucester County, New Jersey. Historically, the Bank has used traditional methods of advertising, including print media, direct mail and inserts included with customer statements, however, it relies primarily on its reputation in the community and referrals to attract new customers and deposits. The Bank has from time to time utilized the services of deposit brokers but does not currently do so. At ^ October 31, 2003, brokered deposits totalled $1.1 million. The Bank occasionally offers premiums or incentives for opening accounts.


         The Bank's determination of interest rates is based upon a number of factors, including: (1) the Bank's need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a current survey of a selected group of competitors' rates for similar products; (3) the Bank's current cost of funds and its yield on assets; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of borrowings from the FHLB. Interest rates are reviewed and set by management weekly.

         The Bank has a high percentage of certificates of deposit in its deposit portfolio (71.6% at October, 31, 2003). The Bank's liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. A significant portion of the certificates of deposit remain with the Bank after they mature and the Bank believes that this will continue. However, the need to retain these time deposits could result in an increase in the Bank's cost of funds.


         Deposit   accounts  are  summarized  at  October  31,  2003  and  2002, respectively, as follows:



                                           2003                   2002
                                   --------------------- -----------------------
                                     Amount        %       Amount          %
                                   ---------  ---------- -----------   ---------

                                              (Dollars in thousands)
Non interest-bearing demand....    ^ $2,890        4.0%     ^ $2,479        3.5%
NOW accounts...................     ^ 3,232        4.5       ^ 2,362        3.4
Money market deposit...........     ^ 4,613        6.5       ^ 3,886        5.6
Savings........................     ^ 9,683       13.4       ^ 8,569       12.2
                                    -------      -----       -------      -----
                                   ^ 20,418       28.4      ^ 17,296       24.7
                                    -------      -----       -------      -----
Time certificates of deposit:
  0.90 - 2.00%.................    ^ 13,400       18.5         ^ 101        0.1
  2.01 - 4.00%.................    ^ 18,534       25.6      ^ 26,451       37.8
  4.01 - 6.00%.................    ^ 18,953       26.2      ^ 24,927       35.6
  6.01 - 8.00%.................       ^ 968        1.3       ^ 1,240        1.8
                                    -------      -----       -------      -----
                                   ^ 51,855       71.6      ^ 52,719       75.3
                                    -------      -----       -------      -----
    Total.....................   ^ $72,273      100.0%    ^ $70,015      100.0%
                                    =======      =====       =======      =====

         The scheduled maturities of time certificates of deposit as of October 31, 2003 are as follows (in thousands):



Within one year..........................................        ^$21,717
Beyond one year but within two years.....................        ^  6,186
Beyond two years but within three years..................        ^  6,476
Beyond three years but within four years.................        ^  6,563
Beyond four years but within five years..................        ^ 10,913
                                                                  -------
         Total...........................................        ^$51,855
                                                                  =======

         Included in the above table are five year certificates of deposit that have provisions which allow depositors to withdraw funds without incurring an early withdrawal penalty. At October 31, 2003, such certificates of deposit totaled $24,241,000. The Bank no longer offers certificates of deposit with this no-penalty provision. At October 31, 2003, the weighted average rate was 3.805% and the scheduled maturities on these certificates of deposit were as follows:
$3,722,000 within one year; $4,036,000 beyond one year but within two years; $4,360,000 beyond two years but within three years; $4,722,000 beyond three years but within four years; and $7,400,000 beyond four years but within five years.


         The following table shows the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of October 31, 2003.


                                                     Certificates of Deposits
                                                     ------------------------
Maturity Period                                           (In thousands)
---------------

Within three months.............................               $1,579
Three through six months........................                  778
Six through twelve months.......................                1,396
Over twelve months..............................                5,331
                                                               ------

     Total......................................               $9,084(1)
                                                               ======

--------------------

o Includes $4,067,000 of five-year certificates of deposit that allow depositors to withdraw funds without penalty.


         Borrowings. Deposits are the primary source of funds of the Bank's lending and investment activities and for its general business purposes. The Bank, as the need arises or in order to take advantage of funding opportunities, borrows funds in the form of borrowings from the FHLB to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Borrowings from the FHLB are typically secured by the Bank's stock in the FHLB and a portion of the Bank's residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. Government.

         Maturities of ^ FHLB borrowings at ^ October 31, 2003 and 2002, respectively, are summarized as follows:



                            2003                            2002
                   -------------------------     -------------------------------
Year Ending                       Weighted-                       Weighted-
October 31,          Amount     Average Rate          Amount    Average Rate
-----------          ------     ------------          ------    ------------

                               (Dollars in thousands)
    2003            $     -             -         $     ^ 57        2.04%
    2004            ^ 4,061         1.38%            ^ 4,061        6.47%
    2005               ^ 65         6.47%               ^ 65        6.47%
    2006               ^ 11         6.47%               ^ 11        6.47%
    2008            ^ 1,500         6.24%            ^ 1,500        6.24%
    2010            ^ 1,000         5.91%            ^ 1,000        5.91%
                    -------                          -------
                   ^ $6,637         3.22%           ^ $6,694        3.65%
                      =====                            =====

         See Note 7 of the notes to the consolidated financial statements for more information regarding the Bank's borrowings.


Subsidiary Activity

         The Bank is permitted to invest its assets in the capital stock of, or originate secured or unsecured loans to, subsidiary corporations. The Bank has one inactive service corporation.

Personnel


         As of October 31, 2003, the Bank had ^ 21 full-time employees and two part-time employees. The employees are not represented by a collective bargaining unit. The Bank believes its relationship with its employees to be satisfactory.


Properties and Equipment

         The Bank's main office is located at 1901-03 East Passyunk Avenue, Philadelphia, Pennsylvania. The Bank uses an outside service company for its data processing.

         The following table sets forth the location of the Bank's main office and branch office, the year the offices were opened and the net book value of each office and its related equipment.


                                 Year Facility  Leased or    Net Book Value at
Office Location                     Opened        Owned      October 31, 2003
---------------                     ------        -----      ----------------

Main Office
1901-03 E. Passyunk Avenue           1991         Owned           $1,057,500
Philadelphia, PA  19148


Washington Township Branch(1)
438 Ganttown Road
Suite 1-A
Sewell, NJ  08080                    1996         Owned          $    91,500

-----------------
(1) The Bank may relocate this office to a new site.

Legal Proceedings

         The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Bank at October 31, 2003 that would have a material effect on our operations or income.

                                   REGULATION

         Set forth below is a brief description of certain laws that relate to the regulation of the Bank and SE Financial Corp. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. The Bank and SE Financial Corp. operate in a highly regulated industry. This regulation and supervision establishes a comprehensive framework of activities in which a federal savings institution may engage and is intended primarily for the protection of the deposit insurance fund and depositors.

         Any change in applicable statutory and regulatory requirements, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the United State Congress, could have a material adverse impact on SE Financial Corp. and St. Edmond's Federal Savings Bank, and their operations. The adoption of regulations or the enactment of laws that restrict the operations of St. Edmond's Federal Savings Bank and/or SE Financial Corp. or impose burdensome requirements upon one or both of them could reduce their profitability and could impair the value of the Bank's franchise, resulting in negative effects on the trading price of SE Financial Corp. common stock.

Regulation of SE Financial Corp.

         General. Upon completion of the conversion, SE Financial Corp. will become a savings and loan holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. It will be required to register as a savings and loan holding company and file reports with the Office of Thrift Supervision and will be subject to regulation and examination by the Office of Thrift Supervision. In addition, the Office of Thrift Supervision will have enforcement authority over SE Financial Corp. and any non-savings institution subsidiaries. This will permit the Office of Thrift Supervision to restrict or prohibit activities that it determines to be a serious risk to the Bank. This regulation is intended primarily for the protection of the depositors and not for the benefit of you, as stockholders of SE Financial Corp.

         Activities Restrictions. As a savings and loan holding company, SE Financial Corp. will be subject to statutory and regulatory restrictions on its business activities. The nonbanking activities of SE Financial Corp. are restricted to certain activities specified by Office of Thrift Supervision regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and nonbanking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 or authorized for financial holding companies pursuant to the Gramm-Leach-Bliley Act. Before engaging in any non-banking activity or acquiring a company engaged in any such activities, SE Financial Corp. must file with the Office of Thrift Supervision either a prior notice of (in the case of non-banking activities permissible for bank holding companies) an application regarding its planned activity or acquisition.

         Mergers and Acquisitions. SE Financial Corp. must obtain approval from the Office of Thrift Supervision before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for SE Financial Corp. to acquire control of a savings institution, the Office of Thrift Supervision would consider the financial and managerial resources and future prospects of SE Financial Corp. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community (including St. Edmond's Federal Savings Bank's record of performance under the Community Reinvestment Act) and competitive factors.

         Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the "Act"), which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

         Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

         The  Act  also  increases  the  oversight  of,  and  codifies   certain
requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term will be defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

Regulation of St. Edmond's Federal Savings

         General. As a federally chartered, Federal Deposit Insurance Corporation-insured savings bank, St. Edmond's Federal Savings Bank is subject to extensive regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the level of the allowance for loan losses. The activities of federal savings banks are subject to extensive regulation, including restrictions or requirements with respect to loans to one borrower, percentages of certain types of loans and investments to total assets, capital distributions, permissible investments and lending activities, liquidity, transactions with affiliates and community reinvestment. Federal savings banks are also subject to reserve requirements imposed by the Federal Reserve System. St. Edmond's Federal Savings Bank's relationship with its depositors and borrowers is also regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage documents.

         St. Edmond's Federal Savings Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Any change in applicable statutory and regulatory requirements, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the United States Congress, could have a material adverse impact on SE Financial Corp. and St. Edmond's Federal Savings Bank, and their operations.


         Supervisory Agreements. The Office of Thrift Supervision regularly examines St. Edmond's Federal Savings Bank and prepares reports to the Bank's Board of Directors on deficiencies, if any, found in its operations. Based on an examination of the Bank commenced in August 2001, the Office of Thrift Supervision concluded that the Bank had engaged in acts and practices that (i) had resulted in violations of laws and regulations to which the Bank is subject and/or (ii) were considered by the Office of Thrift Supervision to be unsafe and unsound. ^ The Office of Thrift Supervision had concerns regarding oversight of the Bank by the Board and management, citing the failure to establish and update appropriate policies for the Bank's operations and failure to establish an internal audit program. Additionally, the Office of Thrift Supervision^ had concerns regarding asset quality, in particular the Bank's underwriting and credit administration and monitoring of the one-to-four family non-owner mortgage loan portfolio (investor loans).

         As a result of this determination by the Office of Thrift Supervision ^, the Bank entered into a supervisory agreement with the Office of Thrift Supervision in February 2002. The Bank operated under such agreement until ^ it was terminated on December 10, 2003^ following the determination by the Office of Thrift Supervision that the Bank was in compliance, in all material respects, with the directives the Office of Thrift Supervision had made to the Bank in supervisory agreement. The Bank's loan originations and asset growth were restricted while it was operating under such agreement. In addition, the Bank was subject to a Safety and Soundness Compliance Plan from May 2001 to October 31, 2003.

         Insurance of Deposit Accounts. The Federal Deposit Insurance Corporation administers two separate deposit insurance funds. Generally, the Bank Insurance Fund (the "BIF") insures the deposits of commercial banks and the SAIF ("SAIF") insures the deposits of savings institutions. The Federal Deposit Insurance Corporation is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the SAIF or BIF or to fund the administration of the Federal Deposit Insurance Corporation. In addition, the Federal Deposit Insurance Corporation is authorized to levy emergency special assessments on BIF and SAIF members.

         In addition, all Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the Federal Deposit Insurance
Corporation to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

         Regulatory Capital Requirements. Office of Thrift Supervision capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and
(3) risk-based capital equal to 8% of total risk-weighted assets. For St. Edmond's Federal Savings Bank's compliance with these regulatory capital standards, see Historical and Pro Forma Capital Compliance on page ___.

         In addition, the Office of Thrift Supervision may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take certain action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the Office of Thrift Supervision may restrict its activities.

         Tier 1 is defined as common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries and certain non-withdrawable accounts and pledged deposits of mutual savings banks. St. Edmond's Federal Savings Bank does not have any active subsidiaries, non-withdrawable accounts or pledged deposits. Tier 1 capital is reduced by an institution's intangible assets, with limited exceptions for certain servicing rights, interest-only strips and purchased credit card relationships. Tier 1 capital is further reduced by an amount equal to the savings institution's debt and equity investments in "non-includable" subsidiaries engaged in activities not permissible for national banks, other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiaries that are depository institutions or their holding companies.

         Total capital equals the sum of Tier 1 and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the allowance for loan losses not designated for specific loan losses (up to 1.25% of risk-weighted assets) and up to 45% of unrealized gains on equity securities. Overall, supplementary capital is limited to 100% of Tier 1 capital. For purposes of determining total capital, a savings institution's assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from Tier 1 and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans. A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum

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

of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and certain other assets.


         Prompt  Corrective  Regulatory  Action.  Under  the  Office  of  Thrift
Supervision Prompt Corrective Action regulations, the Office of Thrift Supervision is required to take supervisory actions against undercapitalized institutions^. For this purpose, a savings bank is placed in one of the following five categories based on the bank's capital:

o well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital ^ and 10% total risk-based capital);

o adequately capitalized (at least 3% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

o undercapitalized (less than 8% total risk-based capital, 4% tier 1 risk-based capital or 3% leverage capital);

o significantly undercapitalized (less than 6% total risk-based capital, 3% tier 1 risk-based capital or 3% leverage capital); and

o    critically undercapitalized^ (less than 2% tangible capital).

         Generally,  the banking  regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within forty-five days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." A capital restoration plan must disclose, among other things, the steps an insured institution will take to become adequately capitalized without appreciably increasing the risk to which the institution is exposed. In addition, each company that controls the institution must guarantee that the institution will comply with the plan until the institution has been adequately capitalized on average during each of four consecutive calendar quarters. Such guarantee could have a material adverse affect on the financial condition of such guarantor. In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors. If the institution fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Institutions that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.


         Dividend and Other Capital Distribution Limitations. The Office of Thrift Supervision imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings institution that is a subsidiary of a savings and loan holding company, as St. Edmond's Federal Savings Bank will be following the conversion, must file an application or a notice with the Office of Thrift Supervision at least thirty days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment

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

under the  applications  processing  rules of the Office of Thrift  Supervision;
(ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings institution's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the Office of Thrift Supervision or applicable regulations.

         The Office of Thrift Supervision may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement. In addition, a federal savings institution cannot distribute regulatory capital that is required for its liquidation account.


         In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make a capital distribution if, after making such distribution, the institution would be undercapitalized.

         St. Edmond's Federal Savings Bank will be required to file a capital distribution notice or application with the Office of Thrift Supervision before paying any dividend to SE Financial Corp. ^ Capital distributions by SE Financial Corp., as a savings and loan holding company, will not be subject to the Office of Thrift Supervision capital distribution rules, except that SE Financial Corp. will be restricted by Office of Thrift Supervision regulations from paying a cash dividend to its stockholders during the three years following the conversion (the term of the business plan submitted to the Office of Thrift Supervision in connection with the Bank's conversion application) if such dividend would constitute a return of capital.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender ("QTL") test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owners' Loan Act by maintaining at least 65% of its "portfolio assets" in certain "Qualified Thrift Investments" (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 20% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every twelve months. St. Edmond's Federal Savings Bank met the QTL test as of October 31, 2003 and in each of the last twelve months and, therefore, qualifies as a QTL.

         Transactions with Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

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

         Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every insured depository institution, including St. Edmond's Federal Savings Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the Office of Thrift Supervision to assess each savings institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch by St. Edmond's Federal Savings Bank. An unsatisfactory CRA examination rating may be used as the basis for the denial of an application by the Office of Thrift Supervision. St. Edmond's Federal Savings Bank received a "satisfactory" overall rating in its most recent CRA assessment by the Office of Thrift Supervision.

         Federal Home Loan Bank System. St. Edmond's Federal Savings Bank is a member of the FHLB of Pittsburgh, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB.

         As a member, St. Edmond's Federal Savings Bank is required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of FHLB borrowings. The Bank is in compliance with this requirement. The FHLB imposes various limitations on borrowings such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total borrowings to a member.


^


         The USA Patriot Act. In response to the events of September 11, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act, was signed into law on October 26, 2001. The USA Patriot Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA Patriot Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

         Among other requirements, Title III of the USA Patriot Act imposes the following requirements with respect to financial institutions:

o Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

o Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other

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



     bank regulators, to issue regulations by October 26, 2002 that provide for minimum standards with respect to customer identification at the time new accounts are opened.

o Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

o Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

o Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

         The federal banking agencies have begun to propose and implement regulations pursuant to the USA Patriot Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA Patriot Act.

                                    TAXATION

Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.

         All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

         SE Financial Corp. may exclude from its income 100% of dividends received from St. Edmond's Federal Savings Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         St. Edmond's Federal Savings Bank's federal income tax returns for 1998 and 1999 tax years were audited by the IRS in 2002.

State Taxation

         Pennsylvania imposes an income tax of approximately 11.5% of net income as computed under generally accepted accounting principles.

         St. Edmond's Federal Savings Bank's state income tax returns have not been audited during the past five years. For additional information, see Note __ of the notes to the consolidated financial statements.


                                   MANAGEMENT


Directors and Officers of the SE Financial Corp. and St. Edmond's Federal Savings Bank

         The Bank's Board of Directors is composed of 11 members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. The Bank's officers are elected annually by the Board and serve at the Boards' discretion.

         SE Financial Corp.'s ^ Board of Directors is composed of 11 members each of whom serves for a term of four years, with approximately one-fourth of the directors elected each year. All of ^ the directors of the Bank^ became directors of SE Financial Corp. upon its incorporation. The terms for directors of SE Financial Corp. will be the same as those of the Bank, except for Directors Marcy C. Panzer and Gilbert Barsky whose terms will expire in 2008 and Director Ben Kovnat whose term will expire in 2007. SE Financial Corp.'s officers are elected annually by the ^ Board and serve at the Boards' discretion.

         The following table sets forth information with respect to the current directors and officers of ^ SE Financial Corp. and St. Edmond's Federal Savings Bank.



                             Age at                                                                      Current
                           October 31,                                                  Director          Term
                              2003                         Position                       Since        Expires (1)
                              ----        ------------------------------------------  -------------    -----------
Directors:
Marcy C. Panzer(2)             53         Chairman of the Board                           1983            2007
Gilbert Barsky                 80         Director                                        1962            2007
Samuel Barsky(2)               49         Director and Secretary                          1989            2005
P. Charles DeRita              92         Director                                        1991            2006
Andrew A. Hines                76         Director                                        1985            2005
Ben Kovnat                     86         Director                                        1983            2006
Megan L. Mahoney               43         Director                                        2003            2007
J. William Parker, Jr.         44         Director                                        2002            2006
Dr. Nicholas M. Renzi          67         Director                                        1980            2007
William F. Saldutti, III       44         Director                                        2001            2005
Susanne Spinell Shuster        53         Director                                        2001            2006
^ Director Emeritus:
Mitchell Panzer                86         Director Emeritus                                N/A            N/A
Executive Officers:
Frank S. DePaolo(2)            54         President and Chief Executive Officer            N/A            N/A
Joseph Sidebotham, Sr.(2)      48         Executive Vice President, Chief                  N/A            N/A
                                          Financial Officer and Controller

---------
(1) ^ Shows terms for the Bank. Directors serve three year terms at the Bank and four year terms at SE Financial Corp. For this reason, the terms for directors of SE Financial Corp. will be the same as those of the Bank, except for Directors Marcy C. Panzer and Gilbert Barsky whose terms will expire in 2008 and Director Ben Kovnat whose term will expire in 2007.
(2) Such individual will also serve in the same capacity as an officer of SE Financial Corp.


         The business experience of each director, director emeritus and executive officer of the Bank is set forth below. Each has held his or her present position for at least the past five years, except as otherwise indicated.

Directors

         Marcy C. Panzer has been a director since 1983 and became Chairman of the Board in May 2002. Ms. Panzer is an attorney admitted to practice in the Commonwealth of Pennsylvania. She was previously employed as Senior Vice President and Counsel by American Business Financial Services until 2000. She is the daughter of Director Emeritus Mitchell Panzer.

         Gilbert Barsky has been a director since 1962. Mr. Barsky is retired and was previously employed by St. Edmond's Savings Bank. Mr. Barsky serves as the Inspector of Elections for Montgomery County, Pennsylvania and the Treasurer of Green Hill Condominium Social Club. He also delivers Meals on Wheels. Gilbert Barsky is the father of Director Samuel Barsky.

         Samuel Barsky has been a director since 1989 and Secretary of the Bank since May 2002. Mr. Barsky is a certified public accountant with the firm of Gitomer & Berenhulz P.C. Mr. Barsky is a participant in the National Town Watch and the National Night Out. He is the son of Director Gilbert Barsky.

         P. Charles DeRita has been a director since 1991. Mr. DeRita is sole owner of Hallmark Abstract Co., Inc., a title insurance company located in Philadelphia, Pennsylvania.

         Andrew A. Hines has been a director since 1985. Mr. Hines is retired from ARCO.

         Ben Kovnat has been a director since 1983. Mr. Kovnat is retired from the Iron Works Company.

         Megan L. Mahoney has been a director since 2003. Ms. Mahoney is a regional sales manager with Platinum Direct Funding and was previously employed by American Business Financial Services, Inc. as a senior vice president.

         J. William Parker, Jr. has been a director since 2002. Mr. Parker is the sole owner of Signator Financial Network, which provides retirement, investment and insurance planning services.

         Dr. Nicholas M. Renzi has been a director since 1980. Dr. Renzi is a retired physician.

         William F. Saldutti, III has been a director since 2001. Mr. Saldutti is an attorney and a partner at the law firm of Dembo & Saldutti. Mr. Saldutti is involved in fund-raising for St. John's School for Handicapped in Westville, New Jersey.


         Susanne Spinell Shuster has been a director since 2001. Ms. Shuster is a certified public accountant and audit partner with Asher ^ & Co., LTD.

^ Director Emeritus


         Mitchell Panzer served as a director of the Bank from 1946 to 1991. He became a director emeritus in 1991. Mr. Panzer was counsel to the Bank from 1946 to 1988 and was a partner with the law firm of Wolf, Block, Schorr and Solis-Cohen. He retired in 1988. Mr. Panzer is the father of Chairman of the Board, Marcy C. Panzer.

Executive Officers


         Frank S. DePaolo has been President ^ and Chief Executive Officer of St. Edmond's Federal Savings Bank since October 2000 and has over 30 years banking experience. Prior to ^ joining the Bank, Mr. DePaolo was employed ^ by Merchants National Bank of Bangor, starting as executive vice president in 1986 and becoming chief executive officer of such institution in 1987. Mr. DePaolo is a member of the Greater Philadelphia Chamber of Commerce and the Home Builders Association of Bucks and Montgomery Counties and a board member of the Pennsylvania Association of Community Bankers. Mr. DePaolo has previously served as Elected Auditor of Plainfield Township, Director of the United Way of Lehigh and Northampton Counties, Director of the Lung Association of the Lehigh Valley, and a member of the ^ Governing Council of the Pennsylvania Banker's Association.

         Joseph Sidebotham, Sr. has been at St. Edmond's Federal Savings Bank as Executive Vice President, Chief Financial Officer and Controller since February 2001. Prior to that, Mr. Sidebotham was employed ^ by South Jersey Savings and Loan Association ^ for over twenty years and held the offices of Controller, Senior Vice President, Corporate Secretary and Chief ^ Accounting Officer ^.


Meetings and Committees of the Board of Directors of the Bank

         The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the year ended October 31, 2003, the Board of Directors met 13 times. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he served during the year ended October 31, 2003. The Board has an Audit Committee, a Loan Committee, a Compliance Committee, a Human Resources Committee, an REO/Classified Assets Committee, an Asset/Liability Committee, a Business Development Committee and an Advisory Committee. The Board does not have a standing nominations committee.

         The Audit Committee consists of Directors Susanne Shuster, Samuel Barsky, Marcy C. Panzer and J. William Parker, Jr. and President Frank S. DePaolo and Executive Vice President Joseph Sidebotham. This committee meets quarterly with the internal auditor and independent accountants and periodically as needed with the Bank's compliance auditors.

         The Human Resource Committee consists of Directors Andrew A. Hines, P. Charles DeRita, Ben Kovnat and Megan L. Mahoney and President Frank S. DePaolo, Executive Vice President Joe Sidebotham and Vice President Rick Lemcoe. Messrs. DePaolo, Sidebotham and Lemcoe do not participate in committee decisions regarding their own compensation. This committee meets at least quarterly.

Director Compensation

         Board Fees. Each director is paid an annual retainer of $5,000 paid in twelve monthly installments. Directors receive $50 per committee meeting attended and committee chairpersons receive an additional $500 per year. The total fees paid to the directors for the year ended October 31, 2003 were approximately $69,200. ^ The Bank's director emeritus is paid an annual fee of $5,000, and advisory directors are paid an annual fee or $2,500. Committee members who are also full-time Bank employees do not receive compensation as committee members.

         Incentive Retirement Plan. The Bank implemented this incentive compensation plan, effective January 1, 2004, to reward key management and the Board of Directors for ^ having achieved strategic goals of the Bank^. Under such plan, the future value of units ^ awarded to plan participants ^ will be based upon the accumulation of future retained earnings of the Bank, on an unconsolidated basis, above the level of the Bank's retained earnings at January 1, 2004. As of the date of such award on January 1, 2004, such units have no value. The aggregate future value of such units will ^ equal up to 10% of the accumulated future retained earnings of the Bank. ^ Expenses accrued for the increases in the future value of units awarded will reduce the Bank's future earnings. There are no specific performance targets set under the plan at this time.

         The units were awarded to the executive officers and directors of the Bank as of January 1, 2004 in proportion to the 2003 compensation paid to such persons. Sixty percent of such units have been awarded to the directors of the Bank and 40% of such units have been awarded to the executive officers, including approximately 24% of such aggregate units to Frank S. DePaolo, President of the Bank. Such units are earned and non-forfeitable after participants have completed not less than three years of service (including prior service) with the Bank. Distributions ^ of benefits under the plan will be made following retirement, termination of service, death or a change in control of the Bank. The benefit paid to a plan participant will be the accumulated value of his or her units calculated based upon the growth in the Bank's reported retained earnings between January 1, 2004 and the time of distribution of the benefit to a plan participant. Payments are forfeited if the participant violates a non-compete agreement with the Bank, if any. The future value of such units awarded and the annual expense of the plan is based upon the future earnings of the Bank and increases in the Bank's future retained earnings on an unconsolidated basis. To the extent the Bank implements other compensation and benefit programs, including any stock-based compensation programs, which may increase the Bank's expenses, the accumulated value of the units awarded under this plan will be adversely affected.


Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by the Bank's president for the year ended October 31, 2003. No other officer received a total annual salary and bonus in excess of $100,000 during the reporting period.


                                                 Annual Compensation
                                        ---------------------------------------
                               Fiscal                              Other Annual
Name and Principal Position    Year      Salary        Bonus      Compensation
---------------------------    ----      ------        -----      ------------
Frank S. DePaolo, President    2003     $116,568      $8,490         $5,828(1)
                               2002      113,047       4,950          5,668
                               2001      110,000         117              -

-----------
(1)  Consists of Bank's contribution under 401(k) Plan.

         Executive Life Insurance Program. The Bank has implemented a life insurance program for President DePaolo and Executive Vice President Sidebotham. Such plan provides for a death benefit of

250% of salary up to a maximum benefit of ^ $400,000. Such benefit remains in effect following termination of employment with not less than three years of service.

         Change in Control/Employment Agreements. The Board of Directors may enter into ^ employment ^ agreements and change in control agreements with the Chairman of the Board ^, the President and the Executive Vice President. It is anticipated that such agreements, if they are entered into, would provide that if SE Financial Corp. or St. Edmond's Federal Savings Bank is acquired and the officer's employment is terminated, he or she will receive a cash severance payment. Such severance payment would in no event exceed 2.999 times the terminated officer's prior five year average taxable compensation. The terms of these potential agreements have not yet been determined.


Potential Stock Benefit Plans

         Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan for the exclusive benefit of participating employees of the Bank, to be implemented at the completion of the offering. Participating employees are employees who have completed one year of service and have attained the age of
21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan will be submitted to the IRS. Although no assurances can be given, we expect that the employee stock ownership plan will receive a favorable letter of determination from the IRS.

         The employee stock ownership plan is to be funded by contributions made by St. Edmond's Federal Savings Bank in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. The plan will borrow funds with which to acquire up to 8% of the shares issued in the offering. The employee stock ownership plan may elect, in whole or in part, to fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval. The employee stock ownership plan intends to borrow funds from SE Financial Corp. The loan is expected to be for a term of ten years at an annual interest rate approximately equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the employee stock ownership plan will purchase up to 8% of the shares issued in the offering. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible. This loan is expected to be fully repaid in approximately ten years.

         Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of base compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following three years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting, and vesting is accelerated in the event of a change of control. Contributions to the employee stock ownership plan by St. Edmond's Federal Savings Bank are discretionary and may cause a reduction in other forms of compensation, including the Bank's 401(k) Plan. As a result, benefits payable under this plan cannot be estimated.

         A committee, consisting of non-employee directors, will administer the plan and serve as the plan's trustees. The trustees must vote all allocated shares held in the plan as directed by plan participants. Unallocated shares and allocated shares for which no timely direction is received will be voted as directed by the Board of Directors or the plan's committee, subject to the trustees' fiduciary duties.

         Stock Option Plan. We intend to adopt a stock option plan for the benefit of directors and officers after the ^ passage of ^ one year from the completion of the offering. We may, however, decide to adopt the stock option plan sooner than one year following the offering, but in no event will the plan be adopted sooner than six months subsequent to the completion of the offering. If the stock option plan is implemented within one year of the completion of the offering, it will comply with the Office of Thrift Supervision regulations related to such plans, including limitations on vesting and allocation of awards. ^ Office of Thrift Supervision regulations also require that any plan adopted within one year of the completion of the offering will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the offering. Up to 10% of the number of shares of common stock issued in the offering will be reserved for issuance under the stock option plan. No determinations have been made as to the specific terms of, or awards under, the stock option plan.

         The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in SE Financial Corp. as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Internal Revenue Code (incentive stock options); and (2) options that do not so qualify (non-incentive stock options). Any stock option plan would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than ^ ten years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities and job performance.


         Restricted Stock Plan. We also intend to establish a restricted stock plan to provide our officers and directors with a proprietary interest in SE Financial Corp. We intend to adopt the restricted stock plan after the passage of at least one year from the completion of the offering. We may, however, decide to adopt the restricted stock plan sooner than one year following the offering, but in no event will the plan be adopted sooner than six months subsequent to the completion of the offering. If the restricted stock plan is implemented within one year of the completion of the offering, it will comply with the Office of Thrift Supervision regulations related to such plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the offering will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the offering. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers and directors.


         We expect to contribute funds to the restricted stock plan to acquire, in the aggregate, up to ^ 4% of the number of shares of common stock issued in the offering, provided, however, that, pursuant to the regulations of the Office of Thrift Supervision, if the plan is adopted within one year of the completion of the offering, the plan will be limited to up to 3% if St. Edmond's Federal Savings Bank does not have tangible capital of at least 10% at the time the plan is established. Shares used to fund the restricted stock plan may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of the restricted stock plan.

Transactions with Management and Others


         No directors, officers or their immediate family members were engaged in transactions with the Bank or any subsidiary involving more than $60,000 (other than through a loan) during the year ended October 31, 2003. ^


         The Bank has followed the policy of offering residential mortgage loans for the financing of personal residences and consumer loans to its officers, directors and employees. Loans are made in the ordinary course of business and are also made on substantially the same terms and conditions, other than a 1% discount for officers and employees on the interest rate paid while the person remains employed by the Bank, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features.

Proposed Stock Purchases by Management


         The following table sets forth for each of the directors and executive officers (including in each case all "associates" of such persons) the number of shares of common stock which each director and executive officer intends to purchase, assuming the sale of 1,750,000 shares of common stock ^. The table does not include purchases by the employee stock ownership plan (8% of the common stock sold in the offering), and does not take into account any stock benefit plans to be adopted following the conversion. See Management - Potential Stock Benefit Plans.



                                                      Percentage of Total
                                   Total Number       Outstanding Shares
                                   of Shares to       at Midpoint of the
                      Name         be Purchased         Offering Range
--------------------------------   ------------         --------------
Marcy C. Panzer                             20,000           1.1%
Gilbert Barsky                                 500             *
Samuel Barsky                               10,000             *
P. Charles DeRita                          ^ 1,000             *
Andrew A. Hines                            ^ 5,000             *
Ben Kovnat                                   7,000             *
Megan L. Mahoney                            10,000             *
J. William Parker, Jr.                       4,000             *
Dr. Nicholas M. Renzi                      ^ 1,000             *
William F. Saldutti, III                     5,000             *
Susanne Spinell Shuster                      5,000             *
Frank S. DePaolo                            10,000             *
Joseph Sidebotham, Sr.                      10,000             *
                                            ------             -
   Total                                    88,500           5.1%
                                            ======           ===

------------
*    Less than 1%.


         If the stockholders of SE Financial Corp. approve the stock benefit plans as discussed in this prospectus (including 4.0% of the shares issued in the offering for the restricted stock plan and 10.0% of the shares issued in the offering for the stock option plan), and assuming that all of the shares of common stock available for award under the restricted stock plan are awarded and all of the options available under the stock option plan are awarded and exercised, the aggregate ownership of directors and executive officers would increase to ^ 16.7% at the midpoint of the offering range, assuming that the plans are funded with newly issued shares instead of shares acquired in open market purchases and assuming that no awards are made to non-executive officers. See Management - Potential Stock Benefit Plans on page __.

         Purchases of common stock in the offering by directors and executive officers will be counted toward the minimum of 1,487,500 shares required to be sold to complete the offering. Management may, but is not required to, purchase additional shares in the offering to satisfy the minimum, subject to the limitation on the individual maximum share purchase limitations and the requirement that directors, executive officers and their associates may not purchase, in the aggregate, more than 34% of the shares sold in the offering.

         Shares of common stock purchased by directors and executive officers cannot be sold for a period of one year following the offering, and stock certificates issued to directors and executive officers will bear a legend restricting their sale. See The Stock Offering - Restrictions on Transferability by Directors and Executive Officers on page ___.

                                 THE CONVERSION

         The Board of Directors of St. Edmond's Federal Savings Bank adopted the plan authorizing the conversion and the offering on January 15, 2004, subject to the approval of the Office of Thrift Supervision and of the members of the Bank and the satisfaction of certain other conditions. The Office of Thrift Supervision gave authorization to conduct the conversion on March __, 2004. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan by the Office of Thrift Supervision.

General

         On January 15, 2004, the Board of Directors of St. Edmond's Federal Savings Bank adopted the plan of conversion and stock issuance, pursuant to which the Bank proposes to reorganize from a federally chartered mutual savings institution to a federally chartered stock savings institution. The Bank will become a wholly-owned subsidiary of SE Financial Corp. Concurrently with the conversion, SE Financial Corp. will sell its common stock in the offering to the Bank's members and, if necessary, the general public. The Board of Directors unanimously adopted the Plan after consideration of the advantages and the disadvantages of the conversion and offering. After we receive all the required approvals from the government agencies that regulate us, the approval of the plan by the Bank's members and the satisfaction of all other conditions precedent to the conversion, the Bank will effect the conversion by exchanging its federal mutual savings institution charter for a federal stock savings institution charter and becoming a wholly owned subsidiary of SE Financial Corp., and having the depositors of the Bank receive liquidation interests in the federal stock savings institution as they have in the Bank before the conversion. See The Conversion - Description of the Conversion. On the effective date, SE Financial Corp. will commence business as SE Financial Corp., a savings and loan holding company, and the Bank will commence business as a federally chartered stock savings bank. The conversion will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the Office of Thrift Supervision.

         For additional information concerning the offering, see The Offering.

Purposes of the Conversion

         The Board of Directors of St. Edmond's Federal Savings Bank has determined that the conversion is in the best interest of the Bank and has several business purposes for the conversion.

         The conversion will structure the Bank in the stock form, which is used by commercial banks, most major business corporations and an increasing number of savings institutions. Formation of the Bank as a capital stock savings institution subsidiary of SE Financial Corp. will permit SE Financial Corp. to issue stock, which is a source of capital not available to mutual savings institutions. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although the Bank has no current arrangements, understandings or agreements regarding any opportunities, SE Financial Corp. will be in a position after the conversion and offering, subject to regulatory limitations and SE Financial Corp.'s financial position, to take advantage of any acquisition, merger or diversification opportunities that may arise.


         SE Financial Corp. is offering for sale its common stock in the offering at an aggregate price based on an independent appraisal. The proceeds from the sale of common stock of SE Financial Corp. will provide the Bank with new equity capital, which will support future deposit growth and expanded operations.^ While the Bank currently meets or exceeds all regulatory capital requirements, the sale of stock in connection with the conversion, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of the Bank's capital base, and allows flexibility to respond to sudden and unanticipated capital needs. After the conversion and offering, SE Financial Corp. may repurchase shares of its common stock. The investment of the net proceeds of the offering also will provide additional income to enhance further the Bank's future capital position.


         The ability of SE Financial Corp. to issue stock will enable it in the future to establish stock benefit plans for management and employees of SE Financial Corp. and the Bank, including incentive stock option plans, stock award plans, and employee stock ownership plans.

         SE Financial Corp. will also be able to borrow funds, on a secured and unsecured basis, and to issue debt to the public or in a private placement. The proceeds of any borrowings or debt issuance may be contributed to the Bank as core capital for regulatory capital purposes. SE Financial Corp. has not made a determination to borrow funds or issue debt at the present time.

Description of the Conversion


         After receiving all of the required approvals from the government agencies that regulate us and the ratification of the plan of conversion by the Bank's members, the conversion will be completed. After the conversion, the legal existence of the Bank will not terminate, the converted stock bank will be a continuation of the Bank and all property of the Bank, including its right, title, and interest in and to all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will continue to be owned by the Bank. The Bank will possess and hold the same in its right and fully and to the same extent as the same was possessed and held by the Bank. The Bank will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of the Bank ^.

         The foregoing description of the conversion is qualified in its entirety by reference to the plan and the ^ articles of incorporation and bylaws of the Bank and SE Financial Corp. ^


Effects of the Conversion

         General. The conversion will not have any effect on the Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The conversion will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the conversion, the Bank will continue to be subject to regulation, supervision, and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

         Deposits and Loans. Each holder of a deposit account in the Bank at the time of the conversion will continue as an account holder in the Bank after the conversion, and the conversion will not affect the deposit balance, interest rate, or other terms. Each deposit account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The conversion will not affect the loans of any borrower from the Bank. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the conversion. See The Conversion - Effects of the Conversion - Voting Rights and - Liquidation Rights below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of the Bank.

         Voting Rights. As a federally chartered mutual savings institution, the Bank has no authority to issue capital stock and thus, no stockholders. Control of the Bank in its mutual form is vested in the Board of Directors of the Bank. The Directors are elected by the Bank's members. Holders of qualifying deposits in the Bank are members of the Bank. In the consideration of all questions requiring action by members of the Bank, each holder of a qualifying deposit is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the voting depositor's account. Each borrower as of September 29, 1995 has one vote for the period of time that such borrowing is in existence. No member may cast more than 1,000 votes.

         After the conversion, all voting rights will be held solely by stockholders. A stockholder will be entitled to one vote for each share of common stock owned.

         Tax Effects. We have received an opinion from our counsel, Malizia Spidi & Fisch, PC, on the federal tax consequences of the conversion. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides that:

          o the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Bank by reason of the proposed conversion;

          o no gain or loss will be recognized by the Bank upon the receipt of money from SE Financial Corp. for the Bank's stock, and no gain or loss will be recognized by SE Financial Corp. upon the receipt of money for the shares;

          o no gain or loss will be recognized by the Eligible Account Holders^ and Other Members upon the issuance to them of withdrawable savings accounts in the Bank in the stock form in the same dollar amount as their savings accounts in the Bank in the mutual form plus an interest in the liquidation account of the Bank in the stock form in exchange for their savings accounts in the Bank in the mutual form;

          o the part of the taxable year of the Bank before the conversion and the part of the taxable year of the Bank after the conversion will constitute a single taxable year of the Bank. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year;

          o the Bank after the conversion will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Bank as of the date or dates of transfer; and


          o no gain or loss will be recognized by Eligible Account Holders^ and Other Members upon the distribution to them of the non-transferable subscription rights to purchase shares of stock.

         The opinion in the last bullet above is predicated on representations from the Bank that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinion in the last bullet above is based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders^ and Other Members have a fair market value of zero. In reaching their opinion stated in the last bullet above, Malizia Spidi & Fisch, PC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Malizia Spidi & Fisch, PC believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero.


         If the non-transferable subscription rights to purchase common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of the subscription rights.

         We are also subject to Pennsylvania income taxes and have received an opinion from Malizia Spidi & Fisch, PC that the conversion will be treated for Pennsylvania state tax purposes similar to the treatment of the conversion for federal tax purposes.


         Unlike a private letter ruling from the IRS, the opinions of Malizia Spidi & Fisch, PC have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Pennsylvania tax authorities. Eligible Account Holders^ and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.


         Liquidation Account. In the unlikely event of the Bank's complete liquidation in the Bank's present mutual form, each depositor is entitled to share in a distribution of the Bank's assets, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of the remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in the Bank at the time of liquidation.

         Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of the Bank. Except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of the Bank's assets above that amount, if any.


         The Bank's plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders ^. The liquidation account will be maintained as a separate account at St. Edmond's Federal Savings Bank.

         Each Eligible Account Holder ^, if he continues to maintain his deposit account with the Bank, would be entitled on a complete liquidation of the Bank after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account held in the Bank on the qualifying date, December 31, 2002. ^ The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on ^ December 31, 2002 was to the aggregate balance in all the deposit accounts of Eligible Account Holders ^ on December 31, 2002. However, if the amount in the deposit account on any annual closing date of the Bank (October 31) is less than the amount in the liquidation account on ^
December 31, 2002, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account were closed. Decreases in deposit accounts on any annual closing date will be reflected by a corresponding decrease in the amount held in the liquidation account. An individual's interest in and the total amount held in the liquidation account will never be increased despite any increase in deposit accounts after ^ December 31, 2002.


         The Bank's plan of conversion requires the liquidation account to be established in an amount equal to its net worth as of the latest practicable date prior to conversion (i.e., the net worth disclosed in the consolidated financial statements included in this prospectus).

         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which the Bank, in its converted form, is not the surviving institution, shall be considered a complete liquidation. In these transactions, the liquidation account shall be assumed by the surviving institution.

Conditions to the Conversion


         Before we can complete the conversion, we must receive all the required approvals ^ from the Office of Thrift Supervision. The receipt of these approvals or non-objections from the Office of Thrift Supervision does not constitute a recommendation or endorsement of the plan or conversion by the Office of Thrift Supervision. Completion of the conversion also is subject to ratification of the plan by a majority of the total votes of ^ members at a special meeting called for the purpose of approving the plan. The Board of Directors may decide to complete the conversion without forming a holding company.


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

Amendment or Termination of the Plan of Conversion

         If determined to be necessary or desirable by the Board of Directors of the Bank, the plan may be amended by a two-thirds vote of the Bank's Board of Directors, with the concurrence of the Office of Thrift Supervision, at any time prior to or after submission of the plan to members of the Bank for ratification. The plan may be terminated by the Board of Directors of the Bank at any time prior to or after ratification by the members, by a two-thirds vote with the concurrence of the Office of Thrift Supervision.

                                  THE OFFERING

General

         Concurrently with the conversion, we are offering between a minimum of 1,487,500 shares and a maximum of 2,012,500 shares of common stock in the offering (subject to adjustment to up to 2,314,375 shares if our estimated pro forma market value has increased at the conclusion of the offering). The offering will expire at __:__ _.m., eastern time, on _______________, 2004 unless extended. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering.


^ Conduct of the Offering


         Subject to the limitations of the plan, shares of common stock are being offered in descending order of priority in the subscription offering to:

o Eligible Account Holders (depositors at the close of business on December 31, 2002 with deposits of at least $50.00);


o    the employee stock ownership plan; and ^


o Other Members: depositors as of February __, 2004 and borrowers as of September 29, 1995 who continue as borrowers as of the close of business on February__, 2004.


         To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a syndicated community offering. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conducted one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. In any community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the shares issued in the conversion in a manner that will achieve a wide distribution of the stock, and thereafter any remaining shares will be allocated ^ on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.


Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons:

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


         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase, subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Stock, up to the greater of (i) the maximum purchase limitation in the community offering (i.e., 10,000 shares or $100,000), (ii) one-tenth of 1% of the total offering of shares of common stock offered in the subscription offering, ^ or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders.

         The following example illustrates how the maximum subscription limitation is calculated. Assuming that shares of common stock are sold at the maximum of the offering range (2,012,500 shares), a depositor had $25,000 on deposit as of December 31, 2002, and there were $72.3 million of qualifying deposits as of that date, then the depositor would receive subscription rights to subscribe for an amount of stock equal to the greater of:

         (i)   10,000 shares;

         (ii) 2,013 shares, which is one-tenth of one percent of a 2,012,500 share offering; or

         (iii) 10,435 shares, which is the product of: 15 x 2,012,500 shares of common stock x ($25,000/$72.3 million).


         If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on December 31, 2002, whose subscriptions remain unfilled. Subscription rights received by persons who were officers and directors one year prior to the eligibility record date, based on their increased deposits in St. Edmond's Federal Savings Bank in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Eligibility Record Date.

         Priority 2: The Employee Plans. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.


         Priority 3^: Other Members. If there are sufficient shares remaining after satisfaction of all subscriptions by the Eligible Account Holders^ and the tax-qualified employee stock benefit plans, ^ each Other Member (depositors as of February __, 2004 and borrowers as of September 29, 1995 who continue as borrowers as of the close of business on February __, 2004) who is not an Eligible ^ Account Holder shall have the opportunity to purchase up to the greater of 10,000 shares of common stock or one-tenth of 1% of the total offering of shares of common stock offered in the subscription offering, subject to the overall purchase limitations described under - Limitations on Purchases of Common Stock. If Other

Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders^ and the tax-qualified employee stock benefit plans ^, is in excess of the total number of shares offered in the offering, the subscriptions of Other Members will be allocated among subscribing Other Members to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by Other Members. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

         State Securities Laws. We, in our sole discretion, will make reasonable efforts to comply with the securities laws of any state in the United States in which St. Edmond's Federal Savings Bank members reside, and will only offer and sell the common stock in states in which the offers and sales comply with state securities laws. However, no person will be offered or allowed to purchase any common stock under the plan if he resides in a foreign country, or in a state of the United States with respect to which:

o a small number of persons otherwise eligible to purchase shares under the plan reside ^; or

o the offer or sale of shares of common stock to these persons would require us or St. Edmond's Federal Savings Bank or our employees to register, under the securities laws of that state ^, as a broker or dealer or to register or otherwise qualify its securities for sale in that state ^; or


o registration or qualification would be impracticable for reasons of cost or otherwise.


         Restrictions on Transfer of Subscription Rights and Shares. The plan prohibits any person with subscription rights, including Eligible Account Holders^ and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan or the shares of common stock to be issued when they are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. With the exception of IRA stock purchases, the subscription rights of a qualifying account may not be transferred to an account that is in a different form of ownership. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will ^ void a subscription ^ order. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.


         SE Financial Corp. and St. Edmond's Federal Savings Bank will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of subscription rights.

Deadlines for Purchasing Stock

         The subscription offering will terminate at 12:00 noon, eastern time, on _____________, 2004. We may extend this expiration date without notice to you for up to 45 days, until _____________, 2004. Once submitted, your order is irrevocable unless the offering is extended beyond _____________, 2004. We may request permission from the Office of Thrift Supervision to extend the offering beyond _____________, 2004, and the Office of Thrift Supervision may grant one or more extensions of the offering of up to 90 days per extension, but in no event may the offering be extended beyond

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

_____________,  2006. If the offering is extended beyond _____________, 2004, we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at St. Edmond's Federal Savings Bank's regular savings account rate. A community offering and a syndicated community offering, if such offerings are conducted, may terminate at any time without notice but no later than _____________, 2004.

         We may cancel the offering at any time prior to the special meeting of members of the Bank to vote on the plan of conversion. If we do, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest at St. Edmond's Federal Savings Bank's regular savings account rate.

Community Offering and Syndicated Community Offering


         Community Offering. If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering and depending on market conditions at or near the completion of the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person ^ may purchase in the community offering is 10,000 shares, or $100,000. In the community offering, if any, shares will be available for purchase by the general public with preference given first to natural persons residing in Philadelphia County, Pennsylvania and Gloucester County, New Jersey. We will attempt to issue the shares in a manner that would promote a wide distribution of common stock.


         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision.

         We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

         Syndicated Community Offering. If shares remain available after the subscription offering, and depending on market conditions at or near the completion of the subscription offering, we may offer shares to selected persons through a syndicated community offering on a best-efforts basis conducted through Sandler O'Neill in accordance with such terms, conditions and procedures as may be determined by the Boards of Directors of SE Financial Corp. and St. Edmond's Federal Savings Bank. A syndicate of broker-dealers (selected dealers) may be formed to assist in the syndicated community offering. A syndicated community offering, if we conducted one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering.

         Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. A syndicated community offering would be open to the general public beyond the local community^; however, we have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering. No person ^ will be permitted to purchase more than 10,000 shares, or $100,000, of common stock in the syndicated community offering.


         The date by which orders must be received in the syndicated community offering will be set by us at the time the syndicated community offering commences; but if the syndicated community offering is extended beyond _______________, 2004, each purchaser will have the opportunity to maintain, modify, or rescind his order. In that event, all funds received in the syndicated community offering will be promptly returned with interest to each purchaser unless he requests otherwise.

Limitations on Purchases of Stock

         The following additional limitations have been imposed on purchases of shares of common stock:


          1. The maximum number of shares which may be purchased in the offering by any individual (or individuals through a single account) shall not exceed 10,000 shares, or $100,000. This ^ limit applies to stock purchases in total in the subscription, community and ^ syndicated community offerings.

          2. The maximum number of shares that may be purchased by any individual ^ together with any associate or group of persons acting in concert is 20,000 shares, or $200,000. This limit applies to stock purchases in total in the subscription, community and public offerings. This limit does not apply to the Bank's employee stock benefit plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.


          3. The maximum number of shares which may be purchased in all categories in the offering by officers and directors of St. Edmond's Federal Savings Bank and their associates in the aggregate shall not exceed 34% of the total number of shares issued in the offering.

          4.   The minimum order is 25 shares.

          5. If the number of shares otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

          6. Depending on market or financial conditions, the Board of Directors of St. Edmond's Federal Savings Bank, without further approval of the depositors, may decrease or increase the purchase limitations in the plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If SE Financial Corp. increases the maximum purchase limitations, SE Financial Corp. is only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of SE Financial Corp., resolicit certain other large subscribers.

          7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be used in the following order of priority: (a) to fill the Employee Stock Ownership Plan's subscription up to 8% of the adjusted maximum (unless the employee stock ownership plan elects to purchase stock subsequent to the offering in the open market);
               (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum; (c) if there is an oversubscription at the ^ Other Member level, to fill unfilled subscriptions of ^ Other Members exclusive of the adjusted maximum; (d) ^ to fill orders received in a community offering exclusive of the adjusted maximum, with preference given to persons who live in the local community; and ^(e) to fill orders received in the syndicated community offering exclusive of the adjusted maximum.


          8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. SE Financial Corp. or St. Edmond's Federal Savings Bank and/or its agents may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

          9. The Board of Directors has the right to reject any order submitted by a person whose representations it believes are untrue or who it believes is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan, either alone or acting in concert with others.

          10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the Office of Thrift Supervision. Under regulations of the Office of Thrift Supervision, directors of St. Edmond's Federal Savings Bank are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on the Board.

               11. In addition, in any community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the shares issued in the conversion in a manner that will achieve a wide distribution of the stock, and thereafter any remaining shares will be allocated ^ on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.


         The term "associate" of a person is defined in the plan to mean:

          (1) any corporation or organization of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; or

          (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person or who is a director or officer of St. Edmond's Federal Savings Bank, or any of its parents or subsidiaries.

         For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "acting in concert" means:

          (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

          (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.


         A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to ^ our attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.


         We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses on the Bank's records.

         Each person purchasing shares of the common stock in the offering will be considered to have confirmed that his or her purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by directors and officers of St. Edmond's Federal Savings Bank. For certain restrictions on the common stock purchased by directors and officers, see The Offering - Restrictions on Transferability by Directors and Officers. In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements after the purchase.

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person to St. Edmond's Federal Savings Bank a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon completion of the conversion. All subscription rights under the plan will expire on the expiration date, whether or not St. Edmond's Federal Savings Bank has been able to locate each person entitled to subscription rights. Once tendered, subscription orders cannot be revoked without the consent of St. Edmond's Federal Savings Bank.

         If a stock order form:

o is not delivered and is returned to St. Edmond's Federal Savings Bank by the United States Postal Service or St. Edmond's Federal Savings Bank is unable to locate the addressee;

o    is not received or is received after the applicable expiration date;

o    is not completed correctly or executed; or

o is not accompanied by the full required payment for the shares subscribed for including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the required payment, but excluding subscriptions by the employee plans;

then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.


         However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not be required to accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or ^ delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.


         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for those shares upon completion of the conversion. Payment for shares of common stock may be made

o    in cash, if delivered in person;
o    by check or money order made payable to St. Edmond's  Federal Savings Bank;
     or
o for shares subscribed for in the subscription offering, by authorization of withdrawal from savings accounts maintained with St. Edmond's Federal Savings Bank.


^

         Appropriate means by which account withdrawals may be authorized are provided on the order form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares^; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the regular savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by St. Edmond's Federal Savings Bank at the regular savings account rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of their IRAs to purchase shares of common stock in the offerings, provided that their IRAs are not maintained on deposit at St. Edmond's Federal Savings Bank. Persons with IRAs maintained at St. Edmond's Federal Savings Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for these transfers. Instructions on how to transfer self-directed IRAs maintained at St. Edmond's Federal Savings Bank can be obtained from the ^ conversion center. Depositors interested in using funds in a St. Edmond's Federal Savings Bank IRA to purchase common stock should contact the ^ conversion center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.


         Federal regulations prohibit St. Edmond's Federal Savings Bank from lending funds or extending credit to any person to purchase the common stock in the conversion.

         Conversion Center. The conversion center is located at 1901-03 East Passyunk Avenue, Philadelphia, Pennsylvania 19148. Its phone number is (215)
___-____.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, SE Financial Corp. may not repurchase its shares unless it can show extraordinary circumstances. If extraordinary circumstances exist and if SE Financial Corp. can show a compelling and valid business purpose for the repurchase, the Office of Thrift Supervision may approve repurchases of up to 5% of the outstanding stock during the first year after conversion. After the first year following the conversion, we can repurchase any amount of stock so long as the repurchase would not cause the Bank to become undercapitalized. In addition, Securities and Exchange Commission rules also govern the method, time, price, and number of shares of common stock that may be repurchased by SE Financial Corp. and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, SE Financial Corp. may utilize the rules and regulations then in effect.

Stock Pricing and the Number of Shares to be Offered


         FinPro, ^ Inc. has been retained to prepare an appraisal of the estimated pro forma market value of the common stock (the "Independent Valuation")^ in accordance with applicable regulations and policies of the Office of Thrift Supervision. The independent valuation will express ^ St. Edmond's Federal Savings Bank's pro forma market value in terms of an aggregate dollar amount. The appraisal is an independent appraisal reviewed but not approved by the Board of Directors. ^

         The number of shares of common stock to be offered in the offering will be based on the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. FinPro has determined that as of January 20, 2004, ^ St. Edmond's Federal Savings Bank's estimated aggregate pro forma market value was $17,500,000. Pursuant to regulations, this estimate must be included within a range with a minimum of $14,875,000 and a maximum of $20,125,000. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. The appraisal contains an analysis of a number of factors, including but not limited to the Bank's financial condition and results of operations as of October 31, 2003, the Bank's operating trends, the competitive environment in which it operates, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions both nationally and in Pennsylvania which affect the operations of savings institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, FinPro considered the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value.

         We are offering a maximum of 2,012,500 shares in the offering, subject to adjustment. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the Office of Thrift Supervision, to reflect any change in ^ St. Edmond's Federal Savings Bank's estimated pro forma market value.


         Depending on market and financial conditions at the time of the completion of the offering, St. Edmond's Federal Savings Bank may increase or decrease the number of shares to be issued in the conversion and offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than 1,487,500 shares or more than 2,314,375 shares being sold in the offering at the purchase price of $10.00, in which event St. Edmond's Federal Savings Bank may also elect to terminate the offering. If St. Edmond's Federal Savings Bank terminates the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than 1,487,500 shares, at the discretion of the Board of Directors and subject to approval of the Office of Thrift Supervision, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in ^ St. Edmond's Federal Savings Bank's pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the Office of Thrift Supervision.


         The independent valuation will be updated at the time of the completion of the offering, and the number of shares to be issued may increase or decrease to reflect the changes in market conditions, the results of the offering, or the estimated pro forma market value of St. Edmond's Federal Savings Bank. If the updated independent valuation increases, SE Financial Corp. may increase the number of shares sold in the offering to up to 2,314,375 shares. Subscribers will not be given the opportunity to change or withdraw their orders unless more than 2,314,375 shares or fewer than 1,487,500 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data of St. Edmond's Federal Savings Bank. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, SE Financial Corp. may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see Pro Forma Data.


         The following table compares the pro forma price to core earnings multiple and pro forma price to tangible book ratio for SE Financial Corp. to the median price to core earnings multiple and price to tangible book ratio for the comparable publicly traded peer group companies identified in the valuation report. See Pro Forma Data on page __ for a description of the assumptions used in calculating SE Financial Corp.'s pro forma price to core earnings multiples and pro forma price to tangible book ratios.

                                                                Pro Forma         Pro Forma
                                                              Price to Core       Price to
                                                                 Earnings         Tangible
                                                                 Multiple        Book Ratio
                                                                 --------        ----------
SE Financial Corp.(1):
     Minimum (1,487,500 shares sold).......................         25.64x          73.15%
     Midpoint (1,750,000 shares sold)......................         30.30x          77.40%
     Maximum (2,012,500 shares sold).......................         33.33x          80.84%
     Maximum, as adjusted (2,314,375 shares sold)..........         38.46x          84.10%

                                                              Price to Core       Price to
                                                                 Earnings         Tangible
                                                                 Multiple        Book Ratio
                                                                 --------        ----------
Median for comparable peer group companies.................         18.48x         129.65%
Mean for comparable peer group companies...................         22.42x         133.68%

-----------
(1) The price/core earnings multiples shown here for SE Financial Corp. are based on core earnings for the twelve months ended October 31, 2003 as required by regulatory appraisal guidelines, while the information presented in the tables under Pro Forma Data on page __ is based on net income for the twelve months ended October 31, 2003.

         The ratios presented above are commonly requested by prospective investors in order to determine whether or not the stock meets the investor's investment criteria. Because of differences and important factors such as operating characteristics, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you.

         FinPro, Inc.'s valuation takes into account the effect of the additional capital raised by the sale of the common stock on St. Edmond's Federal Savings Bank's estimated pro forma market value. In preparing its independent valuation, FinPro, Inc. focused primarily on the price to core earnings and price to tangible book valuation methodologies. Core earnings differ from net income as presented in the income statement. Core earnings are net income before extraordinary items, less the after-tax portion of investment securities, nonrecurring items and other gains on sale. FinPro, Inc. chose this metric as a means of excluding components of income that are not likely to recur and are therefore considered by FinPro, Inc. to be less reliable for valuation purposes.

         FinPro, Inc.'s valuation is based on an analysis of St. Edmond's Federal Savings Bank relative to a selected group of fourteen "comparable" financial institutions that are "fully converted". FinPro, Inc. made valuation adjustments relative to the "comparable" group based on the following factors:

o    financial condition;
o    balance sheet growth;
o    earnings quality, predictability and growth;
o    market area;
o    cash dividends;
o    liquidity of the issue; and
o    recent regulatory matters.

         The valuation of St. Edmond's Federal Savings Bank is priced at a discount relative to the comparable group's price to tangible book value multiple. In determining the valuation, FinPro, Inc. has made adjustments to the market value relative to the comparable group. Taken collectively, FinPro, Inc. determined that the value of St. Edmond's Federal Savings Bank should be discounted relative to the comparable group multiples, for reasons including that the comparable group consists of Nasdaq traded companies, while SE Financial Corp. will not trade on Nasdaq and thus will not have as active a trading market. FinPro, Inc. also considered the quality, predictability and growth of St. Edmond's Federal Savings Bank's earnings, its financial condition and its market area relative to that of the comparable group, and determined that a downward adjustment to the appraisal was warranted because of how St. Edmond's Federal Savings Bank compared to the comparable group. FinPro, Inc. also considered the pricing of other thrift stock issuances in the appraisal.


         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, FinPro has relied on and assumed the accuracy and completeness of financial and statistical information provided by St. Edmond's Federal Savings Bank. FinPro did not independently verify the consolidated financial statements and other information provided by St. Edmond's Federal Savings Bank, nor did FinPro value independently the assets and liabilities of St. Edmond's Federal Savings Bank. The independent valuation considers St. Edmond's Federal Savings Bank only as a going concern and should not be considered as a indication of the liquidation value of St. Edmond's Federal Savings Bank. Moreover, because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price. In addition, the Board of Directors of SE Financial Corp. does not make any recommendation as to whether or not the stock will be a good investment for you.


         No sale of shares of common stock may be completed unless FinPro confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the independent valuation is incompatible with its estimate of ^ St. Edmond's Federal Savings Bank's pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value that is below $14,875,000 or above $23,143,750 would be subject to Office of Thrift Supervision approval. If confirmation from FinPro is not received, St. Edmond's Federal Savings Bank may extend the offering, reopen or commence a new offering, request a new Independent Valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, or take other action as permitted by the Office of Thrift Supervision in order to complete the offering.

         FinPro is experienced in the valuation and appraisal of business entities, including savings institutions, and is recognized as an expert conversion appraiser by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. FinPro has acted as the appraiser in nine conversions of various structures completed since January 1, 2000. FinPro will receive fees of $28,000 for its appraisal services for St. Edmond's Federal Savings Bank, including the final appraisal, and assistance in preparation of the business plan, and $6,500 for any appraisal updates, plus reimbursement for reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. St. Edmond's Federal Savings Bank has agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by St. Edmond's Federal Savings Bank to FinPro, except where FinPro is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.


Plan of Distribution/Marketing Arrangements


         Offering materials have been initially distributed to certain persons by mail, with additional copies made available through ^ the conversion center and Sandler O'Neill. All prospective purchasers are to send payment directly to St. Edmond's Federal Savings Bank, where such funds will be held in a separate escrow account earning interest at the regular savings account rate and not released until the offering is completed or terminated.

         We have engaged Sandler O'Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O'Neill will assist us in the offering as follows: (i) consulting as to the securities marketing implications of any aspect of the plan of conversion or related corporate documents; (ii) reviewing with our Board of Directors the financial implications of the independent appraiser's appraisal of the common stock; (iii) reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents); (iv) assisting in the design and implementation of a marketing strategy for the offering; (v) assisting us in preparing for meetings with potential investors and broker-dealers; and (vi) providing such other general advice and assistance regarding financial and marketing aspects of the conversion. For these services, Sandler O'Neill will receive a fee of 1% of the ^ aggregate dollar amount of the common stock sold in the subscription and ^ community offerings if the conversion is consummated. We have made an advance payment of $25,000 to Sandler O'Neill.

         To the extent any shares of the common stock remain available after the subscription and ^ community offering, Sandler O'Neill, at our request, may seek to form a syndicate of registered broker-dealers to assist in the solicitation of orders of the common stock in a syndicated community offering, subject to the terms and conditions to be set forth in a selected dealer's agreement. Sandler O'Neill has agreed to use its best efforts to assist us with the solicitation of subscriptions and orders for shares of our common stock in the syndicated community offering. Sandler O'Neill is not obligated to take or purchase any shares of our common stock in the offering. Sandler O'Neill has expressed no opinion as to the prices at which the common stock may trade nor has Sandler O'Neill provided any written report or opinion to us as to the fairness of the conversion. If there is a syndicated community offering, the total fees payable to Sandler O'Neill and other NASD member firms in the syndicated community offering shall not exceed 7% of the aggregate dollar amount of the common stock sold in the syndicated community offering.


         In addition, we have engaged Sandler O'Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O'Neill will assist us in the offering as follows: (i) consolidation of accounts and development of a central file; (ii) preparation of proxy, order and/or request forms; (iii) organization and supervision of the conversion center; (iv) proxy solicitation and special meeting services; and (v) subscription services. For these services, Sandler O'Neill will receive a fee of $10,000 and reimbursement for its reasonable out-of-pocket expenses. For these services, we have made an advance payment of $5,000 to Sandler O'Neill.

         We also will reimburse Sandler O'Neill for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $50,000 (including legal fees and expenses). If the plan of conversion is terminated or if Sandler O'Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O'Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O'Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

         Our directors and executive officers will not participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to registered representatives of Sandler O'Neill. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

         The  offering  will  comply  with  the   requirements   of  Rule  10b-9
promulgated under the Securities Exchange Act of 1934.

Restrictions on Transferability by Directors and Officers

         Shares of the common stock purchased by directors or officers of SE Financial Corp. cannot be sold for a period of one year following completion of the conversion, except for a disposition of shares after the death of a stockholder. To ensure this restriction is upheld, shares of the common stock issued to directors and officers will bear a legend restricting their sale. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the conversion, no director or officer of SE Financial Corp. or their associates may, without the prior approval of the Office of Thrift Supervision, purchase our common stock except from a broker or dealer registered with the Securities and Exchange Commission. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual officers or directors.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the conversion and offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

                RESTRICTIONS ON ACQUISITION OF SE FINANCIAL CORP.

General

         The principal federal regulatory restrictions that affect the ability of any person, firm or entity to acquire SE Financial Corp., St. Edmond's Federal Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in SE Financial Corp.'s articles of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire SE Financial Corp.

Statutory and Regulatory Restrictions on Acquisition

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

         The Office of Thrift Supervision may prohibit an acquisition of control if:

o    it would result in a monopoly or substantially lessen competition;

o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

         For a period of three years following completion of the conversion, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of SE Financial Corp. or St. Edmond's Federal Savings Bank without Office of Thrift Supervision approval.

Articles of Incorporation and Bylaws of SE Financial Corp.

         The following discussion is a summary of certain provisions of the articles of incorporation and bylaws of SE Financial Corp. that relate to corporate governance. The description is necessarily general and qualified by reference to the articles of incorporation and bylaws and refers to the newly-formed Pennsylvania incorporated company.

         Classified Board of Directors. The Board of Directors of SE Financial Corp. is required by the articles of incorporation to be divided into four staggered classes which are as equal in size as is possible. One class is required to be elected annually for four-year terms, and classes are elected in series. A classified board promotes continuity and stability of management of SE Financial Corp., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

         Director Qualification Provisions. SE Financial Corp.'s bylaws provide several qualification provisions applicable to members of its Board of Directors that serve to ensure the loyalty and professional integrity of each individual director. In particular, the bylaws provide that each director must, at all times, reside within 50 miles of the home office or branch office location of the Company's wholly-owned subsidiary, St. Edmond's Federal Savings Bank. In addition, the bylaws provide that each director be a shareholder of SE Financial Corp. and, at all times, hold a minimum of 500 shares of its stock.

         SE Financial Corp.'s bylaws also prohibit persons from serving as director if that individual is currently serving as a management official of another depository institution or depository holding company, as those terms are defined by the regulations of the Office of Thrift Supervision. Further, to ensure the integrity and good character of SE Financial Corp.'s directors, the bylaws prohibit a person from serving as a director if he: (1) is under indictment for, or has ever been convicted of, a criminal offense, involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (2) is a person against whom a federal or state bank regulatory agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; (3) has been found either by any federal or state regulatory agency whose decision is final and not subject to appeal, or by a court to have (a) committed a wilful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency; or (b) breached a fiduciary duty involving personal profit; or (4) has been nominated by a person who would be disqualified from serving as a director under (1), (2) or (3).


         In addition to discouraging a takeover attempt which a majority of our ^ stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult.


         Authorized but Unissued Shares of Capital Stock. Following the stock offering, SE Financial Corp. will have authorized but unissued shares of preferred stock and common stock. See Description of Capital Stock on page ___. These shares could be used by the Board of Directors to make it more difficult or to discourage an attempt to obtain control of SE Financial Corp. through a merger, tender offer, proxy contest or otherwise.


         Special Meetings of Stockholders. SE Financial Corp.'s articles of incorporation provide that special meetings of stockholders may be called only by SE Financial Corp.'s ^ Board of Directors, except as provided by Pennsylvania law.


         Prohibition on Cumulative Voting. SE Financial Corp.'s articles of incorporation provide that there will not be cumulative voting by stockholders for the election of SE Financial Corp.'s directors. This could prevent minority stockholder representation on SE Financial Corp.'s Board of Directors.

         Restrictions on Acquisition of Shares and Vote Sterilization. SE Financial Corp.'s articles of incorporation provide that for a period of five years from the date of completion of the conversion, no person may offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of SE Financial Corp. In addition, following the expiration of the five year prohibition on acquisition of shares, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote. This vote sterilization provision does not have an expiration date.

         Procedures for Stockholder Nominations. SE Financial Corp.'s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of SE Financial Corp. at least 60 days before the anniversary date of the prior year's annual meeting. The bylaws further provide that the Board of Directors may reject any nominations or proposals for new business that do not follow the prescribed procedures. Management believes that it is in the best interests of SE Financial Corp. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

         Procedures for Business Combinations. Our articles of incorporation prohibit any merger, consolidation, sale, liquidation, or dissolution (each, a business combination) of SE Financial Corp. with any "interested stockholder" for a period of five years following the interested stockholder's stock acquisition date unless the business combination is approved by a two-thirds vote of the Board prior to the stock acquisition date. An interested stockholder is any person who, directly or indirectly, has the right to vote or to sell 10% or more of the outstanding shares. Affiliates and associates of an interested shareholder are also considered to be interested shareholders.

         In addition, our articles of incorporation require that at least one of the following conditions be met to engage in a business combination with an interested stockholder: (i) approval by a vote of two-thirds of the Board prior to the interested stockholder's stock acquisition date and thereafter approved by stockholders; (ii) approval by the affirmative vote of the holders of at least 80% of the voting shares not beneficially owned by that interested stockholder at a meeting called for such purpose; or (iii) satisfaction of certain minimum price conditions, as set forth in our articles of incorporation.

         In addition to the interested shareholder restrictions, our articles of incorporation also require the affirmative vote of at least 80% of the outstanding shares in order for us to enter into any merger, consolidation, sale, liquidation, or dissolution of us, unless the transaction is approved by two-thirds of our Board of Directors.

         Amendment to Articles of Incorporation and Bylaws. Amendments to our articles of incorporation must be approved by our Board of Directors and also by the holders of a majority of the shares. Approval by at least 80% of the shares is required to amend provisions relating to preemptive rights; stockholder meetings; cumulative voting; proxies; stockholder proposals and nominations; directors; removal of directors; restrictions on the acquisition and voting of more than 10% of the common stock; approval of business combinations with interested stockholders; directors' and officers' liability; and indemnification of officers and directors; amendment of the bylaws; and amendment of the articles of incorporation.

         Our bylaws may be amended by a two-thirds vote of our Board of Directors or by the holders of at least 80% of the shares.

                          DESCRIPTION OF CAPITAL STOCK

         SE Financial Corp. is authorized to issue 8,000,000 shares of common stock, par value $0.10 per share and 2,000,000 shares of serial preferred stock, no par value. Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. The Board of Directors can, without stockholder approval, issue additional shares of common stock.

Common Stock

         Distributions. SE Financial Corp. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations that are imposed by law. See Dividend Policy on page __. The holders of common stock of SE Financial Corp. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of SE Financial Corp. out of funds legally available therefor. If SE Financial Corp. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock will possess exclusive voting rights in SE Financial Corp. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote and will not have any right to cumulate votes in the election of directors.


         Liquidation Rights. In the event of any liquidation, dissolution, or winding-up of SE Financial Corp., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of SE Financial Corp. (including all debts and liabilities of St. Edmond's Federal Savings Bank and distribution of the balance in the special liquidation account of St. Edmond's Federal Savings Bank to eligible account ^ holders), all assets of SE Financial Corp. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.


         Preemptive Rights; Redemption. Because the holders of the common stock do not have any preemptive rights with respect to any shares SE Financial Corp. may issue, the Board of Directors may sell shares of capital stock of SE Financial Corp. without first offering such shares to existing stockholders. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 2,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the conversion and federal and state taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. Certain legal matters will be passed upon for Sandler O'Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

                                     EXPERTS

         The consolidated financial statements of St. Edmond's Federal Savings Bank at October 31, 2003 and 2002 and for each of the years in the two year period ended October 31, 2003 have been included in this prospectus in reliance upon the report of S.R. Snodgrass, A.C., Wexford, Pennsylvania, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         FinPro, Inc. has consented to the publication in this document of a summary of its letter to St. Edmond's Federal Savings Bank setting forth its conclusion as to the estimated pro forma market value of the Bank and has also consented to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         Our common stock will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the Securities and Exchange Commission under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the informational requirements of the Exchange Act and must file reports and other information with the Securities and Exchange Commission.

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this document does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration materials can be obtained from the Securities and Exchange Commission at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including SE Financial Corp., that file electronically with the Securities and Exchange Commission. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions, and each statement is qualified by reference to the complete contract or document.

         The Bank has filed an application for conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. That information can be examined without charge at the public reference facilities of the Office of Thrift Supervision located at 1700 G Street, N.W., Washington, D.C. 20552.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                        ST. EDMOND'S FEDERAL SAVINGS BANK



Independent Auditor's Report                                                 F-1

Consolidated Balance Sheet                                                   F-2

Consolidated Statement of Income                                             F-3

Consolidated Statement of Changes in Retained Earnings                       F-4

Consolidated Statement of Cash Flows                                         F-5

Notes to the Consolidated Financial Statements                               F-6



         Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

         Separate financial statements for SE Financial Corp. have not been included in this prospectus because SE Financial Corp., which has engaged in only organizational activities to date, has no significant assets, contingent or other liabilities, revenues, expenses or earnings per share.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------



Board of Directors
St. Edmond's Federal Savings Bank

We have audited the accompanying consolidated balance sheet of St. Edmond's Federal Savings Bank and Subsidiary as of October 31, 2003 and 2002, and the related consolidated statements of income, changes in retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Edmond's Federal Savings Bank and Subsidiary as of October 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ S.R. Snodgrass, A.C.


Wexford, PA
December 12, 2003

                ST. EDMOND'S FEDERAL SAVINGS BANK AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                                                       October 31,
                                                                    2003            2002
                                                               ------------    ------------
ASSETS
     Cash and due from banks                                   $    675,001    $  4,343,329
     Interest-bearing deposits with other institutions            5,628,890       2,957,378
                                                               ------------    ------------

         Cash and cash equivalents                                6,303,891       7,300,707

     Certificates of deposit in other financial institutions        183,483         178,744
     Investment securities available for sale                    27,337,238      23,491,988
     Loans receivable (net of allowance for loan losses
        of $262,561 and $266,700)                                50,729,660      51,689,179
     Accrued interest receivable                                    482,538         495,369
     Federal Home Loan Bank stock                                   735,000         642,100
     Real estate owned                                               38,881          25,000
     Premises and equipment, net                                  1,148,993       1,124,397
     Other assets                                                   407,622         313,669
                                                               ------------    ------------

             TOTAL ASSETS                                      $ 87,367,306    $ 85,261,153
                                                               ============    ============

LIABILITIES AND RETAINED EARNINGS
     Deposits                                                  $ 72,272,834    $ 70,015,110
     Federal Home Loan Bank borrowings                            6,637,204       6,694,342
     Advances by borrowers for taxes and insurance                  477,386         565,950
     Accrued interest payable                                        49,703          74,126
     Other liabilities                                              258,521         524,734
                                                               ------------    ------------

             TOTAL LIABILITIES                                   79,695,648      77,874,262
                                                               ------------    ------------

     Commitments and contingencies (Note 9)

     Retained earnings - substantially restricted                 7,755,558       7,199,733
     Accumulated other comprehensive income (loss)                  (83,900)        187,158
                                                               ------------    ------------

             TOTAL RETAINED EARNINGS                              7,671,658       7,386,891
                                                               ------------    ------------

             TOTAL LIABILITIES AND RETAINED EARNINGS           $ 87,367,306    $ 85,261,153
                                                               ============    ============

See accompanying notes to the consolidated financial statements.

                ST. EDMOND'S FEDERAL SAVINGS BANK AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME

                                                         Year Ended October 31,
                                                           2003          2002
                                                        -----------  -----------
INTEREST AND DIVIDEND INCOME
     Loans receivable                                   $ 3,934,009  $ 4,649,646
     Investment securities:
       Taxable                                            1,034,380    1,075,990
       Exempt from federal income tax                        76,690       18,502
     Interest-bearing deposits with other institutions       57,321       67,672
     Other dividend income                                   17,589       25,678
                                                        -----------  -----------
             Total interest and dividend income           5,119,989    5,837,488
                                                        -----------  -----------

INTEREST EXPENSE
     Deposits                                             2,227,809    2,705,330
     Federal Home Loan Bank borrowings                      221,872      294,229
                                                        -----------  -----------
             Total interest expense                       2,449,681    2,999,559
                                                        -----------  -----------

NET INTEREST INCOME                                       2,670,308    2,837,929
Provision for loan losses                                    33,000       25,000
                                                        -----------  -----------

NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES                                      2,637,308    2,812,929
                                                        -----------  -----------

NONINTEREST INCOME
     Service fees on deposit accounts                       319,052      302,872
     Other                                                   66,780       62,479
                                                        -----------  -----------
             Total noninterest income                       385,832      365,351
                                                        -----------  -----------

NONINTEREST EXPENSE
     Compensation and employee benefits                   1,094,923    1,164,884
     Occupancy and equipment                                271,647      387,215
     Real estate operations, net                             15,377      (59,119)
     Federal deposit insurance premiums                      44,859       74,234
     Data processing expense                                296,342      289,646
     Professional fees                                       96,465       76,934
     Other                                                  357,717      351,703
                                                        -----------  -----------
             Total noninterest expense                    2,177,330    2,285,497
                                                        -----------  -----------

Income before income taxes                                  845,810      892,783
Income taxes                                                289,985      363,999
                                                        -----------  -----------

NET INCOME                                              $   555,825  $   528,784
                                                        ===========  ===========

See accompanying notes to the consolidated financial statements.

                ST. EDMOND'S FEDERAL SAVINGS BANK AND SUBSIDIARY
             CONSOLIDATED STATEMENT OF CHANGES IN RETAINED EARNINGS

                                              Retained          Accumulated
                                             Earnings -            Other              Total
                                            Substantially       Comprehensive        Retained           Comprehensive
                                             Restricted        Income (Loss)         Earnings             Income
                                          ------------------  -----------------  -----------------   -----------------

Balance, October 31, 2001                 $   6,670,949       $     185,310      $  6,856,259


Net income                                      528,784                               528,784        $      528,784
Other comprehensive income:
    Unrealized gain on available
      for sale securities
      net of taxes of $1,267                                          1,848             1,848                 1,848
                                                                                                     -----------------
Comprehensive income                                                                                 $      530,632
                                          ------------------  -----------------  -----------------   =================

Balance, October 31, 2002                     7,199,733             187,158         7,386,891


Net income                                       55,825                               555,825        $      555,825
Other comprehensive income:
    Unrealized loss on available
      for sale securities
      net of tax benefit of $163,887                               (271,058)         (271,058)             (271,058)
                                                                                                     -----------------
Comprehensive income                                                                                 $      284,767
                                          ------------------  -----------------  -----------------   =================

Balance, October 31, 2003                 $   7,755,558        $    (83,900)     $  7,671,658
                                          ==================  =================  =================

See accompanying notes to the consolidated financial statements.

                ST. EDMOND'S FEDERAL SAVINGS BANK AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                               Year Ended October 31,
                                                                                2003            2002
                                                                            ------------    ------------

OPERATING ACTIVITIES
     Net income                                                             $    555,825    $    528,784
     Adjustments to reconcile net income to net cash provided
       by operating activities:
         Provision for loan losses                                                33,000          25,000
         Depreciation, amortization, and accretion                               167,784         172,683
         Deferred federal income taxes                                            77,339          25,571
         Decrease in accrued interest receivable                                  12,831          24,069
         Decrease in accrued interest payable                                    (24,423)        (43,296)
         Other, net                                                             (218,021)       (200,475)
                                                                            ------------    ------------
             Net cash provided by operating activities                           604,335         532,336
                                                                            ------------    ------------

INVESTING ACTIVITIES
     Investment securities available for sale:
         Proceeds from principal repayments and maturities                    15,076,499       8,751,548
         Purchases                                                           (19,541,205)    (15,372,142)
     Decrease in loans receivable, net                                           746,406       7,303,725
     Proceeds from sales of real estate acquired through
        foreclosure                                                              260,235         953,097
     Redemption (purchase) of Federal Home Loan Bank stock                       (92,900)         58,700
     Purchase of premises and equipment                                         (162,208)        (46,393)
                                                                            ------------    ------------
             Net cash provided by (used for) investing activities             (3,713,173)      1,648,535
                                                                            ------------    ------------

FINANCING ACTIVITIES
     Increase in deposits, net                                                 2,257,724       1,098,726
     Repayment of Federal Home Loan Bank borrowings                              (57,138)     (1,151,020)
     Decrease in advances by borrowers
        for taxes and insurance, net                                             (88,564)       (152,038)
                                                                            ------------    ------------
             Net cash provided by (used for) financing activities              2,112,022        (204,332)
                                                                            ------------    ------------

             Increase (decrease) in cash and cash equivalents                   (996,816)      1,976,539

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                 7,300,707       5,324,168
                                                                            ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $  6,303,891    $  7,300,707
                                                                            ============    ============

SUPPLEMENTAL CASH FLOW DISCLOSURES
     Cash paid:
         Interest                                                           $  2,474,104    $  3,042,855
         Income taxes                                                            317,717         405,160
     Noncash transactions:
         Transfers from loans to real estate acquired through foreclosure        312,813         660,169


See accompanying notes to the consolidated financial statements.

                ST. EDMOND'S FEDERAL SAVINGS BANK AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

St. Edmond's Federal Savings Bank (the "Bank") is a federally-chartered savings bank located in Philadelphia, Pennsylvania. The Bank's principal sources of revenue emanate from its investment securities portfolio, its portfolio of residential real estate, commercial, and consumer loans as well as a variety of deposit services offered to its customers through two offices located in Philadelphia County, Pennsylvania, and Gloucester County, New Jersey. The Bank is subject to regulation and supervision by the Office of Thrift Supervision.


The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, SE Investment Services Corp. ("Services Corp."), ^an inactive investment services and products provider. All intercompany transactions have been eliminated in consoli-dation. The investment in subsidiary on the Bank's financial statements is carried at the Bank's equity in the underlying net assets of the Services Corp.


The accounting principles followed by the Bank and the Services Corp. and the methods of applying these principles conform with accounting principles generally accepted in the United States of America and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and related revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities
---------------------

The Bank has classified investment securities, including mortgage-backed securities, as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for securities available for sale are reported as a separate component of retained earnings, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank ("FHLB") represents ownership in an institution that is wholly-owned by other financial institutions. This equity security is accounted for at cost and classified separately on the Consolidated Balance Sheet.

Loans Receivable
----------------

Loans are stated at the principal amount outstanding less the allowance for loan losses and net of deferred loan origination fees and costs. Interest on loans is recognized as income when earned on the accrual method.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of principal, interest, or both. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.


Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts over the contractual life of the related loans ^using the interest method.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses
-------------------------


The allowance for loan losses ^ is maintained at a level by management which represents the evaluation of known and inherent risks in the loan portfolio at the balance sheet date. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance is established through a provision which is charged to operations. ^Management's evaluation takes into consideration the risks inherent in the loan portfolio, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.


A commercial real estate loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homo-geneous loans that are to be collectively evaluated. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management. The Bank estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Impaired loans, or portions thereof, are charged off when it is determined that a realized loss has occurred. Until such time, an allowance is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all of the circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

Premises and Equipment
----------------------

Premises, leasehold improvements, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the useful lives of the related assets, which range from two to ten years for furniture, fixtures, and equipment and 30 to 31.5 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from three to five years. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Real Estate Owned
-----------------

Real estate owned acquired in settlement of foreclosed loans is carried at the lower of cost or fair value minus estimated costs to sell. Valuation allowances for estimated losses are provided when the carrying value of the real estate acquired exceeds fair value minus estimated costs to sell. Operating expenses of such properties, net of related income, are expensed in the period incurred.

Federal Income Taxes
--------------------

The Bank and subsidiary file a consolidated Federal income tax return. Deferred tax assets and liabilities are reflected based on the differences between the financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expense and benefit are based on the changes in the deferred tax assets or liabilities from period to period.

Cash and Cash Equivalents
-------------------------

The Bank has defined cash and cash equivalents as cash and due from banks and interest-bearing deposits with other institutions that have original maturities of less than 90 days.

Comprehensive Income
--------------------

The Bank is required to present comprehensive income and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of net unrealized holding gains (losses) on its available-for-sale securities portfolio. The Bank has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Retained Earnings.

Recent Accounting Pronouncements
--------------------------------

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which was effective November 1, 2002, did not have a material effect on the Bank's financial position or results of operations.

In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on the Bank's financial position or results of operations.

On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies -- regardless of the accounting method used -- by requiring that the data be presented more prominently and in a

--------------------------------------------

more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material effect on the Bank's financial position or results of operations.

In April, 2003, the FASB issued FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133. The amendments set forth in FAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in FAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. FAS No.149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to FAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on the Bank's financial position or results of operations.

In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instrument of nonpublic entities. These financial instrument are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The adoption of this statement has not and is not expected to have a material effect on the Bank's reported equity.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of

--------------------------------------------

that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Bank's financial position or results of operations.

In January, 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. In October, 2003, the FASB decided to defer to the fourth quarter from the third quarter the implementation date for Interpretation No. 46. This deferral only applies to variable interest entities that existed prior to February 1, 2003. The adoption of this interpretation has not and is not expected to have a material effect on the Bank's financial position or results of operations.

Reclassification of Comparative Amounts
---------------------------------------

Certain items previously reported have been reclassified to conform to the current year's reporting format. Such reclassifications did not affect net income or retained earnings.

2.       INVESTMENT SECURITIES

     The amortized cost and estimated market value of investment securities available for sale are summarized as follows:


                                                              2003
                                  -------------------------------------------------------
                                                    Gross           Gross      Estimated
                                    Amortized     Unrealized      Unrealized     Market
                                       Cost         Gains           Losses       Value
                                  -------------  --------------  -----------  -----------
Available for Sale
Fannie Mae                        $ 7,935,480   $    73,560   $   (26,103)   $ 7,982,937
Freddie Mac                         1,676,458        15,283        (3,668)     1,688,073
Government National Mortgage
  Association securities            1,229,529        32,871            --      1,262,400
                                  -----------   -----------   -----------    -----------
     Total mortgage-backed
       securities                  10,841,467       121,714       (29,771)    10,933,410

U.S. Government
  agency securities                13,721,409        40,534      (279,773)    13,482,170
Municipal securities                2,728,283        32,596       (20,369)     2,740,510
                                  -----------   -----------   -----------    -----------
          Total debt securities    27,291,159       194,844      (329,913)    27,156,090
Mutual funds                          180,706           442            --        181,148
                                  -----------   -----------   -----------    -----------
          Total                   $27,471,865   $   195,286   $  (329,913)   $27,337,238
                                  ===========   ===========   ===========    ===========



                                                              2002
                                  ---------------------------------------------------------
                                                      Gross           Gross      Estimated
                                    Amortized       Unrealized      Unrealized     Market
                                       Cost           Gains           Losses       Value
                                  -------------  --------------  -------------- -----------
Available for Sale
Fannie Mae                          $10,784,093    $   128,954   $   (22,809)   $10,890,238
Freddie Mac                           4,145,968         46,146       (14,870)     4,177,244
Government National Mortgage
  Association securities              2,394,363         60,735            --      2,455,098
                                    -----------    -----------   -----------    -----------
     Total mortgage-backed
       securities                    17,324,424        235,835       (37,679)    17,522,580
U.S. Government agency
  securities                          4,694,769      4,779,021        85,635        (1,383)
Municipal securities - tax-exempt       978,905      1,012,016        37,991        (4,880)
                                    -----------    -----------   -----------    -----------
     Total debt securities           22,998,098        359,461       (43,942)    23,313,617
Mutual funds                            178,371             --            --        178,371
                                    -----------    -----------   -----------    -----------

          Total                     $23,176,469    $   359,461   $   (43,942)   $23,491,988
                                    ===========    ===========   ===========    ===========



The amortized cost and estimated market value of debt securities at October 31, 2003, by contractual maturity, are shown below. Mortgaged-backed securities provide for periodic, generally monthly, payments of principal and interest and have contractual maturities ranging from five to thirty years. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  Estimated
                                               Amortized            Market
                                                  Cost              Value
                                            -----------------  -----------------

Due within one year                         $      9,004,443   $      8,832,416
Due after one year through five years              6,261,724          6,194,592
Due after five years through ten years             1,250,000          1,260,792
Due after ten years                               10,774,992         10,868,290
                                            -----------------  -----------------

          Total                             $     27,291,159   $     27,156,090
                                            =================  =================


Investment securities with amortized cost and estimated market values of $6,639,705 and $6,737,536 at October 31, 2003 and $7,812,955 and $7,957,073 at
October 31, 2002, were pledged to secure deposits and other purposes required by law.

3.       LOANS RECEIVABLE

Loans receivable consist of the following:

                                                              2003               2002
                                                        -----------------  -----------------
Mortgage loans:
     One-to-four family                                 $     36,149,150   $     37,809,477
     Multi-family                                                466,356          1,288,988
     Commercial                                                4,005,520          4,333,878
     Construction                                              1,416,030            150,701
                                                        -----------------  -----------------
                                                              42,037,056         43,583,044

Home equity loans                                              8,409,279          7,793,997
Loans on savings accounts                                        473,141            425,452
Other                                                            151,234            343,029
                                                        -----------------  -----------------
                                                              51,070,710         52,145,522
Less:
     Net deferred loan fees and unamortized premiums              78,489            189,643
     Allowance for loan losses                                   262,561            266,700
                                                        -----------------  -----------------

          Total                                         $     50,729,660   $     51,689,179
                                                        =================  =================

Mortgage loans serviced by the Bank for others amounted to $5,886,718 and $10,176,477 at October 31, 2003 and 2002, respectively.

The Bank's primary business activity is with customers located within its local trade area. Commercial, residential, and personal loans are granted. Approximately $10.9 million or 21.3 percent, and $12.7 million or 24.6 percent, of the loan portfolio at October 31, 2003 and 2002, respectively, was comprised of non owner-occupied rental property loan arrangements. In general, a substantial portion of the Bank's loan customers' abilities to honor their loan agreements is dependent upon the economic stability of the immediate trade area.

Activity in the allowance for loan losses for the years ended October 31 is summarized as follows:

                                                       2003               2002
                                                 -----------------  -----------------

     Balance, beginning of period                $        266,700   $        424,453
     Add:
          Provision charged to operations                  33,000             25,000
          Loan recoveries                                  10,124             14,899
                                                 -----------------  -----------------
                                                          309,824            464,352
     Less:
          Charge-offs                                      47,263            197,652
                                                 -----------------  -----------------

     Balance, end of period                      $        262,561   $        266,700
                                                 =================  =================

The Bank had nonaccrual loans of $155,168 and $385,782 at October 31, 2003 and 2002, respectively, which in management's opinion did not meet the definition of impaired. Interest income on loans would have been increased by approximately $15,000 and $23,000, respectively, if these loans had performed in accordance with their original terms.

At October 31, 2003 and 2002, respectively, the recorded investment in loans which were considered to be impaired was $214,672 and $157,301, of which all were nonaccrual. In addition, $16,453 and $41,517, for 2003 and 2002, respectively, of the related allowance for loan losses was allocated for impaired loans. The average recorded investment in impaired loans during the years ended October 31, 2003 and 2002, respectively, was $109,746 and $159,364. For the years ended October 31, 2003 and 2002, the Bank recognized interest income on impaired loans of $34,471 and $11,227, respectively.

In the normal course of business, loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors with aggregate loan balances in excess of $60,000 for the year ended October 31, 2003, is as follows:

                                        Amounts
        2002          Additions        Collected        2003
      ----------   ----------------   -----------    -----------

      $ 540,230       $       -       $  81,073      $ 459,157


4.       FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 70 basis points of the outstanding unused FHLB borrowing capacity and one twentieth of its outstanding FHLB borrowings, as calculated throughout the year.

5.      PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                               2003               2002
                                           ---------------  -----------------

     Land                                  $      150,000   $        150,000
     Buildings and leasehold improvements       1,309,924          1,295,555
     Furniture, fixtures, and equipment         1,502,128          1,354,476
                                           ---------------  -----------------
                                                2,962,052          2,800,031
     Less accumulated depreciation              1,813,059          1,675,634
                                           ---------------  -----------------

          Total                            $    1,148,993   $      1,124,397
                                           ===============  =================


Depreciation expense amounted to $137,612 and $207,795 for the years ended October 31, 2003 and 2002, respectively.

6.       DEPOSITS

Deposit accounts are summarized at October 31, as follows:

                                                2003                          2002
                                        -----------------------      -----------------------
                                        Amount              %             Amount         %
                                        --------------  -------      --------------  -------

Non interest-bearing demand             $   2,889,656      4.0  %    $   2,478,535      3.5 %
NOW accounts                                3,232,298      4.5           2,362,208      3.4
Money market deposit                        4,612,594      6.5           3,885,936      5.6
Savings                                     9,683,297     13.4           8,569,198     12.2
                                        --------------  -------      --------------  -------
                                           20,417,845     28.4          17,295,877     24.7
                                        --------------  -------      --------------  -------

Time certificates of deposit:
     0.90 - 2.00%                          13,400,400     18.5             100,578      0.1
     2.01 - 4.00%                          18,534,202     25.6          26,451,371     37.8
     4.01 - 6.00%                          18,953,245     26.2          24,926,897     35.6
     6.01 - 8.00%                             967,142      1.3           1,240,387      1.8
                                        --------------  -------      --------------  -------
                                           51,854,989     71.6          52,719,233     75.3
                                        --------------  -------      --------------  -------

               Total                    $  72,272,834    100.0  %    $  70,015,110    100.0 %
                                        ==============  =======      ==============  =======

The schedule maturities of time certificates of deposit as of October 31, 2003 are as follows:

Within one year                                     $  21,716,551
Beyond one year but within two years                    6,186,512
Beyond two years but within three years                 6,476,535
Beyond three years but within four years                6,562,823
Beyond four years but within five years                10,912,568
                                                    --------------

                                                    $  51,854,989
                                                    ==============


Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $9,083,688 and $8,992,436 at October 31, 2003 and 2002, respectively. ^Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of time certificates of deposit in denominations of $100,000 or more at October 31, 2003, are as follows:

  Within three months                                  1,579,498
  Three through six months                               777,973
  Six through twelve months                            1,395,465
  Over twelve months                                   5,330,752
                                                   --------------

                                                       9,083,688
                                                   ==============


Interest expense by deposit category is as follows:

                                                        2003           2002
                                                   --------------  -------------

NOW                                                $      36,174   $     38,586
Money market                                              80,146         97,340
Savings                                                  146,084        177,980
Time certificates of deposit                           1,965,405      2,391,424
                                                   --------------  -------------

      Total                                        $   2,227,809   $  2,705,330
                                                   ==============  =============


7.       FEDERAL HOME LOAN BANK BORROWINGS

The following tables set forth information concerning advances with the FHLB:


                                          Weighted        Stated
                           Maturity       average        interest           ^ At October 31,
       Description           Date      interest rate       rate            2003            2002
   ---------------------  -----------  ---------------   ---------     -------------   --------------

   Convertible             2/18/2010             5.91 %      5.91 %     $ 1,000,000      $ 1,000,000
   Fixed rate              8/20/2008             6.24        6.24         1,500,000        1,500,000
   Fixed rate amortizing   11/3/2005             6.47        6.47           137,204          194,342
   Line                    4/5/2004              1.31        1.31         4,000,000        4,000,000
                                                                        ------------   --------------

                                                                        $ 6,637,204      $ 6,694,342
                                                                        ===========      ===========


Maturities of ^ FHLB borrowings at October 31, are summarized as follows:

                           2003                              2002
                 -------------------------------   -----------------------------
   Year Ending                    Weighted-                         Weighted-
   October 31,       Amount      average Rate          Amount      average Rate
 --------------- ------------  -----------------   ------------  ---------------

       2003      $         -           -           $    57,138        2.04%
       2004        4,060,946        1.38%            4,060,946        6.47%
       2005           65,009        6.47%               65,009        6.47%
       2006           11,249        6.47%               11,249        6.47%
       2008        1,500,000        6.24%            1,500,000        6.24%
       2010        1,000,000        5.91%            1,000,000        5.91%
                 -----------                       -----------
                 $ 6,637,204        3.22%          $ 6,694,342        3.65%
                 ===========                       ===========

FHLB "RepoPlus" advances are short-term borrowings that mature within one year, bear a variable rate of interest that adjusts daily, and are not subject to prepayment penalties. The Bank has a maximum borrowing capacity of $58.8 million with the FHLB at October 31, 2003.

The Bank entered into a ten-year "Convertible Select" fixed commitment advance arrangement for $1,000,000 with the FHLB. Rates may be reset at the FHLB's discretion on a quarterly basis based on the three-month LIBOR rate. At each rate change the Bank may exercise a put option and satisfy the obligation without penalty.


All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encumbrances. In addition, the Bank has a maximum borrowing capacity of $58.8 million with the FHLB at October 31, 2003.


8.       INCOME TAXES

The provision for income taxes consists of:

                                                 2003                2002
                                            ----------------    ---------------
    Federal tax expense:
         Current                            $       151,955     $  263,429
         Deferred                                    77,339         25,571
                                            ----------------    ---------------
                                                    229,294        289,000
    State and local
         Current                                     60,691         74,999
                                            ----------------    ---------------

         Total                              $       289,985     $  363,999
                                            ================    ===============


The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, at October 31 are as follows:

                                                    2003             2002
                                               --------------   ---------------
Deferred tax assets:
    Allowance for loan losses                  $     84,674     $      79,728
    Allowance for REO losses                          6,100            23,710
    Premises and equipment                                -            26,362
    Nonaccrual interest                               6,627            16,630
    Net unrealized loss on securities                50,727                 -
                                               --------------   ---------------
         Total gross deferred tax assets            148,128           146,430
                                               --------------   ---------------

Deferred tax liabilities:
    Premises and equipment                            28,310                -
    Net unrealized gain on securities                      -          128,361
                                               --------------   ---------------
         Total gross deferred tax liabilities         28,310          128,361
                                               --------------   ---------------

         Net deferred tax assets               $     119,818    $      18,069
                                               ==============   ===============

No valuation allowance was established at October 31, 2003 and 2002, in view of the Bank's ability to carryback to taxes paid in previous years and certain tax strategies coupled with the anticipated future taxable income as evidenced by the Bank's earnings potential.

The reconciliation of the federal statutory rate and the Bank's effective income tax rate are as follows:

                                                2003                        2002
                                         ------------------------    --------------------
                                                           % of                    % of
                                                         Pre-tax                  Pre-tax
                                          Amount          Income      Amount      Income
                                         ---------   ------------    ---------   --------

Provision of statutory rate              $287,524         34.0 %    $303,546       34.0 %
State tax expense,
  net of federal tax                       40,056          4.7        49,499        5.5
Tax-exempt                                (22,322)        (2.7)       (5,415)      (0.6)
Other, net                                (15,273)        (1.8)       16,369        1.8
                                         ---------   ----------     ---------   --------
Actual tax expense and
  effective rate                         $289,985         34.2 %    $363,999       40.7 %
                                         =========   ==========     =========   ========


The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax that is calculated at 11.5 percent of earnings based on accounting principles generally accepted in the United States of America with certain adjustments.

9.       COMMITMENTS AND CONTINGENT LIABILITIES

Commitments
-----------

In the normal course of business, management makes various commitments which are not reflected in the accom-panying financial statements. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Bank minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements, as deemed necessary, in compliance with lending policy guidelines. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.

The off-balance sheet commitments were comprised of the following:

                                                  2003               2002
                                            -----------------  -----------------

     Commitments to extend credit           $      3,272,732   $      1,575,734


^Included above are fixed rate commitments of approximately $1,250,000 with interest rates ranging from 4.87 percent to 7.25 percent. The commitments outstanding at October 31, 2003, contractually mature in less than one year.


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit and loans approved but not yet funded. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Contingent Liabilities
----------------------

The Bank is involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Bank's financial position.

10.     EMPLOYEE BENEFITS

The Bank currently sponsors a 401(k) savings plan for substantially all employees and officers of the Bank. Under the terms of the plan, the Bank may match eligible employee contributions at the discretion of the Board of Directors not to exceed amounts allowable by law. All employees with at least one year of service who work over 1,000 hours per year are eligible to participate in the plan. The Bank contributes 100 percent of the first 4 percent of an employee's contribution and 50 percent of the next 2 percent, for a maximum match of 5 percent. Such matching contributions vest over a three-year period. The Bank made contributions of approximately $39,000 and $31,000 for the years ended October 31, 2003 and 2002, respectively.

11.      REGULATORY RESTRICTIONS

Regulatory Capital Requirements
-------------------------------

Federal regulations require the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Core capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.


As of October 31, 2003 and 2002, the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, Core capital, and Tangible equity capital ratios must be at least 10.0 percent, 6.0 percent, 5.0 percent, and 1.5 percent, respectively. ^Management believes, as of October 31, 2003, the Bank met all capital adequacy requirements to which they are subject.


The Bank's actual capital ratios are presented in the following tables, which show that the Bank met all regulatory capital requirements.

The following table reconciles the Bank's capital under accounting principles generally accepted in the United States of America to regulatory capital.


                                                        2003           2002
                                                    -------------  -----------

     Total retained earnings                          $7,671,658   $7,386,891
     Accumulated other comprehensive (income) loss        83,900     (187,158)
                                                      -----------  -----------

     Tier I, core, and tangible capital                7,755,558    7,199,733

     Allowance for loan losses                       ^   246,108  ^   225,183
                                                      -----------  -----------

     Total risk-based capital                        ^$8,001,666  ^$7,424,916
                                                      ===========  ===========

Regulatory Capital Requirements
-------------------------------

The Bank's actual capital ratios are presented in the following table:

                                                2003                            2002
                                     ---------------------------     --------------------------
                                        Amount          Ratio           Amount         Ratio
                                     --------------  -----------     -------------   ----------

Total Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                              ^$ 8,001,666         21.0 %      ^$ 7,424,916     ^  20.6 %
For Capital Adequacy Purposes          3,049,680          8.0           2,878,000         8.0
To Be Well Capitalized                 3,812,100         10.0           3,597,500        10.0

Tier I Capital
  (to Risk-weighted Assets)
  -------------------------

Actual                               $ 7,755,558         20.3 %       $ 7,199,733        20.0 %
For Capital Adequacy Purposes          1,524,840          4.0           1,439,000         4.0
To Be Well Capitalized                 2,287,260          6.0           2,158,500         6.0

Core Capital
  (to Adjusted Assets)
  --------------------

Actual                               $ 7,755,558          8.9 %       $ 7,199,733         8.4 %
For Capital Adequacy Purposes          3,500,132          4.0           3,423,067         4.0
To Be Well Capitalized                 4,375,165          5.0           4,278,834         5.0

Tangible Capital
  (to Adjusted Assets)
  --------------------

Actual                               $ 7,755,558          8.9 %       $ 7,199,733         8.4 %
For Capital Adequacy Purposes          1,312,550          1.5           1,283,650         1.5
To Be Well Capitalized                       N/A          N/A                 N/A         N/A


12.      FAIR VALUE DISCLOSURE

The estimated fair values of the Bank's financial instruments are as follows:

                                                          2003                           2002
                                              ----------------------------  -----------------------------
                                                 Carrying         Fair          Carrying        Fair
                                                  Value           Value           Value         Value
                                              -------------   -------------  --------------  ------------
Financial assets:
     Cash and cash equivalents                $  6,303,891       6,303,891    $  7,300,707     7,300,707
     Cerfiticates of deposit in other
       financial institutions                      183,483         184,000         178,744       179,000
     Investment Securities
        Available for sale                      27,337,238      27,337,238      23,491,988    23,491,988
     Net loans receivable                       50,729,660      53,767,557      51,689,179    54,832,889
     Accrued interest receivable                   482,538         482,538         495,369       495,369
     Federal Home Loan Bank stock                  735,000         735,000         642,100       642,100

Financial liabilities:
     Deposits                                   72,272,834      73,962,039      70,015,110    72,923,517
     Federal Home Loan Bank borrowings           6,637,204       6,977,845       6,694,342     6,978,145
     Accrued interest payable                       49,703          49,703          74,126        74,126


Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not
considered  financial  instruments,   the  estimated  fair  value  of  financial
instruments would not represent the full value of the Bank.

The Bank employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents,  Accrued Interest Receivable,  Federal Home Loan Bank
--------------------------------------------------------------------------------
Stock, and Accrued Interest Payable
-----------------------------------

The fair value is equal to the current carrying value.

Investment Securities Available for Sale
----------------------------------------

The fair value of investment securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans Receivable, Certificates of Deposit in other Financial Institutions, Deposits, and Federal Home Loan Bank Borrowings

The fair value for loans is estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for certificates of deposit in other financial institutions, time deposits, and Federal Home Loan Bank borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for products of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 9.

14.      PLAN OF CONVERSION

On January 15, 2004, the Board of Directors of the Bank, subject to regulatory approval, ratified a Plan of Conversion (the "Plan") to convert from a federally chartered mutual savings institituion to a federally chartered stock savings institution. The Bank will become a wholly-owned subsidiary of a concurrently formed holding company. The plan provides that the holding company will offer nontransferable subscription rights to purchase common stock of the holding company. The rights will be offered first to eligible account holders, the tax-qualified employee stock benefit ^plans, and other members. Any shares remaining may then be offered to the general public.

The Plan provides for the establishment, upon completion of the conversion, of a special "liquidation account" in an amount equal to the Bank's net worth as of the latest practicable date prior to the conversion. This account is for the benefit of eligible account holders ^in the event of liquidation of the Bank. The interest as to each deposit account will be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance of all deposit account of eligible account ^holders on the qualifying dates. The liquidation account will be reduced in a proportionate amount if the amount in any deposit account on any annual closing date is less that it was on the respective qualifying dates. The liquidation account will not be increased despite any increase in a deposit account after the respective qualifying dates.


The regulations of the OTS prohibit the Bank from declaring or paying a cash dividend if the effect thereof would cause the Bank's regulatory capital to be reduced below either the amount required for the liquidation account or the federal regulatory capital requirement in section 567.2 of the Rules and Regulations of the OTS.


Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of October 31, 2003, there were no costs associated with the conversion.

You should rely only on the information contained in this document or to that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of SE Financial Corp. and its subsidiaries may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.





                            (SE Financial Corp. logo)


                               SE Financial Corp.
        (Proposed Holding Company for St. Edmond's Federal Savings Bank)



                     Up to 2,012,500 Shares of Common Stock
                 (Subject to Increase to up to 2,314,375 Shares)



                        --------------------------------

                                   PROSPECTUS

                        --------------------------------



                        Sandler O'Neill & Partners, L.P.


                                 March __, 2004



Until the later of _____________, 2004, or 90 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of the dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.          Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

                   1       Form of Agency Agreement with Sandler O'Neill & Partners, L.P.
                   2       Plan of Conversion of SE Financial Corp.
                   3(i)    Articles of Incorporation of SE Financial Corp.*
                   3(ii)   Bylaws of SE Financial Corp.*
                   4       Specimen  Stock Certificate of SE Financial Corp.*
                   5       Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered*
                   8.1     Federal  Tax Opinion of Malizia Spidi & Fisch, PC
                   8.2     State Tax Opinion of Malizia Spidi & Fisch, PC*
                  10.1     Executive Life Insurance Plan
                  10.2     Form of Director Incentive Retirement Plan
                  10.3     Form of Executive Officer Incentive Retirement Plan
                  21       Subsidiaries*
                  23.1     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits 5, 8.1 and 8.2)
                  23.2     Consent of S.R. Snodgrass, A.C.
                  23.3     Consent of FinPro, Inc.
                  24       Power of Attorney (reference is made to the signature page)
                  99.1     Stock Order Form
                  99.2     Marketing Materials
                  99.3     Opinion of FinPro, Inc. as to the value of subscription rights*
                  99.4     Conversion Valuation Appraisal Report prepared by FinPro, Inc.
         ----------------
         *        Previously filed.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Philadelphia, Pennsylvania, on March 1, 2004.

                                           SE FINANCIAL CORP.

                                      By:  /s/ Frank S. DePaolo
                                           -------------------------------------
                                           Frank S. DePaolo
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of March 1, 2004.


/s/ Frank S. DePaolo                             /s/ Marcy C. Panzer*
-----------------------------------------        -------------------------------
Frank S. DePaolo                                 Marcy C. Panzer
President and Chief Executive Officer            Chairman of the Board
(Principal Executive Officer)

/s/ Gilbert Barsky*                              /s/ Samuel Barsky*
-----------------------------------------        -------------------------------
Gilbert Barsky                                   Samuel Barsky
Director                                         Director

                                                 /s/ Andrew A. Hines*
-----------------------------------------        -------------------------------
P. Charles DeRita                                Andrew A. Hines
Director                                         Director

                                                 /s/ Megan L. Mahoney*
-----------------------------------------        -------------------------------
Ben Kovnat                                       Megan L. Mahoney
Director                                         Director

/s/ J. William Parker, Jr.*
-----------------------------------------        -------------------------------
J. William Parker, Jr.                           Nicholas M. Renzi
Director                                         Director

/s/ William F. Saldutti, III*
-----------------------------------------        -------------------------------
William F. Saldutti, III                         Susanne Spinell Shuster
Director                                         Director

/s/ Joseph Sidebotham, Sr.
-----------------------------------------
Joseph Sidebotham, Sr.
Executive Vice President, Chief Financial Officer and Controller
(Principal Accounting and Financial Officer)


* Signed pursuant to a Power of Attorney.


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